UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

KANBAY INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KANBAY INTERNATIONAL, INC.
6400 Shafer Court, Suite 100
Rosemont, Illinois 60018

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

January 10, 2007

Dear Kanbay Stockholder:

You are cordially invited to attend a special meeting of stockholders of Kanbay International, Inc. (also referred to as “Kanbay,” the “Company” or “we”) to be held at 9:00 a.m., Central Standard Time, on Thursday, February 8, 2007, at 6400 Shafer Court, Suite 100, Rosemont, Illinois 60018.

The purpose of the special meeting is for you to consider and vote upon a proposal to approve and adopt the merger agreement we entered into on October 26, 2006 with Cap Gemini SA (also referred to as “Cap Gemini”) and its indirect wholly owned subsidiary, Capgemini Financial Services, Inc. (also referred to as “Merger Sub”) and approve the merger contemplated by the merger agreement. We are also asking that you grant the authority to vote your shares to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of the approval and adoption of the merger agreement and the approval of the merger at the time of the special meeting.

If the merger is completed, Merger Sub will merge with and into Kanbay, and each of your outstanding shares of Kanbay’s common stock will be automatically cancelled and converted into the right to receive $29.00 in cash, without interest. If the merger is completed, Kanbay will become a wholly owned subsidiary of Cap Gemini.

AFTER CAREFUL CONSIDERATION, OUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF, AND THAT THE MERGER AGREEMENT IS FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF, KANBAY AND OUR STOCKHOLDERS. ACCORDINGLY, OUR BOARD OF DIRECTORS, BY THE UNANIMOUS VOTE OF ALL DIRECTORS PRESENT AND VOTING, HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND FOR APPROVAL OF THE MERGER AND “FOR” THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

Your vote is very important, regardless of the number of shares you own. We cannot complete the merger unless the merger agreement is adopted and approved and the merger is approved by holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting. The obligations of Kanbay and Cap Gemini to complete the merger are also subject to the satisfaction or waiver of several other conditions to the merger, including receiving any necessary approval from regulatory agencies.

Whether or not you plan to be present at the special meeting, please complete, sign, date and return the enclosed proxy card in the prepaid envelope, or grant your proxy electronically over the Internet or by phone, to assure your shares will be represented at the special meeting. If you sign, date and send your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the adoption and approval of the merger agreement and approval of the merger and “FOR” the proposal to adjourn or postpone the special meeting to solicit additional proxies, provided that no proxy that is specifically marked “AGAINST” the proposal to adopt and approve the merger agreement and approve the merger will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

If your shares are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or nominee how to vote in accordance with the voting instruction form furnished by your broker, bank or nominee. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting against the adoption and approval of the merger agreement and the approval of the merger. Only stockholders who owned shares of Kanbay common stock at the close of business on January 9, 2007, the record date for the special meeting, will be entitled to vote at the special meeting.

The enclosed proxy statement provides you with detailed information about the proposed merger and related matters. We urge you to read the proxy statement carefully, including the annexes. If the merger agreement is approved and adopted and the merger is completed, you will be sent written instructions from American Stock Transfer & Trust Company, the exchange agent for the merger, for exchanging your Kanbay common stock certificates for your cash payment. If you hold shares of our common stock, please do not send us your certificates until you receive these instructions.

If you have any questions about the merger or need assistance voting your shares, please contact Georgeson, Inc., which is assisting us as the proxy solicitation agent and information agent in connection with the merger, toll-free at (866) 425-7924.

I enthusiastically support this transaction and join the other members of our board of directors in recommending that you vote for the adoption and approval of the merger agreement and the approval of the merger contemplated by the merger agreement. On behalf of our board of directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,
/s/ Raymond J. Spencer
Raymond J. Spencer
Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated January 10, 2007, and is first being mailed to stockholders on or about January 12, 2007.

KANBAY INTERNATIONAL, INC.
6400 Shafer Court, Suite 100
Rosemont, Illinois 60018

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held on Thursday, February 8, 2007

January 10, 2007

Dear Kanbay Stockholder:

We are notifying you that a special meeting of stockholders of Kanbay International, Inc. will be held at 9:00 a.m., Central Standard Time, on Thursday, February 8, 2007 at 6400 Shafer Court, Suite 100, Rosemont, Illinois 60018, for the following purposes:

1.                To consider and vote upon a proposal to approve and adopt the merger agreement dated as of October 26, 2006 by and among Kanbay International, Inc., Cap Gemini SA and Capgemini Financial Services, Inc., an indirect wholly owned subsidiary of Cap Gemini SA, and approve the merger contemplated by the merger agreement;

2.                To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement and approve the merger; and

3.                To transact other business properly coming before the special meeting or any adjournments or postponements thereof.

Our board of directors, by the unanimous vote of all directors present and voting, has approved and adopted the merger agreement and recommends that you vote “FOR” the adoption and approval of the merger agreement and approval of the merger and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Under applicable Delaware law, if you do not vote in favor of the approval and adoption of the merger agreement, you will have the right to seek appraisal of the fair value of your shares if the merger is completed. See “The Merger—Appraisal Rights” beginning on page 46 and Annex C to the accompanying proxy statement.

Only stockholders of record as of the close of business on January 9, 2007 are entitled to receive notice of and to vote at the special meeting and any postponements or adjournments of the special meeting. A complete list of these stockholders will be available for inspection at our principal executive offices for ten days prior to the special meeting during ordinary business hours for any purpose germane to the special meeting and will also be available at the special meeting.

Your vote is very important.   Whether or not you plan to attend the special meeting in person, please submit your proxy as soon as possible. You can vote your shares prior to the special meeting (1) by mail with the enclosed proxy card, in accordance with the instructions on the proxy card, (2) by telephone by calling the toll-free number that appears on the enclosed proxy card and following the instructions given, or (3) by means of the Internet, by following the Internet voting instructions provided on the enclosed proxy card. You can also vote your shares by attending the meeting and voting in person.

If you do not vote in person, submit the proxy, vote your shares electronically via the Internet or by telephone, or instruct your broker on how to vote at the special meeting, the effect will be the same as a vote against the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. You can revoke your proxy at any time before it is voted at the special meeting by delivery of a properly completed and executed, later-dated proxy card or telephone or Internet vote or by voting in person by ballot at the special meeting. If you hold your shares through a brokerage firm, bank or other nominee, you should follow the instructions of your brokerage firm, bank or other nominee regarding revocation of proxies.

For more information about the merger described above and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the merger agreement attached to it as Annex A.

By Order of the Board of Directors,
/s/ Robert A. Williams
Robert A. Williams
Secretary

ii

ANNEXES

Annex A	—	Agreement and Plan of Merger dated as of October 26, 2006 by and among Cap Gemini SA, Capgemini Financial Services, Inc. and Kanbay International, Inc.	A-1
Annex B	—	Opinion of UBS Securities LLC	B-1
Annex C	—	Section 262 of the General Corporation Law of the State of Delaware	C-1

iii

I.      QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers address briefly some questions you may have regarding the proposed merger and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder of Kanbay International, Inc. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:    Why am I receiving this proxy statement?

A:     We have entered into a merger agreement with Cap Gemini SA and Capgemini Financial Services, Inc. Upon the completion of the merger contemplated by the merger agreement, we will become an indirect wholly owned subsidiary of Cap Gemini and our common stock will no longer be listed on the NASDAQ Global Select Market. A copy of the merger agreement is attached to this proxy statement as Annex A.

In order to complete the merger, our stockholders must vote to approve and adopt the merger agreement and approve the merger. Our board of directors is providing this proxy statement to give you information for use in determining how to vote on the proposals submitted to the stockholders at the special meeting. We urge you to read this proxy statement and the attached annexes carefully and in their entirety. The enclosed proxy card and voting instructions allow you, as our stockholder, to vote your shares without attending the special meeting.

Your vote is very important. We encourage you to vote as soon as possible.

Q:    As a stockholder, what will I be entitled to receive in the merger?

A:     Upon the completion of the merger, you will receive $29.00 in cash, without interest and less any applicable withholding tax, for each share of common stock that you own. For example, if you own 100 shares of common stock, you will receive $2,900 in cash, less any applicable withholding tax, in exchange for these shares.

Q:    What will happen to outstanding stock options in the merger?

A:     At the effective time of the merger, each outstanding option to purchase shares of our common stock that is vested as of the effective time of the merger, or that becomes vested under the terms of the merger agreement, will terminate in its entirety, and the holder of such options will be entitled to receive an amount of cash equal to the product of (i) the number of shares of our common stock as to which such option is exercisable at the effective time of the merger and (ii) the excess, if any, of $29.00 over the per share exercise price of such option.

At the effective time of the merger, each outstanding option to purchase shares of our common stock that is unvested as of the effective time of the merger will be converted into the right to receive from Cap Gemini or any of its subsidiaries after the effective time of the merger an amount of cash equal to the product of (x) the number of shares of our common stock as to which such option would have become vested and exercisable and (y) the excess, if any, of $29.00 over the per share exercise price of such option. Any holder of such unvested stock options will be entitled to receive such amount at the time that such stock options would have vested under the relevant plan and agreement, subject to certain conditions. A more complete description of the treatment of stock options under the merger agreement is contained in this proxy statement under the caption “The Merger Agreement—Treatment of Other Equity Securities—Company Options” on page 51.

Q:    What will happen to outstanding restricted stock in the merger?

A:     At the effective time of the merger, each share of our common stock previously issued pursuant to a restricted stock grant that is unvested and outstanding as of the effective time of the merger will be converted into the right to receive from Cap Gemini or any of its subsidiaries after the effective time of the merger an amount of cash equal to $29.00 per share. Any holder of such restricted stock shall be entitled to receive such amount at the time that such restricted stock would have vested under the relevant plan and agreement, subject to certain conditions. A more complete description of the treatment of restricted stock pursuant to the merger agreement is contained in this proxy statement under the caption “The Merger Agreement—Treatment of Other Equity Securities—Restricted Stock” on page 51.

Q:    How does the board of directors recommend that I vote?

A:     Our board of directors, by the unanimous vote of all directors present and voting, recommends that you vote “FOR” the proposal to approve and adopt the merger agreement and approve the merger and “FOR” the proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies, if necessary or appropriate.

Q:    Why is our board of directors recommending that I vote “FOR” the proposal to approve and adopt the merger agreement and approve the merger?

A:     Our board of directors carefully reviewed and considered the terms and conditions of the merger agreement and proposed merger. Based on this review, our board of directors determined that the merger is advisable, fair to and in the best interests of us and our stockholders. In reaching its decision to approve and adopt the merger agreement and to recommend the approval and adoption of the merger agreement by our stockholders, our board of directors consulted with our management, as well as our legal and financial advisors, and considered the terms of the merger agreement and the transactions contemplated by the merger agreement. Our board of directors also considered each of the items set forth on pages 29 through 31 under “The Merger—Recommendation of Our Board of Directors; Our Reasons for the Merger.”

Q:    What vote of our stockholders is required to approve and adopt the merger agreement and approve the merger, and what vote is required to adjourn or postpone the meeting?

A:     Approval of the proposal to approve and adopt the merger agreement and approve the merger requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Approval of the proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies, if necessary or appropriate, requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting, who are present in person or represented by proxy at the special meeting.

Q:    Will the approval of the stockholders of Cap Gemini or any of its subsidiaries need to be obtained to complete the merger?

A:     No. Only the approval of Capgemini North America, Inc. (or “Capgemini NA”), a wholly owned subsidiary of Cap Gemini, as the sole stockholder of Merger Sub is required to complete the merger, which approval has already been obtained.

Q:    When do you expect the merger to be completed?

A:     We are working toward completing the merger as quickly as possible and, assuming the holders of at least a majority of the outstanding shares entitled to vote approve and adopt the merger agreement and approve the merger, we expect to complete the merger in the first quarter of 2007. In addition to obtaining stockholder approval, we must satisfy all other closing conditions, including the receipt of any necessary regulatory approvals. See “The Merger Agreement—Conditions to Completion of the Merger” on page 60. We cannot assure you that all conditions to the merger will be satisfied or, if satisfied, of the date by which they will be satisfied.

Q:    Is the merger contingent upon Cap Gemini obtaining financing?

A:     No. The completion of the merger is not contingent upon Cap Gemini, Capgemini NA or Merger Sub obtaining financing.

Q:    Is the merger contingent upon the satisfaction of other conditions?

A:     Yes. The completion of the merger is subject to the satisfaction or waiver of a number of conditions, including:

•  the approval and adoption of the merger agreement by our stockholders;

•  the receipt of any necessary governmental approvals for the merger and the absence of any governmental orders against the merger;

•  the expiration or termination of the applicable waiting period under U.S. antitrust laws; and

•  the absence of a material adverse effect on us, the definition of which is described in this proxy statement under the heading “The Merger Agreement—Definition of Material Adverse Effect” beginning on page 56.

In addition, each party’s obligation to complete the merger is subject to the accuracy of the representations and warranties of the other party and material compliance of the other party with its covenants. We cannot assure you that all of these conditions will be satisfied. A more complete description of the conditions to complete the merger is contained in this proxy statement under the caption “The Merger Agreement—Conditions to Completion of the Merger” on page 60.

Q:    When and where is the special meeting?

A:     The special meeting of stockholders will take place at 6400 Shafer Court, Suite 100, Rosemont, Illinois 60018 on Thursday, February 8, 2007, at 9:00 a.m., Central Standard Time.

Q:    Who can vote or submit a proxy to vote and attend the special meeting?

A:     All stockholders of record as of the close of business on January 9, 2007, the record date for the special meeting, are entitled to receive notice of and to attend and vote or submit a proxy to vote at the special meeting. If you want to attend the special meeting and your shares are held in an account at a brokerage firm, bank or other nominee, you will need to bring to the special meeting a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date.

Q:    How many votes am I entitled to cast for each share of common stock I own?

A:     For each share of our common stock that you owned on January 9, 2007, the record date for the special meeting, you are entitled to cast one vote on each matter voted upon at the special meeting.

Q:    What matters will be voted on at the special meeting?

A:     You will vote on a proposal to approve and adopt the merger agreement and approve the merger and a proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies, if necessary or appropriate.

Q:    I don’t hold a significant number of shares of Kanbay common stock; do I still need to vote my shares?

A:     Yes. We have thousands of stockholders, and because we need a majority of all of our outstanding shares of common stock to approve the merger, your vote is important.

Q:    How do I vote?

A:     You may vote in person at the special meeting or you may vote by proxy. You may attend the special meeting and vote your shares in person, regardless of whether you sign and return your proxy card prior to the special meeting. Admission to the meeting will be on a first-come, first-served basis and an admission ticket and photo identification will be required to enter the meeting. If you are a stockholder of record, you will find an admission ticket attached to the proxy card sent to you. If your shares are held in “street name” through a broker or bank, you will find an admission ticket enclosed with the proxy card sent to you by your bank or broker. In the event you have not received an admission ticket, you can obtain an admission ticket in advance by sending a written request to your bank or broker, or you may present yourself at the meeting along with such proof of ownership (such as a brokerage statement) as of the record date and photo identification.

You may vote by proxy by completing, signing, dating and mailing the enclosed proxy card or by telephone or through the Internet using the instructions set forth on the enclosed proxy card. The Internet and telephone voting system for stockholders of record will close at 11:59 p.m., Eastern Standard Time, on Wednesday, February 7, 2007. If you vote by proxy, the individuals named on the proxy card as proxy holders will vote your shares in the manner you indicate. If you sign and return the proxy card without indicating your instructions, your shares will be voted “FOR”:

•  the approval and adoption of the merger agreement and approval of the merger under “Proposal 1—Approval and Adoption of the Merger Agreement”; and

•  the adjournment or postponement of the special meeting for the purpose of soliciting additional proxies under “Proposal 2—Authority to Adjourn the Special Meeting.”

Q:    What will happen if I abstain from voting or fail to vote on the proposals or instruct my broker to vote on the proposals?

A:     If you abstain from voting, fail to cast your vote in person, by proxy, or electronically via the Internet or by telephone, or fail to give voting instructions to your broker, bank or nominee, it will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement and approve the merger and it will have no effect on the proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies.

Q:    If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:     Your broker cannot vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker.

Q:    May I revoke my proxy or change my vote after I return my proxy card or after I vote electronically or by telephone?

A:     Yes. Even after you have submitted your proxy, you may revoke your proxy or change your vote at any time before the proxy is voted at the special meeting by delivering to our Secretary a written notice of revocation or a properly signed proxy bearing a later date, or by attending the special meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. To revoke a proxy previously submitted electronically through the Internet or by telephone, you may simply vote again at a later date, using the same procedures, in which case the later submitted vote will be recorded and the earlier vote revoked. If you have instructed a broker, bank or other nominee to vote your shares, you must follow the directions received from your broker, bank or other nominee to change those instructions.

Q:    What should I do if I receive more than one set of voting materials?

A:     You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive to assure that all your shares are voted.

Q:    Am I entitled to appraisal rights?

A:     Yes. As a holder of our common stock, you are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger if you meet certain conditions, which conditions are described in this proxy statement under the caption “The Merger—Appraisal Rights” on page 46.

Q:    What happens if I sell my shares of common stock before the special meeting?

A:     The record date for the special meeting is earlier than the date of the special meeting. The record date and the date of the special meeting are both earlier than the date that the merger is expected to be completed. If you transfer your shares of common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive the merger consideration.

Q:    Will the merger be taxable to me?

A:     Generally, yes. The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income tax laws. In general, for United States federal income tax purposes, a stockholder who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss equal to the difference, if any, between the amount of cash per share received by the stockholder in the merger and the stockholder’s adjusted tax basis in the share of our common stock converted into cash in the merger. Any such gain or loss would be long-term capital gain or loss if the holding period for the shares of our common stock exceeded one year. In addition, under certain circumstances, a portion of the merger consideration received may be subject to withholding under applicable tax laws. Any withheld amounts will be treated for all purposes as having been paid to the holder in respect of whose shares the withholding was made.

You should read “The Merger—Material U.S. Federal Income Tax Consequences” on page 37 for a more complete discussion of the United States federal income tax consequences of the merger to you. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Q:    Should I send in my stock certificates now?

A:     No. Promptly after the merger is consummated, you will be sent a letter of transmittal with written instructions for exchanging your stock certificates for your cash merger consideration. These instructions will tell you how and where to send in your certificates for your cash merger consideration. You will receive your cash payment after the paying agent receives your stock certificates and any other documents requested in the instructions. Alternatively, if you exercise appraisal rights, you will receive an appraisal notice from us instructing you where and when your certificates must be deposited if the deposit of your certificates is required in connection with the exercise of your appraisal rights. Please do not send any stock certificates with your proxy.

Q:    Who can help answer my questions?

A:     If you have any questions about the merger or how to submit your proxy, please call our proxy solicitor, Georgeson Inc. at (212) 440-9800 (banks and brokers) or (866) 425-7924 (all others, toll free). If you would like additional copies, without charge, of this proxy statement or the enclosed proxy card you should contact:

Kanbay International, Inc.
Attn: Investor Relations
6400 Shafer Court, Suite 100
Rosemont, Illinois 60018
(847) 384-6100

OR

17 State Street, 10th Floor
New York, New York 10004
Banks and Brokers Please Call: (212) 440-9800
Shareholders and All Others Please Call Toll-free:
(866) 425-7924

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

SUMMARY TERM SHEET

This summary term sheet, together with the section of this proxy statement entitled “Questions and Answers About the Merger and the Special Meeting,” highlights selected information from this proxy statement and may not contain all of the information that is important to you as a stockholder of Kanbay or that you should consider before voting on the proposal to appove and adopt the merger agreement and approve the merger. To better understand the merger, you should read carefully this entire proxy statement and all of its annexes, including the merger agreement, which is attached as Annex A, before voting on the proposal to approve and adopt the merger agreement and approve the merger. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Companies (page 22)

Kanbay International, Inc.
6400 Shafer Court, Suite 100
Rosemont, Illinois 60018
Telephone: (847) 384-6100
www.kanbay.com

Kanbay is a global provider of information technology services and solutions. Kanbay provides management consulting, technology integration and development and outsourcing services through its global delivery platform to clients focused on financial services and consumer and industrial products. Kanbay also has an emerging presence in the communications and media and life sciences industries. Kanbay is headquartered in greater Chicago, Illinois with offices in North America and India as well as London, Singapore, Hong Kong, Tokyo and Melbourne.

Cap Gemini SA
Place de l’Etoile
11 rue de Tilsitt
75017 Paris
Telephone: +33 (0)1 47 54 50 00
www.capgemini.com

Cap Gemini is a global provider of consulting and information services. Cap Gemini offers a range of services harmoniously coordinated around its four disciplines, including consulting, technology, outsourcing and local professional services. These services extend from the drawing up of strategies to the maintenance of information systems. Cap Gemini is headquartered in Paris, France and has operations in North America, Europe and Asia.

Capgemini Financial Services, Inc.
Place de l’Etoile
11 rue de Tilsitt
75017 Paris
Telephone: +33 (0)1 47 54 50 00

Capgemini Financial Services, Inc., a Delaware corporation and a wholly owned subsidiary of Capgemini North America, Inc., which is a wholly owned subsidiary of Cap Gemini SA, was formed solely for the purpose of entering into the merger agreement and consummating the merger, and has not conducted any business operations other than those incident to its formation. If the merger is consummated, Capgemini Financial Services, Inc. will cease to exist following its merger with and into Kanbay International, Inc.

The Merger (page 22)

We have agreed to be acquired by Cap Gemini SA pursuant to the terms of the merger agreement that is described in this proxy statement and attached as Annex A. We encourage you to read the merger agreement carefully and in its entirety. It is the principal document governing the merger.

The merger agreement provides that Merger Sub will merge with and into Kanbay, with Kanbay continuing as the surviving corporation and an indirect wholly owned subsidiary of Cap Gemini. At the effective time of the merger, each share of our common stock outstanding immediately prior to the effective time of the merger, other than shares held by us, our wholly owned subsidiaries, Cap Gemini or Merger Sub or by holders properly exercising appraisal rights under Delaware law, will be automatically converted into the right to receive $29.00 in cash, without interest and less any applicable withholding taxes. Any withheld amounts will be treated for all purposes as having been paid to the holder of our common stock in respect of whose shares the withholding was made.

Effect of the Merger on Stock Options and Restricted Stock (page 51)

Except as otherwise provided in the merger agreement, at the effective time of the merger:

•  each outstanding option to purchase shares of our common stock that is vested as of the effective time of the merger, or that becomes vested as a result of the transactions set forth in the merger agreement, will terminate in its entirety, and the holder of such options will be entitled to receive an amount of cash equal to the product of (i) the number of shares of our common stock as to which such option is exercisable at the effective time of the merger and (ii) the excess, if any, of $29.00 per share over the per share exercise price of such option.

•  each outstanding option to purchase shares of our common stock that is unvested as of the effective time of the merger will be converted into the right to receive from Cap Gemini or any of its subsidiaries after the effective time of the merger an amount of cash equal to the product of (x) the number of shares of our common stock as to which such option would have become vested and exercisable and (y) the excess, if any, of $29.00 per share over the per share exercise price of such option. Any holder of such unvested stock options shall be entitled to receive such amount at the time that such stock options would have vested under the relevant plan and agreement, subject to certain conditions.

•  each share of our common stock that was issued pursuant to a restricted stock grant, and that is unvested and outstanding as of the effective time of the merger, will be converted into the right to receive from Cap Gemini or any of its subsidiaries after the effective time of the merger an amount of cash equal to $29.00 per share. Any holder of such restricted stock shall be entitled to receive such amount at the time that such restricted stock would have vested under the relevant plan and agreement, subject to certain conditions.

The Special Meeting (page 18)

The special meeting of stockholders will take place at 6400 Shafer Court, Suite 100, Rosemont, Illinois 60018 on Thursday, February 8, 2007, at 9:00 a.m., Central Standard Time. At the special meeting, you will be asked to vote on the proposal to approve and adopt the merger agreement and approve the merger, and, if necessary, the proposal to adjourn or postpone the special meeting to solicit additional proxies.

Stockholders Entitled to Vote; Vote Required (page 19)

Only holders of record of our common stock at the close of business on January 9, 2007, the record date for the special meeting, may vote at the special meeting. For each share of our common stock that you owned on the record date, you are entitled to cast one vote on each matter voted upon at the special meeting.

Approval of the proposal to approve and adopt the merger agreement and approve the merger requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Approval of the proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies, if necessary, requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting, who are present in person or represented by proxy at the special meeting. On the record date, there were 40,667,764 shares of our common stock entitled to vote at the special meeting.

Shares Owned by Our Directors and Executive Officers (page 20)

As of January 9, 2007, the record date for the special meeting, our directors and executive officers beneficially owned and were entitled to vote approximately 4,050,616 shares of our common stock, or approximately 10.0% of our total common stock outstanding on that date. These numbers do not give effect to outstanding stock options, which are not entitled to vote at the special meeting.

Recommendation of Our Board of Directors (page 29)

Our board of directors, by the unanimous vote of all directors present and voting (i) approved and adopted the merger agreement and other transactions contemplated by the merger agreement, and declared the merger to be advisable to our stockholders; (ii) determined that it was in the best interests of us and our stockholders to enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement; and (iii) determined that the consideration to be paid to our stockholders in this merger was fair.

Our board of directors recommends that you vote “FOR” the proposal to approve and adopt the merger agreement and approve the merger, and “FOR” the proposal to adjourn or postpone the meeting to solicit additional proxies, if necessary or appropriate. To review the factors that our board of directors considered when deciding whether to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, see “The Merger—Recommendation of Our Board of Directors; Our Reasons for the Merger” beginning on page 29.

Opinion of Financial Advisor to Kanbay (page 31)

In connection with the merger, our board of directors received a written opinion from our financial advisor, UBS Securities LLC, or UBS, as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be received by holders of our common stock (other than certain holders of our common stock, including Cap Gemini and its affiliates). The full text of UBS’ written opinion, dated October 25, 2006, is attached to this proxy statement as Annex B. Holders of Kanbay common stock are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. UBS’ opinion was provided to our board of directors in connection with its evaluation of the merger consideration from a financial point of view, and does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act with respect to the merger.

Reasons for the Merger (page 29)

In the course of reaching its decision to approve and adopt the merger agreement and to recommend that you vote in favor of the proposal to approve and adopt the merger agreement and approve the merger, our board of directors consulted with our senior management, as well as our financial advisors and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others, the following:

•  the business, operations, management, financial condition, earnings and cash flows of our company on a historical and prospective basis;

•  the current and prospective environment in which we operate, including various national economic conditions, the competitive environment in the information technology consulting industry generally and the likely effect of these factors on us;

•  the financial presentation on October 25, 2006 and the opinion orally presented on October 25, 2006, and issued in writing on October 25, 2006, of UBS as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be received by holders of our common stock (other than certain holders of our common stock, including Cap Gemini and its affiliates) as more fully described under “The Merger—Opinion of Financial Advisor to Kanbay’’ beginning on page 31;

•  presentations and discussions with our senior management and representatives of our outside legal counsel, Winston & Strawn LLP regarding the principal terms of the merger agreement and other related documents;

•  the fact that: (1) $29.00 per share exceeds the highest common stock trading price during the 540-day period preceding the date of announcement, and (2) the premium to be received by our stockholders in the merger represents a substantial premium of 19.2% when compared to the closing price of our common stock as of the date two business days prior to the announcement of the proposed merger, and 62.4% when compared to the average closing price of our common stock over the 90 days prior to the announcement of the proposed merger;

•  the potential stockholder value that could be expected to be generated from the other strategic options available to us, including remaining independent and continuing to implement our growth strategy or pursuing other strategic alternatives, as well as the risks and uncertainties associated with those alternatives;

•  the fact that the merger consideration consists solely of cash, which provides certainty of value to our stockholders compared to a transaction in which stockholders would receive stock;

•  management’s assessment that Cap Gemini will have adequate capital resources to pay the merger consideration;

•  the fact that the merger is not subject to any financing conditions and the probability that the merger would be completed given the financial capabilities of Cap Gemini; and

•  the availability of appraisal rights for our stockholders who properly exercise these statutory rights.

Interests of Certain Persons in the Merger (page 40)

When considering our board of directors’ recommendation that you vote in favor of the proposal to approve and adopt the merger agreement and approve the merger, you should be aware that members of our board of directors and our executive officers may have interests in the merger that differ from, or are in addition to, those of our other stockholders generally. These interests include the following:

•  all of our non-employee directors will benefit from the merger because at the effective time of the merger each outstanding option to purchase shares of our common stock, whether vested or unvested, will terminate in its entirety, and such directors will be entitled to receive an amount of cash equal to the product of (i) the number of shares of our common stock as to which such option is exercisable at the effective time of the merger and (ii) the excess, if any, of $29.00 per share over the per share exercise price of such option;

•  all of our executive officers that own stock options will benefit from the merger because (1) at the effective time of the merger, each outstanding option to purchase shares of our common stock that is vested, or that becomes vested, as of the effective time of the merger will terminate in its entirety and such executive officers will be entitled to receive an amount of cash equal to the product of (a) the number of shares of our common stock as to which such vested option is exercisable at the effective time of the merger and (b) the excess, if any, of $29.00 per share over the per share exercise price of such option immediately prior to the effective time of the merger and (2) at the effective time of the merger, each outstanding option to purchase shares of our common stock that is unvested as of the effective time of the merger will be converted into the right to receive from Cap Gemini or any of its subsidiaries after the effective time of the merger the value of such unvested option, determined by multiplying (i) the number of shares of our common stock as to which such unvested option would have become vested and exercisable and (ii) the excess, if any, of $29.00 per share over the per share exercise price of such option;

•  our executive officers will remain employees of us following the effective time of the merger; and

•  the terms of the merger agreement provide for the continued indemnification of, and insurance for, our directors and executive officers following the effective time of the merger.

Our board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve and adopt the merger agreement and to recommend that our stockholders vote in favor of the approval and adoption of the merger agreement. For a more complete description, see “The Merger—Interests of Certain Persons in the Merger” beginning on page 40.

Market Price and Dividend Data (page 65)

Our common stock is listed on the NASDAQ Global Select Market under the symbol “KBAY.” On October 25, 2006, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $25.02 per share. On January 9, 2007, the last full trading day prior to the date of this proxy statement, our common stock closed at $28.74 per share.

Delisting and Deregistration of Our Common Stock (page 37)

If the merger is consummated, our common stock will no longer be listed on the NASDAQ Global Select Market and will be deregistered under the Securities Exchange Act of 1934 (or Exchange Act), and we will no longer file periodic reports with the Securities and Exchange Commission.

The Merger Agreement (page 50)

Conditions to Completion of the Merger

Our, Cap Gemini’s, and Merger Sub’s obligations to effect the merger are subject to the satisfaction of the following conditions:

•  our stockholders must approve and adopt the merger agreement;

•  all governmental approvals for merger must have been obtained and no governmental orders against the merger shall have been issued; and

•  any applicable antitrust waiting period under the HSR Act must have expired.

Cap Gemini’s and Merger Sub’s obligations to complete the merger are subject to the satisfaction by us or waiver by them of the following conditions:

•  the accuracy of our representations and warranties as specified in the merger agreement;

•  our compliance in all material respects with our obligations, agreements and covenants under the merger agreement, as specified in the merger agreement; and

•  the absence of a material adverse effect on us, the definition of which is described under the heading “The Merger Agreement—Definition of Material Adverse Effect” beginning on page 56.

Our obligation to complete the merger is subject to the satisfaction by Cap Gemini and/or Merger Sub or waiver by us of the following conditions:

•  Cap Gemini’s and Merger Sub’s representations and warranties must be true in all material respects as of closing, except for inaccuracies that do not materially impede the ability of Cap Gemini or Merger Sub to consummate the merger; and

•  Cap Gemini and Merger Sub must be in material compliance with all agreements and covenants under the merger agreement.

No Solicitation Covenant

We have agreed not to solicit, initiate or participate in discussions or negotiations with, provide any non-public information to, or enter into an agreement with, a third party with respect to a proposal (referred to in the merger as an acquisition proposal) involving an acquisition by any person or group of beneficial ownership of more than 15% of the issued and outstanding shares of any class of our capital stock in a single or a series of transactions, any merger, consolidation or similar transaction, any sale or lease of all or more than 15% of our assets in a single or a series of transactions, or any liquidation or dissolution of us. The merger agreement does not, however, prohibit us or our board of directors from considering an unsolicited acquisition proposal from a third party and furnishing non-public information to, and engaging in discussions with, such third party, if we and our board of directors comply with the appropriate provisions of the merger agreement.

Agreement to Use Commercially Reasonable Efforts

We and Cap Gemini have agreed to use all commercially reasonable efforts to consummate the merger and any other transactions contemplated by the merger agreement, including to cause the conditions of the merger to be satisfied, obtain governmental approvals, defend any suits challenging the merger and obtain third party consents, except that Cap Gemini will not be required to take any action that will materially and adversely affect Cap Gemini or its affiliates, following the merger.

We and Cap Gemini have also agreed to use all commercially reasonable efforts to obtain any antitrust regulatory approvals, including without limitation, U.S. antitrust approval, and filings under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country or any other applicable law required in connection with the merger. However, Cap Gemini will not be required to divest any assets or obtain antitrust approval unless the divestiture would not have a material consequence to Cap Gemini or its assets that Cap Gemini acquires after the date of the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained except as otherwise indicated below, as follows:

•  by mutual written consent authorized by a majority of the boards of directors of each of the parties;

•  by either us or Cap Gemini:

•   if the merger shall not have occurred by March 31, 2007 (as it may be extended, the “End Date”), unless the failure to consummate the merger is the result of a material breach of any agreement or covenant set forth in the merger agreement or a material breach of any representation or warranty set forth in the merger agreement by the party seeking to terminate the merger agreement; provided that Cap Gemini may extend the End Date, but no more than three times in the aggregate, and each time by one month, but in no event beyond June 30, 2007, by providing written notice thereof to us between three (3) and five (5) business days prior to the next scheduled End Date if the merger shall not have been consummated by such date because the requisite governmental approvals specified in the merger agreement have not been obtained and are still being pursued;

•   if any permanent injunction or other order of a court or other competent authority preventing the consummation of the merger has become final and nonappealable;

•   if our stockholders do not approve and adopt the merger agreement; or

•   upon a breach by the other party of a representation, warranty or covenant, or if such representation, warranty or covenant becomes untrue, if as a result of the breach the closing conditions regarding accuracy of the representations and warranties and compliance with the covenants would not be satisfied and the breach or inaccuracy is incapable of being cured or has not been cured within 30 days after written notice, except that the right to terminate the merger agreement for this reason will not will not be available to a party that has materially breached the merger agreement; and

•  by Cap Gemini:

•   at any time prior to the approval and adoption of this agreement by our stockholders, if any of the following has occurred or our board of directors has resolved to do any of the following (each of which is referred to as a “triggering event”):

•  the withdrawal, amendment or modification of our board of directors’ recommendation that our stockholders vote to approve and adopt the merger agreement in a manner adverse to Cap Gemini;

•  the failure to include in this proxy statement our board of directors’ recommendation that our stockholders vote to approve and adopt the merger agreement;

•  the failure of our board of directors to reaffirm (publicly, if so requested) its recommendation in favor of the approval and adoption of the merger agreement by our stockholders within 5 business days after Cap Gemini so requests;

•  our board of directors or any committee thereof fails to reject any acquisition proposal within five business days of receipt of such acquisition proposal, or approves or recommends any acquisition proposal;

•  our entering into any letter of intent or similar document or any agreement relating to any superior offer;

•  our board of directors’ failure to recommend to our stockholders that they reject any tender or exchange offer relating to our securities by anyone unaffiliated with Cap Gemini within 10 business days of the commencement of such tender or exchange offer;

•  our breach in any material aspect of our obligations with respect to provisions covering acquisition proposals, non-solicitation of other acquisition proposals, changes in our board’s recommendation, or superior offers (see “The Merger Agreement—Stockholders’ Meeting and Duty to Recommend” on page 57, “—No Solicitation of Acquisition Proposals” beginning on page 57, “—Superior Offers” beginning on page 58 and “—Change of Recommendation” on page 59); or

•  our board of directors resolves to do any of the foregoing;

•  if any Effect, either individually or in the aggregate, has occurred since October 26, 2006 that has or would reasonably be expected to have a material adverse effect on us; provided, however, that if such Effect is curable by us prior to the End Date through the exercise of commercially reasonable efforts, then Cap Gemini may not terminate the merger agreement prior to 30 days following the receipt of written notice from Cap Gemini to us of such Effect provided that we continue to exercise all commercially reasonable efforts to cure such Effect through such 30-day period (it being understood that Cap Gemini may not terminate the merger agreement if it shall have materially breached the merger agreement or if such breach by us is cured within such 30-day period); or

•  by us, if we shall have entered into a definitive agreement with respect to a superior offer pursuant to and in compliance with the provisions described under “The Merger Agreement—Change of Recommendation” on page 59.

Termination Fees

We must pay a termination fee of approximately $35.7 million, plus reasonable, documented third party fees and expenses incurred by Cap Gemini in connection with the merger agreement and the transactions contemplated thereby (including reasonable, documented fees and expenses of Cap Gemini’s legal counsel, accountants and financial advisors, but excluding any discretionary fees paid to such advisors), to Cap Gemini in connection with the termination of the merger agreement under certain circumstances.

We must pay the termination fee to Cap Gemini as set forth below if the merger agreement is terminated under any of the following circumstances:

•  by Cap Gemini because of the occurrence of a triggering event (as described above); provided, however, that payment of the termination fee shall be made within two business days following the termination; provided, further, however, that if a triggering event occurs but Cap Gemini does not terminate the merger agreement and at the stockholders meeting the merger agreement is not approved and adopted, payment of the termination fee by us shall be made within two business days following the stockholders meeting; or

•  by us because we have entered into a definitive agreement with respect to a superior offer pursuant to and in compliance with the provisions described under “The Merger Agreement—Superior Offers”; provided, however, that payment of the termination fee shall be made on the earlier of: (x) two business days following receipt by us from Cap Gemini of a written waiver of our obligations to submit the merger agreement and the merger to our stockholders at the stockholders meeting for the purpose of obtaining the stockholders’ vote on the merger agreement and the merger and a written acknowledgement of the termination in full of the merger agreement, and (y) if at the stockholders meeting the merger agreement is not approved and adopted, two business days following the stockholders meeting.

In addition, we must pay the termination fee to Cap Gemini as set forth below if the merger agreement is terminated under any of the following circumstances:

•  by either us or Cap Gemini because the merger shall not have occurred by March 31, 2007 (subject to the conditions described above);

•  by either us or Cap Gemini because our stockholders fail to approve and adopt the transaction;

•  by Cap Gemini due to our breach of our representations, warranties or covenants that would result in the failure to satisfy the closing conditions relating to our representations, warranties and covenants, which we fail to cure within the specified period; or

•  by Cap Gemini if any Effect, either individually or in the aggregate, has occurred since October 26, 2006 that has or would reasonably be expected to have a material adverse effect on us, which we fail to cure within the specified period;

provided, however, that in the case of any such termination, (a) such payment shall be made only if prior to the termination of the merger agreement there has been disclosure publicly of an acquisition proposal with respect to us and within 12 months following the termination of the merger agreement an acquisition of us is consummated or we enter into a definitive agreement or letter of intent with respect to an acquisition of us, and (b) such payment shall be made promptly, but in no event later than two business days after the consummation of such acquisition of us or the entry into such definitive agreement or letter of intent by us.

The termination fee is not the exclusive remedy for termination under the merger agreement if a party breaches its obligations under the merger agreement.

Fees and Expenses (page 64)

Each of Cap Gemini, Merger Sub and us will pay all costs and expenses incurred by it in the transactions contemplated by the merger agreement.

Sale of Kanbay Common Stock to Capgemini NA by HSBC and Certain Funds Managed by Cross Atlantic Capital Partners, Inc. (page 45)

On November 21, 2006, Household Investment Funding Inc., or HIF, our largest stockholder, and a subsidiary of HSBC, sold to Capgemini NA:

•  4,532,240 shares of Common Stock in Kanbay at a price of $29.00 per share, which is the per share consideration being offered by Cap Gemini to all stockholders;

•  223,524 warrants issued pursuant to the Class A Common Stock Purchase Warrant dated July 27, 2004 at a price of $25.6446 per warrant; and

•  372,540 warrants issued pursuant to the Warrant to Purchase Common Stock No. CA-002 dated July 27, 2004 at a price of $21.36 per warrant.

The purchase price for the warrants was equal to the excess of $29.00 per share over the per share exercise price of each such warrant.

On November 21, 2006, the following funds managed by Cross Atlantic Capital Partners, Inc. completed the following transactions:

•  The Co-Investment 2000 Fund, L.P., or the Co-Investment Fund, sold 724,872 shares of Common Stock in Kanbay to Capgemini NA, at a price of $29.00 per share; and

•  Cross Atlantic Technology Fund II, L.P., or XAT Fund II, sold 125,547 shares of Common Stock in Kanbay to Capgemini NA, at a price of $29.00 per share.

The parties also agreed that in the event that the merger with Cap Gemini is not consummated and a transaction is completed pursuant to which Cap Gemini receives (directly or indirectly) consideration for the shares and the warrants, where applicable, sold by each of HIF, the Co-Investment Fund and XAT Fund II to Capgemini NA, which exceeds the price paid by Capgemini NA, Capgemini NA will pay to each such seller 50% of the excess of such consideration over the price paid by Capgemini NA to each such seller.

Material U.S. Federal Income Tax Consequences (page 37)

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income tax laws. In general, for United States federal income tax purposes, a stockholder who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss equal to the difference, if any, between the amount of cash per share received by the stockholder in the merger and the stockholder’s adjusted tax basis in the share of our common stock converted into cash in the merger. Any such gain or loss would be long-term capital gain or loss if the holding period for the shares of our common stock exceeded one year. In addition, under certain circumstances, a portion of the merger consideration received may be subject to withholding under applicable tax laws. Any withheld amounts will be treated for all purposes as having been paid to the holder in respect of whose shares the withholding was made.

You should read “The Merger—Material U.S. Federal Income Tax Consequences” on page 37 for a more complete discussion of the United States federal income tax consequences of the merger to you. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Regulatory Matters (page 39)

The merger is subject to the mandatory notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (or HSR Act) which requires that we and Cap Gemini furnish certain information and materials relating to the merger to the Antitrust Division of the United Stated Department of Justice (or Antitrust Division) and the Federal Trade Commission (or FTC). Under the HSR Act, the merger may not be consummated until the applicable waiting period has expired or been terminated by the Antitrust Division and the FTC. We and Cap Gemini filed notification and report forms under the HSR Act with the Antitrust Division and the FTC on November 1, 2006. On November 14, 2006, we received notice of early termination of the HSR waiting period from the FTC.

Appraisal Rights (page 46)

Under Delaware law, stockholders who do not wish to accept the cash consideration payable for their shares of common stock pursuant to the merger may seek, under Section 262 of the General Corporation Law of the State of Delaware, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more than, less than or equal to the $29.00 per share merger consideration. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to properly demand appraisal, among other things:

•  you must not vote in favor of the proposal to approve and adopt the merger agreement;

•  you must deliver a written demand to us for appraisal in compliance with the General Corporation Law of the State of Delaware before the vote on the proposal to approve and adopt the merger agreement occurs at the special meeting; and

•  you must hold your shares of record continuously from the time of making a written demand for appraisal through the effective time of the merger; a stockholder who is the record holder of shares of our common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares prior to the effective time of the merger, will lose any right to appraisal in respect of those shares.

Merely voting against, or failing to vote in favor of, the merger agreement will not preserve your right to appraisal under Delaware law. Also, because a submitted proxy not marked “against” or “abstain” will be voted “FOR” the proposal to approve and adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. If you hold shares in the name of a broker, bank or other nominee, you must instruct your nominee to take the steps necessary to enable you to assert your appraisal rights. If you or your nominee fails to follow all of the steps required by Section 262 of the General Corporation Law of the State of Delaware, you will lose your right of appraisal. See “The Merger—Appraisal Rights” on page 46 for a description of the procedures that you must follow in order to exercise your appraisal rights.

Stockholders who properly perfect their appraisal rights will receive only the judicially determined fair value of their shares if one or more stockholders files suit in the Delaware Court of Chancery and litigates the resulting appraisal case to a decision.

Annex C to this proxy statement contains the full text of Section 262 of the General Corporation Law of the State of Delaware, which relates to your right of appraisal. We encourage you to read these provisions carefully and in their entirety.

Exchange Agent

American Stock Transfer & Trust Company will act as the exchange agent for the payment of the merger consideration.

II.     CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. Statements other than statements of historical fact are forward-looking statements for purposes of federal and state securities laws, including projections of earnings, revenue or other financial items; statements regarding future economic conditions or performance; statements of belief; and statements of assumptions. Forward-looking statements may include the words “may,” “could,” “will,” “should,” “would,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” or other similar words. These forward-looking statements, including, without limitation, projections regarding the consummation of the merger, government consents and approvals and the outcome of the contingencies such as legal proceedings, are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties. Risks and uncertainties pertaining to the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•  our ability to obtain the stockholder and regulatory approvals required for the merger;

•  our ability to satisfy the other conditions to the closing of the merger;

•  our ability to meet expectations regarding the timing and completion of the transaction;

•  legislative or regulatory developments that could have the effect of delaying or preventing the merger;

•  uncertainty concerning the effects of our pending transaction with Cap Gemini; and

•  additional risks and uncertainties not presently known to us or that we currently deem immaterial.

You should consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We do not undertake any obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances that occur after the date of this proxy statement or to reflect the occurrence of unanticipated events, except as we are required to do by law, and such forward-looking statements speak only as of the date hereof.

III.   KANBAY SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

We will hold the special meeting at 6400 Shafer Court, Suite 100, Rosemont, Illinois 60018 on Thursday, February 8, 2007, at 9:00 a.m., Central Standard Time.

Purpose of the Special Meeting

At the special meeting, we are asking holders of record of our common stock on January 9, 2007 to consider and vote on the following proposals:

1.     The approval and adoption of the merger agreement dated as of October 26, 2006, by and among Kanbay International, Inc., Cap Gemini SA and Capgemini Financial Services, Inc., an indirect wholly owned subsidiary of Cap Gemini SA, and approval of the merger contemplated by the merger agreement;

2.     The approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement and approve the merger; and

3.     The transaction of any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Recommendation of Our Board of Directors

Our board of directors has determined that the terms of the merger agreement are advisable, fair to and in the best interests of our stockholders and has approved and adopted the merger agreement.

Our board of directors, by the unanimous vote of all directors present and voting, recommends that our stockholders vote “FOR” the approval and adoption of the merger agreement and approval of the merger contemplated by such merger agreement and “FOR” any proposal to adjourn or postpone the special meeting to solicit additional proxies, if necessary or appropriate. See “The Merger—Recommendation of Our Board of Directors; Our Reasons for the Merger” on page 29.

Stockholders Entitled to Vote; Record Date; Vote Required

A quorum of stockholders is necessary to hold the special meeting. The required quorum for the transaction of business at the special meeting is the presence, either in person or represented by proxy, of the holders of a majority of the outstanding common stock entitled to vote at the special meeting. Any shares of our common stock held in treasury by us or by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum. Abstentions and “broker non-votes,” discussed below, count as present for establishing a quorum. A broker “non-vote” occurs when you hold your shares in “street name” through a broker or other nominee and you do not give your broker or nominee instructions on how to vote on matters over which your broker or nominee does not have voting discretion. In this case, if you do not provide voting instructions to your broker or nominee, your shares may not be voted on these matters.

Our board of directors has fixed the close of business on January 9, 2007 as the record date for determining the holders of shares of our common stock who are entitled to notice of, and to vote at, the special meeting. For each share of our common stock that you owned on the record date, you are entitled to cast one vote on each matter voted upon at the special meeting.

Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Because the vote on the proposal to approve and adopt the merger agreement and approve the merger is based on the total number of shares outstanding, rather than the number of actual votes cast, failure to vote your shares and broker non-votes will have the same effect as voting against the approval and adoption of the merger agreement. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting authority or has not received instructions from the beneficial owner of the shares. Brokers and other nominees will not have discretionary authority on the proposal to approve and adopt the merger agreement and approve the merger.

Approval of the proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies, if necessary or appropriate; requires the affirmative vote of the holders of a majority of the shares voted on such proposal. Abstentions and broker non-votes will have no effect on the proposal to adjourn or postpone the special meeting.

A list of our stockholders will be available for review by any of our stockholders for any purpose germane to the special meeting at our executive offices and principal place of business during regular business hours ten days prior to the special meeting and will also be available at the special meeting.

Shares Owned by Our Directors and Executive Officers

As of January 9, 2007, the record date for the special meeting, our directors and executive officers beneficially owned and were entitled to vote approximately 4,050,616 shares of common stock, or approximately 10.0% of our total common stock outstanding on that date. These numbers do not give effect to outstanding stock options, which are not entitled to vote at the special meeting.

Voting; Proxies

Your vote is very important. You may vote in person at the special meeting or by proxy.

Voting in Person

You may attend the special meeting of our stockholders and vote your shares in person, regardless of whether you sign and return your proxy card prior to the special meeting. Admission to the meeting will be on a first-come, first-served basis, and an admission ticket and photo identification will be required to enter the meeting. If you are a stockholder of record, you will find an admission ticket attached to the proxy card sent to you. If your shares are held in “street name” through a broker or bank, you will find an admission ticket enclosed with the proxy card sent to you by your bank or broker. In the event you have not received an admission ticket, you can obtain an admission ticket in advance by sending a written request to your bank or broker, or you may present yourself at the meeting along with such proof of ownership (such as a brokerage statement) as of the record date and photo identification.

Voting by Proxy

You may vote by proxy by completing, signing, dating and mailing the enclosed proxy card or by telephone or through the Internet using the instructions set forth on the enclosed proxy card. The Internet and telephone voting system for stockholders of record will close at 11:59 p.m., Eastern Standard Time, on Wednesday, February 7, 2007. If you vote by proxy, the individuals named on the proxy card as proxy holders will vote your shares in the manner you indicate.

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposal to approve and adopt the merger agreement and approve the merger and the proposal to adjourn or postpone the special meeting to approve and solicit additional proxies, if necessary or appropriate; provided that no proxy that is specifically marked “AGAINST” the proposal to approve and adopt the merger agreement and approve the merger will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

Only shares affirmatively voted for the proposal to approve and adopt the merger agreement and approve the merger and the proposal to adjourn or postpone the special meeting to solicit additional proxies, if necessary or appropriate; and properly executed proxies that do not contain voting instructions, will be counted as votes “FOR” the proposals. Shares of our common stock held by persons attending the special meeting but abstaining from voting, and shares of our stock for which we received proxies directing an abstention, will have the same effect as votes “AGAINST” the approval and adoption of the merger agreement and approval of the merger and will have no effect on the proposal to adjourn or postpone the special meeting to solicit additional proxies, if necessary or appropriate. Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists, but those proxies will have the same effect as votes “AGAINST” the proposal to approve and adopt the merger agreement and approve the merger and will have no effect on the adjournment proposal. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares.

Adjournment of Special Meeting

Although it is not currently expected, if the proposal to adjourn or postpone the special meeting to solicit additional proxies is approved, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies to approve the proposal to approve and adopt the merger agreement and approve the merger. Other than for the purposes of adjournment or postponement to solicit additional proxies, whether or not a quorum exists, holders of a majority of the outstanding common stock, present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn or postpone the special meeting. Any signed proxies received by us in which no voting instructions are provided on such matter will be voted in favor of an adjournment or postponement in these circumstances.

Any adjournment or postponement may be made without notice (if the adjournment is not for more than thirty days from the record date), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Revocation of Proxies

A stockholder of record may revoke a proxy at any time before it is voted by filing with our Secretary a duly executed revocation of proxy, by submitting a duly executed proxy to our Secretary with a later date, by voting at a later date via Internet or by telephone or by appearing at the special meeting and voting in person. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held in street name, you must contact your broker, bank or nominee to revoke your proxy.

Solicitation of Proxies

This proxy solicitation is being made on behalf of our board of directors. We will solicit proxies initially by mail. We will pay the costs of soliciting proxies. We have also made arrangements with brokerage houses and other custodians, nominees and fiduciaries of shares to send proxy materials to our stockholders of record as of January 9, 2007. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of our common stock as of the record date. Certain of our directors, officers and employees who will not receive additional compensation for such activities may solicit proxies by personal interview, mail, telephone or electronic communication.

We have retained Georgeson Inc. to aid in the solicitation of proxies for the special meeting. For these services, we will pay Georgeson Inc. a fee of $7,500 and reimburse it for certain out-of-pocket disbursements and expenses.

Appraisal Rights

Under the General Corporation Law of the State of Delaware, holders of our common stock who do not vote in favor of the proposal to approve and adopt the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is consummated, but only if they submit a written demand for an appraisal prior to the vote on the approval and adoption of the merger agreement and they comply with the provisions of Section 262 of the General Corporation Law of the State of Delaware set forth in full at Annex C to this proxy statement, including by not voting in favor of the approval and adoption of the merger agreement. Dissenting stockholders who properly perfect their appraisal rights will receive only the judicially determined fair value of their shares if one or more dissenting stockholders files suit in the Delaware Court of Chancery and litigates the resulting appraisal case to a decision. For more information on appraisal rights, see below under “The Merger—Appraisal Rights” on page 46.

Other Business

We do not expect that any matter other than the proposal to approve and adopt the merger agreement and approve the merger will be brought before the special meeting. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Stock Certificates

PLEASE DO NOT SEND YOUR COMMON STOCK CERTIFICATES TO US NOW. AS SOON AS REASONABLY PRACTICABLE AFTER THE EFFECTIVE TIME OF THE MERGER, THE EXCHANGE AGENT WILL MAIL A LETTER OF TRANSMITTAL TO YOU. YOU SHOULD SEND YOUR COMMON STOCK CERTIFICATES ONLY IN COMPLIANCE WITH THE INSTRUCTIONS THAT WILL BE PROVIDED IN THE LETTER OF TRANSMITTAL.

IV.   PROPOSAL 1—APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

THE MERGER

Introduction

We are asking our stockholders to approve and adopt the merger agreement and approve the merger contemplated therein. If we consummate the merger, we will become a wholly owned subsidiary of Cap Gemini, and our stockholders will have the right to receive $29.00 in cash, without interest and less any applicable withholding taxes, for each share of common stock that is outstanding immediately prior to the effective time of the merger. Any withheld amounts will be treated for all purposes as having been paid to the holder of our common stock in respect of whose shares the withholding was made.

The Companies

Kanbay International, Inc.
6400 Shafer Court, Suite 100
Rosemont, Illinois  60018
Telephone:  (847) 384-6100
www.kanbay.com

Kanbay is a global provider of information technology services and solutions. Kanbay provides management consulting, technology integration and development and outsourcing services through its global delivery platform to clients focused on financial services and consumer and industrial products. Kanbay also has an emerging presence in the communications and media and life sciences industries.  Kanbay is headquartered in greater Chicago, Illinois with offices in North America and India as well as London, Singapore, Hong Kong, Tokyo and Melbourne.

Cap Gemini SA
Place de l’Etoile
11 rue de Tilsitt
75017 Paris
Telephone: +33 (0)1 47 54 50 00
www.capgemini.com

Cap Gemini is a global provider of consulting and information services. Cap Gemini offers a range of services harmoniously coordinated around its four disciplines, including consulting, technology, outsourcing and local professional services. These services extend from the drawing up of strategies to the maintenance of information systems. Cap Gemini is headquartered in Paris, France and has operations in North America, Europe and Asia.

Capgemini Financial Services, Inc.
c/o Cap Gemini SA
Place de l’Etoile
11 rue de Tilsitt
75017 Paris
Telephone: +33 (0)1 47 54 50 00

Capgemini Financial Services, Inc., a Delaware corporation and a wholly owned subsidiary of Capgemini North America, Inc.; which is a wholly owned subsidiary of Cap Gemini SA, was formed solely for the purpose of entering into the merger agreement and consummating the merger, and has not conducted any business operations other than those incident to its formation. If the merger is consummated, Capgemini Financial Services, Inc. will cease to exist following its merger with and into Kanbay International, Inc.

Background of the Merger

Since our initial public offering in July 2004, our board of directors has from time to time in the ordinary course considered the various business alternatives available to us, including the advantages of remaining an independent public company versus pursuing a strategic combination with another company.  As part of this ongoing evaluation of our business, our board and senior management occasionally discussed various possible business combination strategies with financial advisors on an informal basis, but did not adopt a formal policy for considering formal proposals or formal expressions of interest. Prior to our discussions with Cap Gemini, we had not received a formal proposal or a formal expression of interest regarding a potential business combination since our initial public offering in July 2004.

In November 2005, Cap Gemini contacted John Jacobs, an investment banker at HSBC, with a view to discussing potential targets in the IT consulting services sector with a significant proportion of their respective businesses located in India. Among other targets, Mr. Jacobs and Cap Gemini representatives discussed Kanbay.  In this context, Mr. Jacobs initiated contacts between Cap Gemini and Kenneth Harvey, who is the chief information officer of HSBC and a member of our board of directors, to determine whether HSBC would object if Cap Gemini proposed a change of control transaction to us. Following the resulting discussion between Messrs. Jacobs and Harvey, Cap Gemini asked Mr. Jacobs to call Raymond Spencer, our chief executive officer, to facilitate an introduction of members of Cap Gemini’s senior management to Mr. Spencer. Mr. Jacobs spoke to Mr. Spencer at the end of 2005. Mr. Spencer then asked David Schoenholz, a strategic business consultant who had previously assisted us with acquisition matters, to respond to Mr. Jacobs. Messrs. Schoenholz and Jacobs subsequently conferred regarding Cap Gemini’s business strategy and Cap Gemini’s evaluation of the potential strategic fit between Cap Gemini and Kanbay.

On January 19, 2006, Messrs. Spencer and Schoenholz met in Dallas, Texas with Paul Hermelin, chief executive officer of Cap Gemini, and Pierre-Yves Cros, a member of Cap Gemini’s executive committee. Messrs. Hermelin and Cros discussed Cap Gemini’s progress in developing its business during the prior few years, and the strategy they envisioned in a possible combination of Cap Gemini and Kanbay. In turn, Mr. Spencer described our business and strategy to Messrs. Hermelin and Cros. Cap Gemini expressed interest in our financial services practice and our India platform.

In February 2006, at our invitation, representatives of Cap Gemini visited our campus in Pune, India for a tour of our facilities.

On February 13, 2006, we announced our acquisition of Adjoined Consulting, Inc.  Several weeks later, a senior executive of Cap Gemini called Mr. Schoenholz to discuss our acquisition of Adjoined, and the Cap Gemini senior executive reiterated Cap Gemini’s interest in Kanbay’s global delivery model. Mr. Schoenholz indicated that Kanbay’s first priority was to integrate Adjoined and suggested that the Cap Gemini senior executive and he should continue to talk at a later time.

On June 26, 2006, a senior executive of Cap Gemini called Mr. Schoenholz to express Cap Gemini’s continuing interest in Kanbay as a platform for the global financial services strategy of Cap Gemini. He said that Cap Gemini would be holding a strategic planning session in late September to evaluate the Kanbay opportunity if there was interest on our part. He said that transaction execution speed and strategic fit would be key elements in Cap Gemini’s decision-making process. Mr. Schoenholz and the Cap Gemini senior executive agreed to speak again in August 2006 to discuss whether Kanbay would be willing to meet with Cap Gemini to explore the possibility of a business combination of the two companies.

On July 10, 2006, Mr. Spencer, Mr. Schoenholz, Donald Caldwell (a member of our board who is our lead director) and a representative of UBS met to discuss the strategic alternatives available to Kanbay. The participants in this meeting discussed our recent financial performance and reviewed prospective financial performance scenarios over a three-year period assuming different levels of growth in revenue, operating margins and price/earnings ratios for our common stock.  This review included discussion of both company specific and industry-wide risks that could impact these possible performance estimates.  The meeting participants also discussed the likely consolidation trends in our industry which might make competition in the future more difficult for mid-cap industry participants such as Kanbay.  As a result of these discussions, they agreed that, if certain concerns were satisfied, Kanbay should be willing to engage in a process with Cap Gemini to explore a possible transaction.

On August 14, 2006, Messrs. Schoenholz and Cros spoke to discuss several concerns that Kanbay required Cap Gemini to address before discussing any potential combination of Cap Gemini and Kanbay. Specifically, our concerns included:

•  the compatibility of our respective corporate cultures;

•  Cap Gemini’s strategic and commercial prospects; and

•  Kanbay’s role in the combined company.

Cap Gemini indicated that it could satisfactorily address our concerns and proposed that the parties schedule a meeting to discuss the issues. On August 28, 2006, Cap Gemini sent us a proposed agenda for an extensive meeting in Paris to allow us to discuss and evaluate these critical issues.

In September 2006, Cap Gemini hired Lazard and Morgan Stanley to act as its financial advisors in connection with a potential transaction with us.

On September 12, 2006, Cap Gemini and Kanbay executed a confidentiality agreement covering any material, non-public information that might be exchanged between the parties.

From September 18 through September 20, 2006, our senior management and members of our board met with members of Cap Gemini’s senior management in Paris. Mr. Spencer, Mr. Schoenholz, Mr. Caldwell, Mr. Weissman (our chief financial officer), Mr. D’Souza (our chief people officer) and three other senior executive officers of Kanbay attended these meetings. The parties discussed the strategy, operations and corporate culture of Cap Gemini and the envisioned role that Kanbay would play in the event of a combination of the two companies. The parties discussed the possible economic benefits of a potential combination. In the course of the meetings, Cap Gemini emphasized that it was of the utmost importance to Cap Gemini that our employees, including our senior management, remain with the enterprise after the completion of any potential transaction. In this regard, Cap Gemini indicated that it intended to offer Kanbay’s senior management employment at will with total compensation comparable to that which they expect to receive in 2006, and Mr. Spencer orally committed to remain with the enterprise for three years after the completion of any potential transaction.

On September 25, 2006, Messrs. Spencer and Schoenholz reported on the results of the Paris meetings to all of our directors at a dinner held prior to the regular board meeting scheduled for the following day. Our board members and Messrs. Spencer and Schoenholz agreed that any potential transaction would need to be evaluated in the context of a broader analysis of alternatives for improving our competitive position in the industry, expanding our operations and maximizing stockholder value. The group discussed the range of possible outcomes over the next three years assuming that Kanbay continued to pursue its existing business strategy. Mr. Schoenholz discussed an analysis of potential Kanbay common stock prices based on various revenue growth projections, operating margin percentages and price/earnings ratios. The group discussed the probabilities of achieving these various outcomes and noted that the range of outcomes varied substantially, with the more positive outcomes being dependent on successful operations and favorable general market conditions. The group discussed both company specific and industry-wide risks that could impact these positive outcomes.  The group also discussed the likely consolidation trends in our industry which might make competition in the future more difficult for mid-cap industry participants such as Kanbay. In light of the potential risks and rewards of Kanbay remaining an independent public company, the board concluded it would be prudent to explore and evaluate the benefits of the potential sale of Kanbay to Cap Gemini.

On September 26, 2006, at the regular meeting of our board of directors, a representative of UBS discussed the marketplace in the global information technology and consulting industry, background information regarding Cap Gemini and Kanbay, as well as initial views regarding the strategic rationale for a combination of Cap Gemini and Kanbay. In addition, the UBS representative discussed the types of valuation, growth and margin analysis and categories of comparable companies that would likely be part of a more detailed financial analysis were a transaction to proceed in earnest. At this same meeting, the board authorized the engagement of UBS as our exclusive financial advisor to assist us in the event we received a bona fide proposal for a possible business combination transaction.

On October 3, 2006, Messrs. Spencer, Weissman and Schoenholz met at an off-site location in Rosemont, Illinois with representatives of Cap Gemini to discuss a possible transaction.  The parties discussed price and terms of the possible acquisition of Kanbay by Cap Gemini.  The parties also discussed the due diligence investigation that Cap Gemini would need to undertake and complete as part of the process of pursuing a transaction with Kanbay.

On October 4, 2006, Mr. Harvey of HSBC sent a letter to Kanbay stating that he was withdrawing from participation as a director of Kanbay in all decisions regarding strategic options for the future of Kanbay. He also asked that HSBC be informed as to any strategic alternatives only when other stockholders of Kanbay were so notified.

Messrs. Spencer and Schoenholz reported the results of the October 3rd meeting with Cap Gemini to the board, excluding Mr. Harvey, in a telephone conference call on October 5, 2006. The board then considered these results, together with the discussions that took place at the September 25th and 26th board meetings, and authorized Mr. Spencer to attempt to negotiate a transaction for the sale of Kanbay to Cap Gemini at $29 per share, or better, if possible.

Later on October 5, 2006, at Mr. Spencer’s request, Mr. Schoenholz called Mr. Cros and indicated that Kanbay would not be willing to permit Cap Gemini to start its due diligence review of Kanbay unless Cap Gemini could commit to a price of $29 per share.

On October 6, 2006, Mr. Cros telephoned Mr. Schoenholz to advise him that Cap Gemini would be willing to pay $29 per share, but Cap Gemini would require substantial comfort on the business relationship between Kanbay and HSBC. Representatives of Kanbay and representatives of HSBC, discussed the business due diligence information required by Cap Gemini. Thereafter, on October 6, HSBC provided a letter to Kanbay, which Kanbay transmitted to Cap Gemini subject to the confidentiality agreement, containing the business due diligence information concerning Kanbay’s HSBC relationship requested by Cap Gemini. In its letter, HSBC confirmed to Cap Gemini that HSBC had no present intention to exercise its right contained in its consulting agreement with Kanbay to terminate the agreement if the possible transaction between Kanbay and Cap Gemini were to proceed.

On October 6, 2006, Messrs. Spencer and Schoenholz informed the Kanbay board, excluding Mr. Harvey, of the discussion with Mr. Cros and of the decision to permit Cap Gemini to begin its legal, business and financial due diligence review of Kanbay.

On October 10, 2006, Messrs. Spencer and Weissman traveled to Paris to meet with representatives of Cap Gemini to discuss the process for pursuing a possible transaction and Cap Gemini’s further business due diligence work.

On October 11, 2006, Cap Gemini organized a conference call in which representatives of Cap Gemini and its advisors and representatives of Kanbay and its advisors participated. During this conference call, Cap Gemini announced to Kanbay its desire that key stockholders of Kanbay provide firm support for the transaction from the time that it was announced. On this same day, Kanbay and its outside legal counsel began transmitting due diligence information concerning Kanbay to Cap Gemini.

On October 12, 2006, representatives of Cap Gemini contacted representatives of Kanbay and indicated that Cap Gemini was only willing to continue the discussion regarding the proposed transaction if Kanbay entered into an agreement with Cap Gemini providing for exclusive negotiations with Cap Gemini for a specified period of time. Kanbay requested a standstill agreement from Cap Gemini pursuant to which Cap Gemini would agree not to engage in certain actions with respect to Kanbay or its common stock. The representatives of the respective parties settled on a proposal for a 30-day exclusivity period for Cap Gemini from Kanbay and a six-month standstill agreement for Kanbay from Cap Gemini.

On October 13, 2006, the Kanbay board (excluding Mr. Harvey) held a telephonic meeting to discuss the status of the proposed transaction. Representatives of Winston & Strawn LLP, our outside legal counsel, explained the fiduciary duties of our board under Delaware law, and a timetable for a possible transaction was reviewed. The directors were advised that Cap Gemini was only willing to continue the discussion regarding the proposed transaction if Kanbay entered into an exclusivity agreement with Cap Gemini. The directors were presented with Cap Gemini’s draft exclusivity and standstill agreement for their consideration and received an explanation of the material terms of the agreement. The directors were informed that the exclusivity and standstill agreement would prohibit us and our financial advisors from contacting other parties to gauge their interest in a potential business combination with us.  As a result of our inability to solicit other bidders during the term of the exclusivity and standstill agreement, the directors concluded that we should not agree to an exclusivity period in excess of 30 days and any definitive agreement with respect to the proposed transaction would need to contain a reasonable termination fee and allow us to accept a superior proposal, if one arose. After discussion, the board authorized the execution and delivery of the exclusivity and standstill agreement consistent with the terms and conditions discussed.

On October 17, 2006, the parties executed a 30-day exclusivity arrangement and a six-month standstill arrangement. The standstill agreement required that Cap Gemini refrain from acquiring or offering to acquire in excess of 4.9% of the outstanding Kanbay common stock, but it specifically acknowledged and permitted Cap Gemini to continue to discuss its need for arrangements for documenting support for the proposed transaction by key Kanbay stockholders (specifically, Raymond Spencer, Cyprian D’Souza,

Douglas Morriss, Donald Caldwell, and HSBC), provided that any such support arrangements were to be entered into only if the Kanbay board of directors approved the proposed transaction.

On October 18, 2006, Cap Gemini delivered a draft of a merger agreement to Kanbay and Winston & Strawn LLP.

On October 21, 2006, representatives of the respective parties met in Paris to commence the negotiation of the terms of a definitive merger agreement. Cap Gemini’s diligence review of Kanbay remained underway at that time.

The parties’ negotiations on the terms of the merger agreement began in Paris on October 21, 2006. At that time, representatives of Cap Gemini advised the representatives of Kanbay that Cap Gemini required firm support to vote for the transaction from as many key Kanbay stockholders as possible, but not exceeding stockholders holding in the aggregate 30% of the outstanding Kanbay shares. Cap Gemini proposed that the desired support from these stockholders be obtained in the form of agreements to sell their stock upon the announcement of the merger or irrevocable commitments from them to vote for the merger. Kanbay informed Cap Gemini that any such arrangements to purchase stock would be prohibited by the standstill agreement, and Cap Gemini should not count on receiving a waiver from the board of directors of Kanbay that would enable Cap Gemini to achieve such a significant voting position.

On October 22, 2006, Messrs. Spencer and D’Souza were advised by Cap Gemini that the employment arrangements of our executive officers in the event of a merger would be approximately the equivalent of their existing employment arrangements at Kanbay. They were also advised that Messrs. Spencer, D’Souza and Weissman would be asked to waive the immediate vesting of their unvested options in the event of a change of control of Kanbay caused by the proposed merger transaction, although Cap Gemini would agree that they would receive the economic value of the unvested options if their employment was terminated after the proposed merger was completed. To facilitate the proposed transaction, all three executives agreed to the proposed alteration of their severance agreements.

Previously, on October 21, 2006, Cap Gemini had advised Kanbay that it desired to purchase HSBC’s position in our common stock, representing approximately 12.8% of our outstanding shares, at the time of the execution of the merger agreement if the Kanbay board would approve such a purchase. Again, on October 22, 2006, Cap Gemini reiterated its position and indicated that it desired to purchase the positions of certain other key stockholders. Representatives of Kanbay advised Cap Gemini that it should not count on receiving approval from the Kanbay board for purchases of all such positions. The representatives of Kanbay advised Cap Gemini that, while the views of HSBC as a stockholder and as Kanbay’s largest client would be given prudent consideration by the board, Kanbay did not favor additional advance purchases by Cap Gemini. Late in the afternoon of October 22, 2006, representatives of Cap Gemini advised representatives of Kanbay that Cap Gemini would not submit a merger proposal to the board of Kanbay unless Cap Gemini was able to obtain commitments from key stockholders to sell an aggregate of at least 14.9% of Kanbay’s outstanding common stock. After consultation with Messrs. Spencer and Caldwell, our lead director, as well as a representative of Abrams & Laster LLP, special Delaware counsel to Kanbay, representatives of Kanbay advised representatives of Cap Gemini that, in order to get the Cap Gemini proposal before the Kanbay board of directors and (if approved by the board) before the Kanbay stockholders for their consideration, Cap Gemini would be permitted to pursue the acquisition of up to 14.9% of Kanbay’s outstanding common stock in the aggregate from key stockholders. The Kanbay representatives also informed the Cap Gemini representatives that they understood that HSBC and Cross Atlantic Technology Fund II, L.P. and The Co-Investment 2000 Fund, L.P., two funds with which Mr. Caldwell is affiliated (the “Cross Atlantic Funds”), would be willing to discuss the sale of their Kanbay shares to Cap Gemini to facilitate a transaction between Kanbay and Cap Gemini.

Discussions for the purchase of shares from HSBC and the Cross Atlantic Funds proceeded on October 23, 2006. Each of HSBC and the Cross Atlantic Funds were represented by legal counsel independent of Kanbay.

Negotiations over the terms of the merger agreement continued on October 23 and 24, 2006. A revised draft of the merger agreement was sent to the Kanbay board of directors at approximately 9:00 a.m. (Chicago time) on October 24, 2006.

The board of directors of Kanbay (excluding Mr. Harvey) held a telephonic meeting at 4:00 p.m. (Chicago time) on October 24, 2006. During this meeting, the board members received reports on their duties under Delaware law, a summary of Kanbay’s strategic alternatives and a review of the discussions that took place during their dinner meeting on September 25, 2006, a report by UBS regarding the context in which the transaction was being proposed and an analysis by Winston & Strawn LLP and Abrams & Laster LLP of the latest draft of the merger agreement. The board discussed the status of negotiations with Cap Gemini regarding the price it would pay for Kanbay. Mr. Spencer reported that Mr. Schoenholz and he had pressed Cap Gemini to increase its proposal of a $29 per share price but Cap Gemini had confirmed that it would not be willing to pay more. In addition, during the meeting Mr. Caldwell reported on the discussions the Cross Atlantic Funds had had with Cap Gemini for the purchase of a portion of the Kanbay shares held by the Cross Atlantic Funds. Mr. Caldwell indicated that the Cross Atlantic Funds were discussing selling a sufficient number of the Kanbay shares held by them to constitute, together with shares held by HSBC, approximately 14.9% of the outstanding shares of Kanbay. Mr. Caldwell disclosed that the purchase price being discussed was $29 per share, with upside protection of 50% of any increase in value in the event the proposed merger with Cap Gemini is not completed and Cap Gemini receives from a third party a higher price for the shares purchased from the Cross Atlantic Funds in a subsequent transaction with a third party. Mr. Caldwell then indicated that he would not participate in the board’s decision as to whether to grant a waiver of the standstill agreement to permit Cap Gemini to purchase up to 14.9% of our outstanding shares from HSBC and the Cross Atlantic Funds. Messrs. Spencer and D’Souza reported on the employment arrangements being offered to them by Cap Gemini. It was determined that they did not have a material conflict of interest on the matters coming before the board with respect to the proposed merger.

Negotiations over the terms of the merger agreement continued in Paris on October 25, 2006. At 8:30 a.m. (Chicago time), a telephonic board meeting (excluding Mr. Harvey) was convened. Representatives of Winston & Strawn LLP reported on changes to the merger agreement since the last draft reviewed by the board and that representatives of Cap Gemini had confirmed that the economic terms of the HSBC transaction and the Cross Atlantic Funds transactions were the same. UBS rendered its oral fairness opinion, subsequently confirmed by delivery of its written fairness opinion dated October 25, 2006, that, as of such date and based upon and subject to the assumptions, limitations and qualifications set forth in the opinion, the $29.00 per share in cash to be received by holders of Kanbay common stock (other than Cap Gemini or its affiliates and holders of Excluded Shares (as defined in the merger agreement)) in the merger was fair, from a financial point of view, to such holders. The board voted to grant Cap Gemini a waiver under the standstill agreement to permit Cap Gemini to acquire up to 14.9% of our outstanding shares from HSBC and the Cross Atlantic Funds, with Mr. Caldwell not participating in this decision. The board then approved resolutions approving and adopting the proposed transaction with Cap Gemini and authorizing Kanbay’s execution and delivery of the merger agreement.

Representatives of the parties continued the process of finalizing the merger agreement and preparing a press release and other communications regarding the proposed merger. In the early hours of October 26, 2006, representatives of Kanbay were informed that Cap Gemini had executed agreements with HSBC and the Cross Atlantic Funds with respect to the purchase of an aggregate of 14.7% of our outstanding common stock (assuming the exercise of certain warrants held by HSBC and being purchased by Cap Gemini). Thereafter, Cap Gemini and Kanbay executed the merger agreement.

On October 26, 2006 before the opening of the securities markets in Europe, the parties issued a joint press release announcing the execution of the merger agreement.

Recommendation of Our Board of Directors; Our Reasons for the Merger

Recommendation of Our Board of Directors

Our board of directors, by the unanimous vote of all directors present and voting:

•  approved and adopted the merger agreement and other transactions contemplated by the merger agreement, and declared the merger to be advisable to our stockholders;

•  determined that it was in the best interests of us and our stockholders to enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement; and

•  determined that the consideration to be paid to our stockholders in the merger was fair.

Accordingly, our board of directors recommends that you vote “FOR” the approval and adoption of the merger agreement and approval of the merger.

Our Reasons for the Merger

In the course of reaching its decision to approve and adopt the merger agreement and to recommend that you vote in favor of the proposal to approve and adopt the merger agreement and approve the merger, our board of directors consulted with our senior management, as well as our financial advisors and legal counsel, reviewed a significant amount of information and considered a number of factors in its deliberations, including, among others, the following:

•  the business, operations, management, financial condition, earnings and cash flows of our company on a historical and prospective basis;

•  the current and prospective environment in which we operate, including various national economic conditions, the competitive environment in the information technology consulting industry generally and the likely effect of these factors on us;

•  the financial presentation on October 25, 2006 and the opinion orally presented on October 25, 2006, and issued in writing on October 25, 2006, of UBS as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be received by holders of our common stock (other than certain holders of our common stock, including Cap Gemini and its affiliates) as more fully described under “The Merger—Opinion of Financial Advisor to Kanbay” beginning on page 31;

•  presentations and discussions with our senior management and representatives of our outside legal counsel, Winston & Strawn LLP, regarding the principal terms of the merger agreement and other related documents;

•  the fact that: (1) $29.00 per share exceeds the highest common stock trading price during the 540 day period preceding the date of announcement, and (2) the premium to be received by our stockholders in the merger represents a substantial premium of 19.2% when compared to the closing price of our common stock as of the date two business days prior to the announcement of the proposed merger, and 62.4% when compared to the average closing price of our common stock over the 90 days prior to the announcement of the proposed merger;

•  the potential stockholder value that could be expected to be generated from the other strategic options available to us, including remaining independent and continuing to implement our growth strategy or pursuing other strategic alternatives, as well as the risks and uncertainties associated with those alternatives;

•  the fact that the merger consideration consists solely of cash, which provides certainty of value to our stockholders compared to a transaction in which stockholders would receive stock;

•  management’s assessment that Cap Gemini will have adequate capital resources to pay the merger consideration;

•  the fact that the merger is not subject to any financing conditions and the probability that the merger would be completed given the financial capabilities of Cap Gemini; and

•  the availability of appraisal rights for our stockholders who properly exercise these statutory rights.

Each of these factors favored the conclusion by our board of directors that the terms of the merger and the merger transaction itself are fair to and in the best interests of us and our stockholders. Our board of directors also considered potential drawbacks or risks relating to the merger, including, among others, the following:

•  the fact that we will no longer exist as an independent public company, and our stockholders will no longer participate in our growth or benefit from any increase in our value;

•  the fact that certain of our directors and executive officers may have interests that are different from those of our stockholders generally, as described in “The Merger—Interests of Certain Persons in the Merger” beginning on page 40.

•  the limitations contained in the merger agreement on our ability to solicit other offers, as well as the possibility that we may be required to pay to Cap Gemini a termination fee of approximately $35.7 million, plus reimburse reasonable, documented third-party fees and expenses incurred by Cap Gemini in connection with the merger agreement and the transactions contemplated thereby, if the merger agreement is terminated under certain circumstances;

•  the fact that there can be no assurance that all conditions to the parties’ obligations to consummate the merger will be satisfied, and as a result, it is possible that the merger may not be consummated even if the merger agreement is approved and adopted by our stockholders. If the merger does not close, we may incur significant risks and costs, including the possibility of disruption to our operations, diversion of management and employee attention, employee attrition and a potentially negative effect on business and customer relationships;

•  the risk that the merger will not be approved by the appropriate governmental authorities; and

•  the fact that the merger will be a taxable transaction, and therefore, our stockholders generally will be required to pay tax on any gains that they recognize as a result of the receipt of cash in the merger.

Our board of directors believes that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit our board of directors to represent effectively the interests of our stockholders. These procedural safeguards include the following:

•  the active negotiations between the parties to the merger agreement regarding the merger consideration and the other terms of the merger agreement and the merger;

•  the receipt of an opinion from UBS as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be received by holders of our common stock (other than certain holders of our common stock, including Cap Gemini and its affiliates) as more fully described under “The Merger—Opinion of Financial Advisor to Kanbay” beginning on page 31;

•  the recognition by our board of directors that it may consider superior proposals, taking into account the termination fee that would be payable to Cap Gemini under certain circumstances;

•  the recognition by our board of directors that it has no obligation to continue to recommend the approval of the merger if it determines in good faith that it has received a superior proposal; and

•  the availability of appraisal rights under Delaware law for our stockholders who oppose the merger.

The foregoing discussion is not intended to be exhaustive, but we believe it addresses the material information and principle factors considered by our board of directors in its consideration of the merger. In view of the number and variety of factors and the amount of information considered, our board of directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of our board of directors may have given different weights to different factors. Our board of directors made its recommendation based on the totality of information presented to, and the investigation conducted by, the board of directors.

After taking into account all of the factors set forth above, among others, as a whole, including discussions with, and questioning of, our management and advisors, our board of directors agreed that the benefits of the merger outweigh the risks and that the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of our stockholders. Our board of directors, by the unanimous vote of all directors present and voting, has approved and adopted the merger agreement and approved the merger and recommends that our stockholders vote to approve and adopt the merger agreement and approve the merger at the special meeting.

Opinion of Financial Advisor to Kanbay

At the meeting of the Kanbay board of directors on October 25, 2006, UBS rendered its oral opinion to the Kanbay board of directors, subsequently confirmed in writing, that as of October 25, 2006, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the $29.00 per share in cash (referred to as the “Consideration”) to be received by the holders of Kanbay common stock (other than Cap Gemini or its affiliates and holders of excluded shares) in the merger was fair, from a financial point of view, to such holders. As used in this proxy statement, “excluded shares” means shares of Kanbay common stock with respect to which appraisal rights are exercised and shares of Kanbay common stock held by Kanbay, Cap Gemini, Merger Sub or any of their respective direct or indirect wholly owned subsidiaries.

The full text of UBS’ opinion, dated October 25, 2006, which sets forth, among other things, certain assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by UBS, is attached as Annex B to this proxy statement and incorporated in this proxy statement by reference. Kanbay’s stockholders should carefully read the UBS opinion in its entirety. This summary is qualified in its entirety by reference to the full text of the opinion.

UBS’ opinion was directed to the Kanbay board of directors and was provided for the information and assistance of the Kanbay board of directors in connection with its consideration of the merger. The UBS opinion to the Kanbay board of directors was one of many factors taken into consideration by the Kanbay board of directors in making its determination to declare the advisability of the merger. UBS was not asked to, and did not, recommend the specific consideration payable in the merger. The Consideration was determined through negotiations between Cap Gemini and Kanbay.

UBS’ opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to Kanbay or Kanbay’s underlying business decision to effect the merger.  UBS’ opinion does not constitute a recommendation to any stockholder of Kanbay as to how such stockholder should vote or act with respect to the merger. At the direction of the Kanbay board of directors, UBS was not asked to, nor did UBS, offer any opinion as to the terms, other than the Consideration to the extent expressly specified herein, to be received by holders of Kanbay common stock (other than Cap Gemini or its affiliates and holders of excluded shares), of the merger agreement or any related documents or the form of the merger, including, without limitation, the terms of any transactions or documents pursuant to which Cap Gemini may acquire shares of the Kanbay common stock from holders other than as a result of the merger.  In rendering its opinion, UBS assumed, with the consent of the Kanbay board of directors, that the final executed form of the merger agreement does not differ in any material respect from the draft that UBS examined, that Cap Gemini and Kanbay will comply with all the material terms of the merger agreement, and that the merger will be consummated in accordance with the terms of the merger agreement without any adverse waiver or amendment of any material term or condition thereof. UBS was not authorized to solicit and did not solicit indications of interest in a business combination with Kanbay from any party.

In arriving at its opinion, UBS, among other things:

•  reviewed certain publicly available business and historical financial information relating to Kanbay;

•  reviewed certain internal financial information and other data relating to the business and financial prospects of Kanbay that were provided to UBS by Kanbay and not publicly available, including financial forecasts and estimates prepared by management of Kanbay;

•  conducted discussions with members of the senior management of Kanbay concerning the business and financial prospects of Kanbay;

•  reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

•  compared the financial terms of the merger with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

•  conducted a discounted cash flow analysis;

•  reviewed the merger agreement; and

•  conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

The opinion states that, in connection with its review, with the consent of the Kanbay board of directors, UBS did not assume any responsibility for independent verification of any of the information reviewed by UBS for the purpose of its opinion and, with the consent of the Kanbay board of directors, relied on such information being complete and accurate in all material respects. In addition, the opinion states that with the consent of the Kanbay board of directors, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Kanbay, nor was UBS furnished with any such evaluation or appraisal. The opinion states that, with respect to the financial forecasts and estimates referred to above, UBS assumed, at the direction of the Kanbay board of directors, that they had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Kanbay as to the future performance of Kanbay. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any material adverse effect on Kanbay and/or the merger. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to UBS as of October 25, 2006. Subsequent developments may affect UBS’ opinion, but UBS does not have any obligation to update, revise or reaffirm its opinion.

In connection with rendering its opinion to the Kanbay board of directors, UBS performed a variety of financial analyses and considered a number of factors. The following is a summary of the material elements of the presentation made by UBS to the Kanbay board of directors on October 25, 2006. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a fairness opinion is a complex analytical process involving subjective judgments as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not susceptible to partial analysis or summary descriptions. Accordingly, UBS believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create an incomplete view of the processes underlying UBS’ analyses and opinion. UBS did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, UBS considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all the analyses assessed as a whole.

With respect to the selected public companies analysis and the selected precedent transactions analysis summarized below, no company or transaction used in those analyses as a comparison is identical to Kanbay or the merger, nor is an evaluation of the results entirely mathematical. Rather, the analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading of the companies or the transaction value of the transactions being analyzed. In performing its analyses, UBS made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of Kanbay and Cap Gemini.

Selected Public Company Analysis.   UBS compared selected financial information, ratios and public market multiples for Kanbay to the corresponding data for the following three US listed offshore services companies with fully diluted market capitalizations of less than $2 billion and annual revenue of less than $1 billion:

•  Patni Computer Systems Ltd. American Depositary Receipt (ADR)

•  Syntel Inc.

•  Covansys Corporation

The selected public companies differ significantly from Kanbay based on, among other things, the size of the companies, the geographic coverage of the companies’ operations and the particular business segments in which the companies operate.

UBS calculated, among other information, multiples for each of the selected public companies, as of October 20, 2006, of enterprise value, which consists of the market value of the particular company’s equity plus the book value (when available) of the particular company’s total debt, preferred stock and minority interests, minus cash, cash equivalents and marketable securities, to the relevant company’s:

•  estimated revenues for calendar years 2006 and 2007 based on selected publicly available research analysts’ estimates;

•  estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) for calendar years 2006 and 2007 based on selected publicly available research analysts’ estimates; and

•  estimated earnings before interest and taxes (“EBIT”) for calendar years 2006 and 2007 based on selected publicly available research analysts’ estimates.

UBS also calculated, among other information, multiples of common share price for each of the selected public companies as of October 20, 2006, to:

•  estimated calendar year 2006 and 2007 earnings per share (“EPS”) based on selected publicly available research analysts’ estimates. Common share price is divided by EPS to calculate a Price/Earnings multiple; and

•  estimated calendar year 2006 and 2007 Price/Earnings divided by the annual projected earnings growth rate of the relevant company (“PEG”) based on selected publicly available research analysts’ estimates.

UBS compared the implied multiples of enterprise value and common share price of the selected public companies as of October 20, 2006, to the implied multiples of enterprise value and common share price of Kanbay at the amount of the Consideration ($29.00 per share). Revenue, EBITDA, EBIT, EPS and growth rate estimates for Kanbay were based on both Kanbay management’s internal projections and selected publicly available research analysts’ estimates, while revenue, EBITDA, EBIT, EPS and growth rate estimates for the selected public companies were based on selected publicly available research analysts’ estimates and SEC filings.

The analysis indicated the following implied multiples for the selected public companies and for Kanbay:

	Total Enterprise Value as a Multiple of:
	Revenue				EBITDA				EBIT				Price/Earnings				PEG
	CY		CY		CY		CY		CY		CY		CY		CY		CY		CY
	2006E		2007E		2006E		2007E		2006E		2007E		2006E		2007E		2006E		2007E
Implied Multiples for Selected Public Companies
Mean	2.4	x	2.1	x	13.4	x	11.1	x	15.5	x	12.8	x	24.3	x	17.6	x	1.7	x	1.3	x
Median	2.1	x	1.7	x	12.2	x	10.1	x	14.4	x	12.0	x	22.9	x	18.4	x	1.7	x	1.1	x
Implied Multiples of Kanbay at the Amount of the Consideration ($29.00 per share)
Based on Kanbay management estimates	3.2	x	2.4	x	19.7	x	14.6	x	26.4	x	19.5	x	34.0	x	26.1	x	1.5	x	1.2	x
Based on research analyst estimates	3.2	x	2.6	x	21.0	x	15.8	x	28.6	x	21.2	x	36.0	x	28.3	x	1.6	x	1.3	x

Selected Precedent Transactions Analysis.   UBS reviewed publicly available financial information relating to the following selected IT services and outsourcing transactions announced since 2001 with a target enterprise value of less than $2 billion:

Acquiror	Target
Electronic Data Systems Corporation	MphasiS BFL Limited
LogicaCMG plc	Unilog S.A.
Accenture Ltd.	Capgemini North American Health Practice
Affiliated Computer Services, Inc.	Superior Consultant Holdings Corporation
Serco Group plc	ITNET plc
Getronics NV	PinkRoccade NV
Hewlett-Packard Company	Synstar plc
International Business Machines Corporation	Daksh eServices
CGI Group Inc./CACI Corporation	American Management Systems, Inc.
Cap Gemini Ernst & Young	Transiciel S.A.
AtosOrigin S.A.	SchlumbergerSema
Logica plc	CMG plc
CGI Group Inc.	IMRglobal Corporation

The selected transactions differ significantly from the merger based on, among other things, the size of the transactions, the structure of the transactions and the dates that the transactions were announced and consummated. UBS calculated, among other information, the total enterprise value implied by the purchase price in each selected transaction as a multiple of the target’s:

•  revenue for the last twelve months (“LTM”) and next twelve months (“NTM”) based on selected publicly available research analysts’ estimates and public filings; and

•  EBITDA and EBIT for LTM and NTM based on selected publicly available research analysts’ estimates and public filings.

UBS also calculated, among other information, the multiples of the particular target company’s equity value to the target company’s LTM and NTM net income based on selected publicly available research analysts’ estimates and public filings.

UBS took the implied multiples of enterprise value and equity value for the selected transactions listed above and compared them to the same multiples of Kanbay implied by the amount of the Consideration ($29.00 per share). Revenue, EBITDA, EBIT and net income for Kanbay were calculated based on both Kanbay management internal projections and selected publicly available research analysts’ estimates, while multiples for revenue, EBITDA, EBIT and net income for selected transactions were based on selected publicly available research analysts’ estimates and public filings. The analysis indicated the following implied multiples for the selected transactions and for the merger:

	Total Enterprise Value as a Multiple of:												Equity Value/
	Revenue				EBITDA				EBIT				Net Income
	LTM		NTM		LTM		NTM		LTM		NTM		LTM		NTM
All Transactions
Mean	1.3	x	1.0	x	11.5	x	9.3	x	18.6	x	13.3	x	25.4	x	20.8	x
Median	1.0	x	0.8	x	11.1	x	9.4	x	16.3	x	13.4	x	23.5	x	18.9	x
High	3.4	x	2.5	x	16.5	x	11.9	x	32.9	x	17.1	x	39.6	x	31.5	x
Low	0.5	x	0.5	x	8.6	x	5.6	x	11.1	x	10.6	x	11.3	x	13.9	x
Implied Multiples of Kanbay at the Amount of the Consideration ($29.00 per share)
Based on Kanbay management estimates	3.2	x	2.4	x	19.7	x	14.6	x	26.4	x	19.5	x	34.0	x	26.1	x
Based on research analyst estimates	3.2	x	2.6	x	21.0	x	15.8	x	28.6	x	21.2	x	36.0	x	28.3	x

Discounted Cash Flow Analysis.   UBS performed a discounted cash flow analysis to calculate the estimated present value of the stand-alone unlevered, after-tax free cash flows that Kanbay could generate over the period from December 31, 2006 through December 31, 2011. The analysis was based on internal projections provided to UBS by the management of Kanbay. UBS calculated a range of terminal values for Kanbay by applying a LTM EBIT multiple of 10 to 14 times Kanbay’s estimated EBIT for the twelve months ending December 31, 2011. UBS selected this range of multiples based on its professional judgment and its knowledge of Kanbay and the comparable companies, with consideration given to the differences in financial and operating characteristics and other relevant factors. The cash flows and terminal values were then discounted to December 31, 2006 using discount rates ranging from 14.5% to 16.5% based on a determination by UBS of Kanbay’s weighted average cost of capital. This analysis indicated the following implied per share equity reference range for Kanbay, as compared to the merger consideration of $29.00 per share:

Implied per Share Equity Reference Range for Kanbay	Merger Consideration
$21.10-$30.09	$29.00

Miscellaneous.   The Kanbay board of directors selected UBS based on its experience, expertise and reputation. UBS is an internationally recognized investment banking and advisory firm that is continuously engaged in the valuation of securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, restructurings and valuations for corporate and other purposes. In the ordinary course of business, UBS and its predecessors and affiliates may provide extensions of credit and other financial services to Cap Gemini and may receive customary compensation for the rendering of such services. In the ordinary course of business, UBS, its successors and affiliates may trade and have traded securities of Kanbay and Cap Gemini for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Pursuant to its engagement, UBS received a fee of $2,500,000 in connection with delivering its opinion to the Kanbay board of directors and UBS will receive a fee equal to 0.5% of the transaction value upon the consummation of the merger (against which the opinion fee will be offset).  Based on the number of shares of Kanbay common stock outstanding on October 20, 2006, the estimated transaction fee payable to UBS upon consummation of the merger would be approximately $6,500,000.  Kanbay also has agreed to reimburse UBS for up to $80,000 of reasonable out-of-pocket expenses incurred in performing its services, including fees, disbursements and other charges of its legal counsel.  In addition, Kanbay has agreed to indemnify UBS and related parties against liabilities and expenses related to or arising out of UBS’ engagement and any related transactions.

During the past two years, UBS received no fees from Cap Gemini.

Beneficial Ownership of Directors and Executive Officers

As of January 9, 2007, the record date for the special meeting, our directors and executive officers beneficially owned and were entitled to vote approximately 4,050,616 shares of our common stock, or approximately 10.0% of our total common stock outstanding on that date excluding those shares held by Cap Gemini and its subsidiaries. These numbers do not give effect to outstanding stock options, which are not entitled to vote at the special meeting.

Delisting and Deregistration of Our Common Stock

If the merger is consummated, our common stock will no longer be listed on the NASDAQ Global Select Market and will be deregistered under the Securities Exchange Act of 1934, as amended, and we will no longer file periodic reports with the Securities and Exchange Commission.

Material U.S. Federal Income Tax Consequences

The following is a summary of certain material United States federal income tax consequences of the merger to United States Holders (as defined below) of our common stock whose shares are converted into the right to receive cash under the merger. This discussion does not purport to consider all aspects of United States federal income taxation that might be relevant to our United States Holders. This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect, that could affect the continuing validity of this discussion.

This summary is limited to United States Holders who hold shares of our common stock as capital assets within the meaning of section 1221 of the Code (generally speaking, stock held for investment purposes). This summary also does not address tax considerations applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

•  banks, insurance companies or other financial institutions;

•  broker-dealers;

•  traders;

•  expatriates;

•  tax-exempt organizations;

•  cooperatives;

•  persons who are subject to alternative minimum tax;

•  persons that are partnerships, S-corporations or other pass-through entities;

•  persons who hold their shares of common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•  persons deemed to sell their shares of common stock under the constructive sale provisions of the Code;

•  persons that have a functional currency other than the United States dollar; or

•  persons who acquired their shares of our common stock upon the exercise of stock options or otherwise as compensation.

In addition, this summary does not address any United States federal estate or gift tax consequences, nor any state, local or foreign tax consequences, of the merger, and this summary does not address the tax consequences to holders of our common stock who exercise appraisal rights under Delaware law. Also, if a portion of the merger consideration is withheld pursuant to any law in respect of withholding taxes, such withheld amounts will be treated for purposes of this summary as having been received by the holder in respect of whose shares the withholding was made.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER, AND IS NOT TAX ADVICE. THEREFORE, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of this discussion, a “United States Holder” means a holder of our common stock that is:

•  an individual citizen or resident of the United States for United States federal income tax purposes;

•  a corporation or an entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•  an estate the income of which is subject to United States federal income taxation regardless of its source; or

•  a trust (a) the administration over which a United States court can exercise primary supervision and all of the substantial decisions of which one or more United States persons have the authority to control, and (b) that has made a valid election to be a U.S. person for federal income tax purposes.

Consequences of the Merger

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a United States Holder who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of our common stock exchanged therefor. Any such gain or loss would be long-term capital gain or loss if the United States Holder’s holding period for the shares of our common stock exceeded one year. Long-term capital gains of noncorporate taxpayers generally are taxable at a maximum federal income tax rate of 15%. Capital gains of corporate taxpayers generally are taxable at the regular income tax rates applicable to corporations. The deductibility of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of common stock (i.e., shares acquired at the same cost in a single transaction) exchanged for cash in the merger.

Backup Withholding

Under the “backup withholding” provisions of United States federal income tax law, the exchange agent for the merger may be required to withhold and pay over to the Internal Revenue Service (IRS), a portion of the amount of any payments you receive in connection with the merger unless you (1) provide a correct taxpayer identification number (which, if you are an individual, is your Social Security number) and any other required information to the exchange agent, or (2) are a corporation or come within certain exempt categories and, when required, demonstrate this fact and otherwise comply with applicable requirements of the backup withholding rules. The current backup withholding rate is 28%. If you do not provide a correct taxpayer identification number, you may be subject to penalties imposed by the IRS.  Any amount withheld as backup withholding does not constitute an additional tax and will be creditable against your United States federal income tax liability. If withholding results in an overpayment of taxes, a refund may be obtained by filing a tax return with the IRS. You should consult with your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

A United States Holder may prevent backup withholding by completing the IRS Form W-9 (or substitute form) that will be included with the letter of transmittal mailed to you by the exchange agent and submitting the completed IRS Form W-9 (or substitute form) to the exchange agent when you submit your stock certificate(s) following the effective time of the merger.

Dissenting Holders

A United States Holder who receives payment for shares in cash in connection with their exercise of appraisal rights will recognize gain or loss, for United States federal income tax purposes, measured by the difference between such holder’s basis in such shares and the amount of cash received.

Regulatory Matters

Antitrust Authorities

The merger is subject to the mandatory notification and waiting period requirements of the HSR Act, which requires that we and Cap Gemini furnish certain information and materials relating to the merger to the Antitrust Division and the FTC. Under the HSR Act, the merger may not be consummated until the applicable waiting period has expired or been terminated by the Antitrust Division and the FTC. We and Cap Gemini filed notification and report forms under the HSR Act with the Antitrust Division and the FTC on November 1, 2006. On November 14, 2006, we received notice of early termination of the HSR waiting period from the FTC.

The FTC, the Antitrust Division or other similar regulatory authority could take action under the antitrust laws with respect to the merger, including seeking to enjoin the consummation of the merger or seeking the divestiture by Cap Gemini of all or part of our shares or assets, or of other business conducted by Cap Gemini, or its affiliates, or seeking to subject us, Cap Gemini or our respective affiliates to operating conditions, before or after we consummate the merger. We cannot assure you that an antitrust challenge to the merger will not be made and, if such a challenge is made, we cannot predict the result.

Commitment to Obtain Approval

We and Cap Gemini have agreed to use all commercially reasonable efforts to obtain all necessary consents and approvals of governmental entities and all necessary consents, approvals and waivers from any other person to consummate the merger. We have also agreed with Cap Gemini to use all commercially reasonable efforts to take all steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any governmental entity.

Despite our general obligation to use all commercially reasonable efforts to obtain necessary consents and approvals, Cap Gemini is not required to agree to, or offer to, divest or hold separate, or enter into any licensing or similar arrangement with respect to, any asset or any portion of its or its subsidiaries’ businesses. We have also agreed to not enter into any such agreement with respect to our or our subsidiaries’ assets or businesses without the prior written consent of Cap Gemini.

Legal Matters

On November 28, 2006, a complaint was filed in the Circuit Court of Cook County, Illinois alleging that we and our directors breached fiduciary duties to our stockholders in the negotiation of the proposed merger.  The complaint was filed by one of our stockholders as a class action complaint, and alleges that the price negotiated is inadequate, our directors obtained benefits that are not available to our other public stockholders and certain material disclosures were omitted from our preliminary proxy statement filed on November 13, 2006 with the SEC.  The complaint also alleges that Capgemini Financial Services, Inc. aided and abetted the alleged breaches of fiduciary duty.  The complaint seeks monetary damages and injunctive relief.  We believe that the lawsuit is without merit and intend to defend it vigorously.

Interests of Certain Persons in the Merger

In considering the recommendation of our board of directors, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, those of our stockholders.  These interests may create potential conflicts of interests.  Our board of directors was aware of these interests and considered them, among other matters, when they approved and adopted the merger agreement. Our executive officers are Raymond J. Spencer, William F. Weissman, Cyprian D'Souza, Roy K. Stansbury, Aparna U. Katre, Laurence M. Gordon, Kenneth M. Coppins, Rodney J. Rogers and Robert A. Williams.

Beneficial Ownership of Directors and Executive Officers

As of January 9, 2007, the record date for the special meeting, our directors and executive officers beneficially owned and were entitled to vote approximately 4,050,616 shares of common stock, or approximately 10.0% of our total common stock outstanding on that date. These numbers do not give effect to outstanding stock options, which are not entitled to vote at the special meeting.

Waiver of Rights by Raymond J. Spencer and Cyprian D’Souza

As a result of the transactions contemplated by the merger agreement, Raymond J. Spencer, William F. Weissman and Cyprian D’Souza were generally entitled to receive accelerated vesting of all outstanding stock options held by them at the effective time of the merger. Messrs. Spencer and D’Souza have agreed to waive their right to have such unvested options accelerated at the effective time of the merger, provided that they will be entitled to receive any amounts that have not been paid pursuant to unvested stock options if they are terminated or voluntarily leave the employment of the surviving corporation for any reason. Mr. Weissman had also agreed to waive his right to have his unvested options accelerated at the effective time of the merger, but Cap Gemini has agreed to void this waiver.

Employment Agreements

Each of our executive officers is currently a party to a severance agreement (the “Severance Agreements”) with us.  Currently, the Severance Agreements provide that if (i) an executive officer’s employment is terminated by us without “cause” (as defined in the Severance Agreements) at any time, or (ii) an executive officer terminates his or her employment with “good reason” (as defined in the Severance Agreements) either at any time (for Mr. Spencer), within 18 months after we undergo a change in control (for Messrs. Weissman, D’Souza, Rogers, Stansbury and Williams and Ms. Katre) or within 12 months after we undergo a change in control (for Messrs. Coppins and Gordon), the executive officer would be entitled to certain cash severance payments and accelerated vesting of equity awards.  The Severance Agreements also provide these executive officers, other than Messrs. Coppins and Gordon, with the continuation of health and welfare benefits for a certain period of time.  In addition, each of Messrs. Spencer, Weissman and D’Souza would be entitled to a “gross-up” payment to cover any excise tax under Section 4999 of the Internal Revenue Code that may be imposed on him. The executive officer’s receipt of these benefits is contingent on the execution of a full and complete release of us from any and all claims that the executive officer may have against us.

In lieu of the Severance Agreements, it is expected that each of our executive officers, other than Messrs. Weissman and Williams, will enter into new employment agreements (the “Employment Agreements”) with Cap Gemini.  It is expected that Mr. Weissman will remain an employee of the surviving corporation only for a transition period that ends during 2007.  At the end of this transition period, Mr. Weissman's employment will terminate and such termination will be treated as a termination for “good reason” under his Severance Agreement.  As a result, Mr. Weissman will be entitled to the payments and benefits set forth in his Severance Agreement with us.  We anticipate that Mr. Williams will continue as an employee of the surviving corporation after the effective time of the merger and that his Severance Agreement will remain in effect.

It is expected that the Employment Agreements between Cap Gemini and each of our executive officers, other than Messrs. Weissman and Williams, will generally contain the following terms and provisions, among others:

Period of Employment. The executive officer’s employment with Cap Gemini would be “at will” and could be terminated at any time for any reason, subject to the obligations described below.

Termination Payments.  It is expected that the Employment Agreements would provide the executive officer with termination payments that are similar to the termination payments he or she would have been entitled to under the Severance Agreements, if Cap Gemini terminates the executive officer’s employment other than for “cause” at any time, or if the executive officer terminates his or her employment with Cap Gemini for “good reason” at any time, subject to the executive officer’s execution of a release of claims.  “Cause” and “good reason” would have the meanings set forth in the Employment Agreements.  The expected termination payments are described in further detail below.

Cash Severance Payments.  Mr. Spencer would receive a cash severance payment equal to 24 months’ base salary and target bonus if a termination of his employment occurred on or prior to the second anniversary of the effective time of the merger, and 12 months’ base salary and target bonus if a termination of his employment occurred after the second anniversary of the effective time of the merger.  Mr. D’Souza would receive a cash severance payment equal to 18 months’ base salary and target bonus if a termination of his employment occurred on or prior to the second anniversary of the effective time of the merger, and 12 months’ base salary and target bonus if a termination of his employment occurred after the second anniversary of the effective time of the merger.  Messrs. Gordon, Coppins, Rogers and Stansbury and Ms. Katre would receive a cash severance payment equal to six months’ base salary regardless of the date their employment is terminated.

Continued Health and Welfare Benefits.  Mr. Spencer would be entitled to continued health and welfare benefits for up to 24 months if a termination of his employment occurred on or prior to the second anniversary of the effective time of the merger, and continued health and welfare benefits for up to 12 months if a termination of his employment occurred after the second anniversary of the effective time of the merger.  Messrs. D’Souza, Rogers and Stansbury and Ms. Katre would be entitled to continued health and welfare benefits for up to 18 months if a termination of his or her employment occurred on or prior to the second anniversary of the effective time of the merger, and continued health and welfare benefits for up to 12 months if a termination of his or her employment occurred after the second anniversary of the effective time of the merger.  The other executive officers would not be entitled to any continued health and welfare benefits.

Unvested Equity.  The executive officer would be entitled to receive any amounts that have not been paid pursuant to unvested stock options, as described below under “—Equity Compensation Arrangements—Executive Officers.”

Tax Gross-up.  If the executive officer would be subject to an excise tax under Section 4999 of the Internal Revenue Code for receiving the termination payments, Cap Gemini would pay an additional amount so that the executive officer is placed in the same after-tax position with respect to these benefits as if this excise tax were not imposed.

Base Salary and Bonus

The following table sets forth the annualized base salary for each of our executive officers for the 2006 fiscal year.

2006 Annualized Base Salary
Raymond J. Spencer	$500,000
William F. Weissman	265,000
Cyprian D’Souza	270,000
Roy K. Stansbury	325,000
Aparna U. Katre	250,000
Laurence M. Gordon	215,000
Kenneth M. Coppins	250,000
Rodney J. Rogers	500,000
Robert A. Williams	225,750

Pursuant to his offer agreement with us, Mr. Coppins’ base salary increased to $300,000, effective January 1, 2007.

We have proposed to Cap Gemini to increase the base salary of each of the executive officers, other than Messrs. Rogers and Williams, for 2007. As a result, after the effective time of the merger, it is expected that Mr. Spencer’s base salary will be increased to $600,000, that Mr. Weissman’s base salary will be increased to $280,000, that Mr. D’Souza’s base salary will be increased to $315,000, that Mr. Stansbury’s base salary will be increased to $375,000, that Ms. Katre’s base salary will be increased to $290,000, that Mr. Coppins’ base salary will be increased to $335,000 and that Mr. Gordon’s base salary will be increased to $240,000. Messrs. Rogers and Williams would continue to receive the same annual base salary after the effective time of the merger.

Our executive officers will be eligible to receive a bonus for 2006 in accordance with our 2006 global leadership bonus plan in an amount equal to a specified percentage of his or her annual base salary upon the achievement of certain performance targets. These performance targets include the achievement of certain net profit, related and non-related third party revenue and retention objectives.

It is expected that our executive officers, other than Messrs. Rogers and Williams, would be eligible to receive a bonus for 2007 under a Cap Gemini incentive compensation plan.  Messrs. Rogers and Williams would continue to participate in the same incentive compensation plan in which they currently participate.

Equity Compensation Arrangements

Non-Employee Directors

Each outstanding option to purchase shares of our common stock held by our non-employee directors, whether such options are vested or unvested, will terminate in its entirety, and such non-employee directors will be entitled to receive at the effective time of the merger an amount of cash equal to the product of (i) the number of shares of our common stock as to which such option is exercisable at the effective time of the merger and (ii) the excess, if any, of $29.00 over the per share exercise price of such option immediately prior to the effective time of the merger. None of our non-employee directors holds shares of restricted stock.

Executive Officers

At the effective time of the merger, each outstanding option to purchase shares of our common stock held by our executive officers that is vested as of the effective time of the merger will terminate in its entirety, and such executive officers will be entitled to receive an amount of cash equal to the product of (a) the number of shares of our common stock as to which such vested option is exercisable at the effective time of the merger and (b) the excess, if any, of $29.00 over the per share exercise price of such option immediately prior to the effective time of the merger. Each outstanding option to purchase shares of our common stock held by our executive officers, other than Mr. Weissman, that is unvested as of the effective time of the merger also will terminate, and be converted into the right to receive from Cap Gemini or any of its subsidiaries after the effective time of the merger the value of such unvested option, determined by multiplying (i) the number of shares of our common stock subject to such unvested option and (ii) the excess, if any, of $29.00 over the per share exercise price of such option.  It is expected that each of these executive officers would be able to elect to receive in cash up to $500,000 of the value of these unvested options at the time such options would have vested under the relevant plan or agreement, subject to certain conditions, including conditions of employment.  The remainder of the value of these unvested options would be invested in Cap Gemini stock or a Cap Gemini stock index, and each executive officer would be entitled to receive the then-current value of such investment at the time the unvested stock options would have vested under the relevant plan and agreement, subject to certain conditions, including conditions of employment.  As described above, these executive officers would be able to receive any amounts that have not been paid pursuant to unvested stock options under the Employment Agreements, if any of these executive officers is terminated by Cap Gemini other than for cause or any of these executive officers terminates his or her employment with good reason.

Mr. Weissman's stock option agreements provide that each outstanding option to purchase shares of our common stock that he holds will become fully vested as of the closing date of the merger.  At the effective time of, and as a result of, the merger, all of Mr. Weissman's options will terminate, and Mr. Weissman will be entitled to receive an amount of cash equal to the product of (i) the number of shares of our common stock as to which his options are exercisable at the effective time of the merger and (ii) the excess, if any, of $29.00 over the per share exercise price of such options immediately prior to the effective time of the merger.

Non-Employee Directors and Executive Officers

The following table sets forth information regarding the number and value of the stock options held by each of our non-employee directors and executive officers as of December 31, 2006, including the number and value of all vested options and unvested options.  The vested options have exercise prices ranging between $0.90 per share and $23.88 per share, and the unvested options have exercise prices ranging between $3.47 per share and $23.88 per share.

	Number of Unexercised				Total Number	Total Value
	In-the-Money Options at		Value of Unexercised In-the-Money Options at		of Unexercised In-the-Money	of Unexercised In-the-Money
	December 31, 2006 (#)		December 31, 2006 ($)(1)		Options at	Options at
	Vested	Unvested	Vested	Unvested	December 31, 2006	December 31, 2006
Raymond J. Spencer	579,400	72,545	$13,714,197	$1,160,720	651,945	$14,874,917
William F. Weissman	207,115	54,409	$4,609,144	$870,544	261,524	$5,479,688
Cyprian D’Souza	250,928	54,409	$5,789,290	$870,544	305,337	$6,659,834
Roy K. Stansbury	165,094	55,881	$3,829,624	$894,096	220,975	$4,723,720
Aparna U. Katre	108,409	46,568	$2,374,040	$745,088	154,977	$3,119,128
Kenneth M. Coppins	30,000	90,000	$376,200	$1,128,000	120,000	$1,504,800
Rodney J. Rogers	—	—	—	—	—	—
Laurence M. Gordon	30,000	90,000	$376,200	$1,128,000	120,000	$1,504,800
Robert A. Williams	27,490	20,490	$518,994	$327,832	47,980	$846,826
Donald R. Caldwell	102,449	27,941	$2,391,206	$371,680	130,390	$2,762,886
Harry C. Gambill	15,523	40,359	$125,549	$392,292	55,882	$517,841
Kenneth M. Harvey	27,941	27,941	$413,272	$371,680	55,882	$784,952
B. Douglas Morriss	27,941	27,941	$413,272	$371,680	55,882	$784,952
Michael E. Mikolajczyk	27,941	27,941	$413,272	$371,680	55,882	$784,952

(1)   The dollar value of the options in calculated by multiplying the number of shares of common stock underlying such options by the difference between $29.00 and the per share exercise price of the option (if less than $29.00).

At the effective time of the merger, each outstanding share of our common stock that was issued pursuant to a restricted stock grant, and that is unvested as of the effective time of the merger, will be converted into the right to receive from Cap Gemini or any of its subsidiaries after the effective time of the merger an amount of cash equal to $29.00. With the exception of Kenneth M. Coppins, none of our non-employee directors or executive officers owns shares of restricted stock. On November 10, 2005, Mr. Coppins was granted 40,000 shares of restricted stock, which vest in 25% annual installments beginning on November 10, 2006, subject to certain conditions, including conditions of employment.

Indemnification and Insurance

With respect to claims made from and after the effective time of the merger and during a period of at least six years thereafter, Cap Gemini will, and will cause the surviving corporation of the merger to, fulfill and honor all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger now existing in favor of our current or former directors and officers. In addition, the certificate of incorporation and bylaws of the surviving corporation will contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable to our current and former directors and officers as those contained in our existing certificate of incorporation and bylaws, as amended.  Such provisions will not be amended, repealed or modified for a period of six years after the effective time of the merger in a manner that would adversely affect the rights of such current and former directors and officers.

For a period of three years after the effective time of the merger, Cap Gemini will cause the surviving corporation to maintain directors’ and officers’ liability insurance for events occurring prior to the effective time of the merger on terms with respect to coverage and amounts that are no less favorable than those in effect as of the date of the merger agreement. The surviving corporation is not required to expend in any one year in excess of 150% of the annual premium paid by us as of the date of the merger agreement.

A more complete description of the indemnification and insurance provisions in the merger agreement is contained in this proxy statement under the caption “The Merger Agreement—Indemnification and Insurance” on page 63.

Other Benefit Arrangements

Certain of our executive officers are entitled to receive other benefits in connection with their employment with us, which are generally available to all of our U.S. employees. Our executive officers will continue to be eligible to receive such benefits after the effective time of the merger, including, but not limited to, matching 401(k) contributions and life insurance premium payments.

Sale of Kanbay Common Stock to Capgemini NA by HSBC and Certain Funds Managed by Cross Atlantic Capital Partners, Inc.

The Share Sale and Purchase

On November 21, 2006, Household Investment Funding Inc., or HIF, our largest stockholder, and a subsidiary of HSBC, sold to Capgemini NA:

•  4,532,240 shares of Common Stock in Kanbay at a price of $29.00 per share, which is the per share consideration being offered by Cap Gemini to all stockholders;

•  223,524 warrants issued pursuant to the Class A Common Stock Purchase Warrant dated July 27, 2004 at a price of $25.6446 per warrant; and

•  372,540 warrants issued pursuant to the Warrant to Purchase Common Stock No. CA-002 dated July 27, 2004 at a price of $21.36 per warrant.

The purchase price for the warrants was equal to the excess of $29.00 per share over the per share exercise price of each such warrant.

On November 21, 2006, the following funds managed by Cross Atlantic Capital Partners, Inc. completed the following transactions:

•  Co-Investment 2000 Fund, L.P., or the Co-Investment Fund, sold 724,872 shares of Common Stock in Kanbay to Capgemini NA, at a price of $29.00 per share; and

•  Cross Atlantic Technology Fund II, L.P., or XAT Fund II, sold 125,547 shares of Common Stock in Kanbay to Capgemini NA, at a price of $29.00 per share.

Unless otherwise specified, the description of the following terms and conditions of share purchase agreements applies equally to the share purchase agreement entered into separately by each of HIF, the Co-Investment Fund and XAT Fund II, on the one hand as sellers, and Capgemini NA, as buyer.

Additional Payment

The parties also agreed that in the event that the merger with Cap Gemini is not consummated and a transaction is completed pursuant to which Cap Gemini receives (directly or indirectly) consideration for the shares and the warrants sold by the seller to Capgemini NA, which exceeds the price paid by Capgemini NA, Capgemini NA will pay to the seller 50% of the excess of such consideration over the price paid by Capgemini NA to the seller.

Covenants

Under the share purchase agreement, the seller agreed to be bound by a “no solicitation” provision that provides that the seller may not:

•  solicit, initiate or knowingly encourage, facilitate or induce any inquiry with respect to, or the making submission or announcement of, any acquisition proposal (as described below);

•  participate or engage in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to an acquisition proposal or take any other action to knowingly encourage or facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, any acquisition proposal;

•  approve, endorse, recommend or make or authorize any statement, recommendation or solicitation in support of any acquisition proposal; or

•  execute or enter into, or propose to execute or enter into, any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any acquisition proposal or transaction contemplated thereby.

•  HIF also agreed that it would not issue a public statement that HIF supports any other acquisition proposal.

The definition of “acquisition proposal” in the share purchase agreement is the same as that of the merger agreement.

HIF also agreed to waive its right to terminate its consulting agreement with us, which will be triggered when we merge with Cap Gemini.

Appraisal Rights

Holders of record of our shares of common stock who do not vote in favor of the approval and adoption of the merger agreement or consent thereto in writing and who properly demand appraisal of their shares will be entitled to seek appraisal of the “fair value” of their shares under Section 262 of the Delaware General Corporation Law, or Section 262.

In order to exercise appraisal rights and obtain “fair value” for your shares exclusive of any element of value arising from the expectation or accomplishment of the merger, you must demand an appraisal and perfect your appraisal rights in accordance with Section 262. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps set out in Section 262 properly and in a timely manner to perfect appraisal rights. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights.

The following discussion is not a complete statement of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262 which is attached to this proxy statement as Annex C. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” or “holders of shares of our common stock” are to the record holder or holders of the shares of our common stock entitled to vote as to which appraisal rights are asserted.

Under Section 262, a record holder of shares of our common stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the merger, who does not vote in favor of the approval and adoption of the merger agreement and who otherwise follows the procedures set forth in Section 262, will be entitled to have his or her shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the approval and adoption of the merger agreement by our stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute the notice, and the full text of Section 262 is attached to this proxy statement as Annex C.  Any holder of our common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights.

Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of our common stock, we believe that if you consider exercising such rights, you should seek the advice of legal counsel.

Any stockholder wishing to exercise appraisal rights must deliver to us, before the vote on the approval and adoption of the merger agreement at the special meeting on Thursday, February 8, 2007, a written demand for the appraisal of the stockholder’s shares, and must not vote in favor of the approval and adoption of the merger agreement. A holder of shares of our common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective time of the merger. A proxy which is signed and does not contain voting instructions will, unless revoked, be voted in favor of the approval and adoption of the merger agreement. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the approval and adoption of the merger agreement or abstain from voting on the merger agreement. Neither voting against the approval and adoption of the merger agreement (in person or by proxy), nor abstaining from voting or failing to vote on the proposal to approve and adopt the merger agreement will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to approve and adopt the merger agreement. The demand must reasonably inform us of the identity of the record holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the approval and adoption of the merger agreement at the special meeting of stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of our common stock is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of our common stock should be executed by or on behalf of the holder of record, and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial owner must, in such cases, have the registered stockholder submit the required demand in respect of those shares. If the shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, execution of the demand should be by or for the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners.  An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder or record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of our common stock entitled to vote held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All demands for appraisal pursuant to Section 262 should be made in writing and delivered to the following address prior to the vote on the adoption and approval of the merger agreement: Kanbay International, Inc., 6400 Shafer Court, Suite 100, Rosemont, Illinois, 60018, Attention: Secretary.

The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of common stock. If your shares of our common stock are held through a broker, bank, nominee or other third-party and you wish to demand appraisal rights you must act promptly to instruct the applicable broker, bank nominee or other third party to follow the steps set out in Section 262,and summarized here, properly and in a timely fashion.

Within ten days after the effective time of the merger, the surviving corporation must notify each holder of our common stock who has complied with Section 262, and who has not voted in favor of the approval and adoption of the merger agreement that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of our common stock who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery with a copy served on the surviving corporation demanding a determination of the fair value of the shares held by all dissenting holders. If a petition for appraisal is not timely filed, then the right to an appraisal for all dissenting stockholders will cease. The surviving corporation is under no obligation to and has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, the holders of our common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of our common stock within the time and in the manner prescribed in Section 262.

Within 120 days after the effective time of the merger, any holder of our common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the approval and adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

Under the merger agreement, we have agreed to provide Cap Gemini prompt notice of any demands for appraisal, withdrawals of such demands and any other related instruments served pursuant to the General Corporation Law of the State of Delaware received by us pursuant to Section 262.  Cap Gemini will have the right to participate in and direct negotiations and proceedings with respect to demands for appraisal under Section 262.  We will not make any payments with respect to, or settle or offer to settle, any demands for appraisal without the prior written consent of Cap Gemini.

If a petition for an appraisal is timely filed by a holder of shares of our common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to that stockholder.

After determining the holders of our common stock entitled to appraisal, the Delaware Court of Chancery will determine the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP,

Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the cash merger consideration that they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a merger is not necessarily an opinion as to fair value under Section 262. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the cash merger consideration.

Cap Gemini has informed us that it does not anticipate offering to any stockholder exercising appraisal rights more than $29.00 per share to any holder of shares of common stock, and Cap Gemini has reserved the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of our common stock is less than $29.00 per share of common stock. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of our common stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although upon application of a dissenting stockholder or the surviving corporation, the Court may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

Any holder of shares of our common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of our common stock as of a record date prior to the effective time of the merger).

If any stockholder who demands appraisal of shares of our common stock under Section 262 fails to perfect, or successfully withdraws or loses, such holder’s right to appraisal, the stockholder’s shares of our common stock will be deemed to have been converted at the effective time of the merger into the right to receive $29.00 in cash per share, without interest and less any applicable withholding taxes. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger consideration, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent approval by the Delaware Court of Chancery, which approval may be conditioned upon the terms the Court deems just.

Failure to comply with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder who may wish to pursue appraisal rights is urged to consult legal counsel promptly.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement. Stockholders should read carefully the merger agreement, which is attached as Annex A to this proxy statement.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties that we, on the one hand, and Cap Gemini and Merger Sub, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the merger agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosures letters exchanged by the parties in connection with signing the merger agreement. While we do not believe that these disclosure letters contain information required to be publicly disclosed under the applicable securities laws other than information that has already been so disclosed, the disclosure letters do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about us, since they were made as of specific dates, may be intended merely as a risk allocation mechanism between us and Cap Gemini and Merger Sub and are modified in important part by the underlying disclosure letters.

The merger agreement provides that Merger Sub will merge with and into us. We will survive the merger as a wholly owned subsidiary of Capgemini NA, a corporation organized under the laws of the State of Delaware and a wholly owned subsidiary of Cap Gemini.

The closing date for the merger will be as soon as practicable after the satisfaction or waiver of all conditions to closing in the merger agreement. We will seek to complete the merger shortly following the special meeting of stockholders on Thursday, February 8, 2007, and currently expect to complete the merger on or about February 8, 2007, if the conditions to completion of the merger have been waived or satisfied by such date. However, we cannot assure you when, or if, all of the conditions to completion of the merger will be satisfied or waived. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 60.

The merger will be effective when we file a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as we and Cap Gemini specify in the certificate of merger. We expect to make this filing at the time of the closing under the merger agreement.

Merger Consideration

The merger agreement provides that each share of our common stock outstanding immediately prior to the effective time of the merger (other than shares held by us, Cap Gemini, Merger Sub or any of our or their respective wholly owned subsidiaries, or by holders properly exercising appraisal rights under Delaware law) will be converted at the effective time of the merger into the right to receive cash, without interest and less any applicable withholding taxes, in the amount of $29.00 per share.

If any of our stockholders perfects appraisal rights with respect to any of our shares, then we will treat those shares as described under “The Merger—Appraisal Rights” beginning on page 46.

Treatment of Other Equity Securities

Restricted Stock

At the effective time of the merger, each share of our common stock that was issued pursuant to a restricted stock grant and that is unvested and outstanding as of the effective time of the merger will be converted into the right to receive from Cap Gemini or any direct or indirect subsidiary of Cap Gemini after the effective time of the merger an amount of cash equal to $29.00 per share. Any holder of restricted stock shall be entitled to receive such amount with respect to any restricted stock at the time that any such restricted stock would have vested under the relevant Company stock plan and agreement thereunder, on condition that at such time such holder continues to be employed by Cap Gemini or any of its subsidiaries; provided, however, that any holder of restricted stock who is dismissed from his or her employment without cause, or who resigns with good reason (as “cause” and “good reason” are defined in the Company stock plan or such holder’s employment terms and conditions at the time of such dismissal or resignation, as applicable), at any time until July 31, 2008, shall be entitled to receive, with respect to such restricted stock outstanding immediately prior to such dismissal or resignation, such amount as following such dismissal or resignation; provided, further, that, so long as a holder of restricted stock continues to be employed by Cap Gemini or any of its subsidiaries, upon such holder’s death or permanent disability (as “permanent disability” is defined in the Company stock plan or such holder’s employment terms and conditions at the time of such permanent disability, as applicable), such holder shall be entitled to receive, with respect to such restricted stock outstanding immediately prior to such holder’s death or permanent disability, such amount following notification of Cap Gemini or any of its subsidiaries of such holder’s death or permanent disability.

As of December 31, 2006, there were 296,888 shares of restricted stock outstanding, 10,000 of which were vested.

Company Options

At the effective time of the merger, each option to purchase shares of our common stock that is vested as of the effective time of the merger or that becomes vested as a result of the transactions set forth in the merger agreement as of the effective time of the merger, and that is unexpired, unexercised and outstanding immediately prior to the effective time of the merger (collectively, the “Cashed-Out Options”) will terminate in its entirety at the effective time of the merger, and the holder of each Cashed-Out Option shall be entitled to receive therefore an amount of cash equal to the product of (i) the number of shares of our common stock as to which such option is exercisable at the effective time of the merger and (ii) the excess, if any, of the $29.00 per share merger consideration over the per share exercise price of such option immediately prior to the effective time of the merger.

At the effective time of the merger, each option to purchase shares of our common stock that is unvested as of the effective time of the merger, and that is unexpired and outstanding immediately prior to the effective time of the merger (collectively, the “Non-Cashed-Out Options”) will be converted into the right to receive from Cap Gemini or any of its subsidiaries after the effective time of the merger an amount of cash equal to the product of (x) the number of shares of our common stock as to which such option has become vested and exercisable multiplied by (y) the excess, if any, of the $29.00 per share merger consideration over the per share exercise price of such option, it being understood that in no event shall such option be exercisable for any equity securities of Cap Gemini or any of its subsidiaries.  Any holder of Non-Cashed-Out Options shall be entitled to receive such amount with respect to such option at the time that any such option would have vested under the relevant Company stock plan and agreement thereunder, on condition that at such time such holder continues to be employed by Cap Gemini or any of its subsidiaries; provided, however, that any holder of Non-Cashed-Out-Options who is dismissed from his or her employment without cause, or who resigns with good reason (as “cause” and “good reason” are defined in the Company stock plan or such holder’s employment terms and conditions at the time of such dismissal or resignation, as applicable), at any time until July 31, 2008, shall be entitled to receive, with respect to each Non-Cashed-Out Option that is unvested, unexpired and outstanding immediately prior to such dismissal or resignation, such amount following such dismissal or resignation; provided, further, that, so long as a holder of an unvested, unexercised and outstanding Non-Cashed-Out Option continues to be employed by Cap Gemini or any of its subsidiaries, upon such holder’s death or permanent disability (as “permanent disability” is defined in the Company stock plan or such holder’s employment terms and conditions at the time of such permanent disability, as applicable), such holder shall be entitled to receive, with respect to each Non-Cashed-Out Option that is unvested, unexpired and outstanding immediately prior to such holder’s death or permanent disability, such amount following notification of Cap Gemini or any of its subsidiaries of such holder’s death or permanent disability.

As of December 31, 2006, there were 4,516,241 options to purchase shares of our common stock outstanding, 2,767,055 of which were vested options and 1,749,186 of which were unvested options. As of the effective time of the merger, the Company stock plans and the Company 2005 Employee Stock Participation Plan (the “ESPP”) shall terminate and all rights under the options and the ESPP shall be cancelled.

Warrants

Each warrant to purchase shares of our common stock held by us, Cap Gemini, Merger Sub or any of their respective direct or indirect wholly owned subsidiaries immediately prior to the effective time of the merger will be canceled and extinguished automatically without any conversion thereof.

Surrender of Stock Certificates; Payment of Shares; Lost Certificates

Cap Gemini will appoint an exchange agent for the benefit of the holders of our common stock and vested options to purchase our common stock.

At the effective time of the merger, Cap Gemini will, or will cause Capgemini NA to, deliver to the exchange agent an amount in cash equal to the aggregate merger consideration.

Promptly following the effective time of the merger, the exchange agent will mail to each person who was a holder of record of our common stock as of the effective time of the merger and each holder of option award agreements relating to Cashed-Out Options, a letter of transmittal containing instructions for exchanging certificates representing shares of our common stock or award agreements relating to Cashed-Out Options. After the effective time of the merger, each holder of a certificate previously representing shares of our issued and outstanding common stock and each holder of an award agreement relating to Cashed-Out Options will, upon surrender to the exchange agent of a certificate or award agreement, together with a properly completed letter of transmittal, be entitled to receive the applicable cash payment for each share of our common stock represented by such certificate or award agreement, as applicable.

No interest will be paid or shall accrue on the cash payable upon surrender of any certificate or award agreement.

If any certificate representing our common stock or award agreement relating to Cashed-Out Options has been lost, stolen or destroyed, the exchange agent will pay the merger consideration with respect to each share of our common stock formerly represented by such certificate or award agreement upon the making of an affidavit of that fact by the person claiming such certificate or award agreement to be lost, stolen, defaced or destroyed and, if required by Cap Gemini, the posting by such person of a bond in such reasonable amount as Cap Gemini may direct as indemnity against any claim that may be made against Cap Gemini following the effective time of the merger with respect to such certificate or award agreement.

Directors and Officers

The merger agreement provides that, unless otherwise determined by Cap Gemini prior to the effective time of the merger, the directors of Merger Sub immediately before the effective time of the merger will be the directors of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, and that the officers of Merger Sub immediately before the effective time of the merger will be the officers of the surviving corporation until their respective successors are duly appointed.

Representations and Warranties

We have made a number of representations and warranties in the merger agreement regarding aspects of our business and other matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•  our, and each of our subsidiaries’, organization, good standing and qualification;

•  our, and each of our subsidiaries’, capital structure;

•  our corporate power and authority to enter into the merger agreement and consummate the merger, and the approval of our board of directors of the merger agreement;

•  the governmental filings required in connection with the merger;

•  the lack of violation of our charter documents or certain contracts as a result of entering into the merger agreement and consummation of the merger;

•  the filing of required company reports and other documents with the Securities and Exchange Commission, compliance of such reports and documents and with applicable requirements of federal securities laws, rules and regulations and the accuracy and completeness of such reports and documents, including the content of our financial statements included in such reports and documents;

•  compliance with Securities and Exchange Commission and stock exchange rules and regulations;

•  the maintenance of disclosure controls and procedures to ensure timely and adequate reporting and compliance with the Sarbanes-Oxley Act of 2002;

•  the absence of certain liabilities since September 30, 2006 that would be material to us;

•  the absence of a material adverse change in our business, assets, liabilities, or results of operations since September 30, 2006 and the absence of other changes and events since September 30, 2006;

•  tax matters;

•  our rights in our owned intellectual property and our rights to use our licensed intellectual property;

•  the absence of our infringement of intellectual property rights of others and other matters to intellectual property;

•  contracts restricting our business activities;

•  our possession of and compliance with licenses and permits;

•  litigation matters;

•  our compliance with laws and rules of any government;

•  environmental and health and safety matters;

•  brokers’ and finders’ fees and expenses;

•  transactions with affiliates;

•  ERISA compliance, employee benefits and arrangements and labor matters;

•  our material contracts;

•  insurance matters;

•  our compliance with the Foreign Corrupt Practices Act;

•  the receipt of an opinion from a financial advisor; and

•  the inapplicability of a takeover statute.

Cap Gemini and Merger Sub have made a number of representations to us regarding various matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•  their organization, good standing and qualification;

•  their corporate power and authority to enter into the merger agreement and consummate the merger and the approval of their respective boards of directors of the merger agreement;

•  the governmental filings required in connection with the merger;

•  no violation of their charter documents or certain contracts as a result of entering into the merger agreement and consummating the merger;

•  availability of (or access to) sufficient funds to pay the merger consideration;

•  the lack of untrue, material information contained in this proxy statement provided by Cap Gemini or Merger Sub; and

•  the ownership of Merger Sub and the absence of business activities by Merger Sub other than its entry into the merger agreement and related agreements with us.

Many of our representations and warranties are qualified by either knowledge, materiality, or by a material adverse effect standard as defined in the merger agreement. The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

Covenants

Conduct of Our Business Prior to the Merger

In the merger agreement, we have agreed that we, and our subsidiaries, will carry on our business in the usual, regular and ordinary course, in substantially the same manner as we have previously conducted it in compliance with all applicable laws and regulations, pay our debts and taxes and perform our other material obligations when due and use all commercially reasonable efforts consistent with past practice to preserve our present business organization, keep the services of our present officers and employees available and preserve our relationships with customers, suppliers, licensors, licensees and others with whom we have business dealings. We have also agreed that we will promptly notify Cap Gemini in writing of any event or occurrence or emergency not in the ordinary course of our business and any event adversely affecting us or our business.

We have also agreed that prior to the merger, subject to certain exceptions or unless Cap Gemini gives its prior written consent, such consent not to be unreasonably withheld, we, and our subsidiaries, will not:

•  enter into any new line of business;

•  declare or pay any dividend or other distribution;

•  purchase or redeem any of our capital stock or that of our subsidiaries (except for purchases in accordance with the ESPP and repurchases in connection with termination of employment);

•  issue, deliver, sell, authorize, pledge or otherwise encumber any shares of any voting security or any security convertible into a voting security other than issuances of our common stock upon the exercise of company options or warrants or the vesting of restricted stock outstanding on the date hereof;

•  amend our charter documents or those of our subsidiaries;

•  acquire or merge with any other business;

•  enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any joint venture, strategic partnership or other alliance involving an equity interest in any person;

•  sell, lease, license, encumber or otherwise dispose of any of our material properties or assets except in the ordinary course of business;

•  adopt a plan of complete or partial liquidation, dissolution or restructuring (including any material reductions in work force, lease terminations, restructuring of contracts or similar action), recapitalization or other reorganization of the Company or any of its subsidiaries (other than the merger);

•  alter the corporate structure of ownership of any subsidiary;

•  other than in accordance with the Company’s capital budget for fiscal year 2006 or fiscal year 2007, enter into any agreement obligating the Company to spend more than $2.5 million (other than pursuant to previously existing agreement);

•  pay, discharge, settle, compromise or satisfy any pending or threatened claims, liabilities or obligations relating to a legal proceeding (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business in an amount not to exceed $100,000, in ordinary settlement of disputes regarding collection of accounts receivable in any material amount and with respect to other specified claims;

•  make any loans or extensions of credit, subject to limited exceptions;

•  change auditors or materially change accounting methods or revalue any of our assets, except as required by concurrent changes in GAAP or legal requirements;

•  fail to timely file tax returns, adopt or change any accounting method or any tax reporting practice, enter into any agreement or settle any material claim or assessment in respect of taxes or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of taxes;

•  cancel without a reasonable substitute policy or amend any material insurance policies other than the renewal of existing insurance policies on substantially the same terms;

•  except as required by legal requirements, Company employee plans or contracts that are currently binding on the Company, change our employee compensation or benefit plans, subject to limited exceptions;

•  provide material refunds, credits or rebates in excess of $50,000 to customers, other than in the ordinary course of business;

•  except as required by legal requirements, hire any non-officer employees other than in the ordinary course of business consistent with past practice or hire, elect or appoint any officers or directors;

•  issue or sell any debt securities or guarantee any indebtedness other than in connection with the financing of ordinary course trade payables consistent with past practice;

•  purchase, sell, or lease any real property with a value in excess of $500,000;

•  enter into, modify, amend or terminate any material contract or waive, release or assign any material rights or claims we have under such contracts;

•  make material purchases of fixed assets other than in the ordinary course of business; or

•  authorize, take, commit or agree to announce the intention to take any of the above actions or any other action that would reasonably be expected to prevent us from performing or cause us not to perform our obligations under the merger agreement or prevent or delay the consummation of the transactions contemplated by the merger agreement.

Definition of “Material Adverse Effect”

For the purposes of the merger agreement, the term “Material Adverse Effect,” is defined to include any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or is reasonably likely to:

•  be materially adverse to our business, assets (including intangible assets), liabilities, financial condition or results of operations, other than any Effect primarily resulting from:

•   changes in general economic or market conditions or Effects affecting the industry in which we operate generally in which such entity and its subsidiaries operates, which changes do not disproportionately affect in any material respect such entity taken as a whole with its subsidiaries as compared to other similarly situated participants in the industry in which such entity and its subsidiaries operate; or

•   changes in applicable law, GAAP or international accounting standards;

•   the compliance by us with the terms and conditions of the merger agreement; or

•   any derivative or other stockholder litigation arising from allegations of a breach of fiduciary duty relating to the merger agreement; or

•  be an act of terrorism or war which does not disproportionately affect in any material respect such entity taken as a whole with its Subsidiaries; or

•  materially impede our authority to consummate the transactions contemplated by the merger agreement in accordance with the terms thereof and applicable legal requirements.

Stockholders’ Meeting and Duty to Recommend

We have called a special meeting of our stockholders on Thursday, February 8, 2007 for the purpose of obtaining approval and adoption by our stockholders of the merger agreement and we have agreed to use all commercially reasonable efforts to solicit the approval and adoption of the merger agreement by our stockholders. Our board of directors, by the unanimous vote of all directors present and voting, has recommended the approval and adoption of the merger agreement by our stockholders. Subject to certain restrictions, prior to the approval and adoption of our stockholders of the merger agreement with Cap Gemini, our board, however, is permitted to withhold, withdraw or modify in any manner adverse to Cap Gemini its recommendation, in each case if our board determines in good faith, after consultation with its outside financial and legal advisors, that the failure to do so could reasonably be expected to breach its fiduciary duties under applicable law. Notwithstanding any change in our board of directors’ recommendation of the merger, the merger agreement and the merger will be submitted to our stockholders at the special meeting for the purpose of approving and adopting the merger agreement and approving the merger and nothing contained herein shall be deemed to relieve us of such obligation unless the merger agreement has been terminated. See “The Merger Agreement—Change of Recommendation” on page 59 for more details on our board of directors’ rights to withdraw its recommendation in any manner adverse to Cap Gemini and “The Merger Agreement—Termination of the Merger Agreement” on page 61 for more details on each parties’ termination rights.

No Solicitation of Acquisition Proposals

The merger agreement contains detailed provisions prohibiting us from seeking an alternative transaction to the merger. Under these “no solicitation” provisions, we agree that we may not, subject to specific exceptions described below, directly or indirectly:

•  solicit or initiate or knowingly encourage or facilitate any acquisition proposal (as described below);

•  participate or engage in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to an acquisition proposal or take any other action to knowingly encourage or facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, any acquisition proposal;

•  approve, endorse or recommend any acquisition proposal;

•  withdraw, amend or modify, or propose to withdraw, amend or modify in a manner adverse to Cap Gemini its recommendation in favor of the approval and adoption of the merger agreement by the stockholders of Kanbay; or

•  enter into or propose to enter into any letter of intent or other agreement related to any acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” is any offer or proposal with respect to us or certain of our subsidiaries relating to any of the following:

•  the acquisition by a third party or group unrelated to Cap Gemini of more than a 15% interest in our or our subsidiaries total outstanding voting securities;

•  any tender offer or exchange offer that would result in a third party or group unrelated to Cap Gemini beneficially owning 15% or more of our or our subsidiaries total outstanding voting securities;

•  any merger, consolidation, business combination or similar transaction;

•  any sale, lease (other than in the ordinary course of business consistent with past practice), exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition or disposition of more than 15% of our consolidated assets; or

•  any liquidation or dissolution of us.

Under the merger agreement, we agreed to cease all existing activities, discussions or negotiations with any third parties conducted prior to October 26, 2006, with respect to any acquisition proposal, and to exercise any rights we have under any confidentiality or non-disclosure agreements with those third parties to require the return or destruction of non-public information provided prior to that date.

The merger agreement permits us and our board of directors to comply with Rule 14a-9, Rule 14d-9 and Rule 14e-2 under the Exchange Act as well as any other applicable federal securities laws, applicable rules or Nasdaq rules, with regard to an acquisition proposal that we receive.

Within 24 hours of our receipt of any acquisition proposal or any related request for nonpublic information or inquiry that would reasonably be expected to lead to an acquisition proposal, we must notify Cap Gemini of the material terms and conditions of the proposal, request or inquiry, the identity of the person or group making the proposal, request or inquiry, and all written materials provided in connection with the proposal, request or inquiry. We must keep Cap Gemini informed in all material respects of the status and details of the proposal, request or inquiry and all written materials subsequently provided in connection with the proposal, request or inquiry. We also agreed to provide Cap Gemini with 24 hours prior notice of any meeting of our board of directors at which our board would reasonably be expected to consider any acquisition proposal or to consider providing nonpublic information to any third party, and to provide Cap Gemini notice of any decision by our board as to whether to consider such acquisition proposal or to enter into discussions concerning any acquisition proposal or provide nonpublic information within 24 hours of the decision and 24 hours prior to the discussions or provision of the information.

Superior Offers

If at any time prior to the approval and adoption of the merger agreement by our stockholders we receive an unsolicited bona fide written acquisition proposal (that did not result from a violation of our obligations described under the heading “No Solicitation of Acquisition Proposals” above) that our board of directors determines is, or is reasonably likely to be, a superior offer (as described below), then we may furnish nonpublic information to and engage in discussions and negotiations with the third party (and its representatives) making the proposal with respect to the proposal as long as:

•  we comply with our obligations with respect to non-solicitation, acquisition proposals, superior offers and change of recommendation (which are further described under this heading “Superior Offers” as well as the headings “No Solicitation of Acquisition Proposals” above and “Change of Recommendation” below);

•  before providing any nonpublic information or engaging in negotiations (1) we enter into a customary confidentiality agreement with the third party on terms no less restrictive to such third party then the confidentiality agreement we entered into with Cap Gemini, (2) such third party enters into a standstill agreement on terms no less restrictive to such third party than our standstill agreement with Cap Gemini; provided that, in the event such third party does not enter into such a standstill agreement, our standstill agreement with Cap Gemini shall terminate and be of no further force and effect, and (3) we furnish any nonpublic information provided to the third party at the same time to Cap Gemini (to the extent not previously provided to Cap Gemini); and

•  our board of directors reasonably determines in good faith, after consultation with our outside legal counsel, that the failure to provide the information or enter into the negotiations would reasonably be expected to result in a breach of fiduciary duties under applicable law.

For purposes of the merger agreement, a “superior offer” is defined as an unsolicited, bona fide offer by a third party to acquire, directly or indirectly, for consideration of cash and/or securities, 100% of our common stock and warrants to purchase shares of our common stock then outstanding or all or substantially all of our assets or to acquire, directly or indirectly, 100% of our voting rights by merger or consolidation, for which is not subject to a financing condition and which our board of directors concludes in its good faith judgment to be (a) reasonably likely to be consummated and (b) (after (1) consultation with our independent financial adviser and (2) consultation with outside legal counsel), taking into account, among other things, (X) all other legal, financial, regulatory and other aspects of the offer and (Y) the business, legal and financial condition of the person making the offer, more favorable to our stockholders (in their capacities as stockholders) than the terms of the merger (including any revised offer received from Cap Gemini) from a financial point of view.

Change of Recommendation

In response to the receipt of a superior offer, our board of directors is permitted to withhold, withdraw, modify or amend its recommendation in favor of the merger, endorse a superior offer or enter into an agreement with respect to a superior offer if all of the following conditions are met:

•  our board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that a superior offer has been made and not withdrawn;

•  our stockholders have not yet approved and adopted the merger agreement;

•  we have provided Cap Gemini five business days’ prior written notice stating expressly (1) that we have received a superior offer, (2) the final terms and conditions of the superior offer and the identity of the third party making the superior offer and (3) that our board of directors intends to withhold, withdraw, amend or modify its recommendation in favor of the merger with Cap Gemini;

•  during the five business day period after our notice to Cap Gemini, we have provided Cap Gemini a reasonable opportunity to make adjustments to the terms and conditions of the merger agreement that would enable us to proceed with our recommendation to our stockholders in favor of the approval and adoption of the merger agreement with Cap Gemini, and engaged in good faith negotiations with Cap Gemini;

•  our board of directors has determined after consultation with our financial advisor that the terms of the superior offer are more favorable to our stockholders than the terms of the merger with Cap Gemini (as adjusted during the five-day period described above) and after consultation with our outside legal counsel that the failure to effect a change of recommendation would reasonably be expected to result in a breach of fiduciary duties under Delaware law;

•  we have not breached our obligations with respect to the stockholder meeting, non-solicitation, acquisition proposals, superior offers and change of our board of directors’ recommendation (which are further described under this heading “Change of Recommendation” as well as the headings “Stockholders’ Meeting and Duty to Recommend,” “No Solicitation of Acquisition Proposals” and “Superior Offers” above); and

•  we shall have used all commercially reasonable efforts to mail this proxy statement to our stockholders as promptly as practicable after entering into the merger agreement.

If we enter into an agreement with respect to a superior offer, we may terminate the merger agreement, subject to payment to Cap Gemini of the termination fee of approximately $35.7 million, plus reasonable, documented third party fees and expenses incurred by Cap Gemini in connection with the merger agreement and the transactions contemplated thereby (including reasonable, documented fees and expenses of Cap Gemini’s legal counsel, accountants and financial advisors, but excluding any discretionary fees paid to such advisors), as further described under “The Merger Agreement—Termination of the Merger Agreement”” on page 61 and “—Termination Fees” on page 62.

Agreement to Use Commercially Reasonable Efforts

We and Cap Gemini have agreed to use all commercially reasonable efforts to consummate the merger and any other transactions contemplated by the merger agreement, including to cause the conditions of the merger to be satisfied, obtain governmental approvals, defend any suits challenging the merger and obtain third party consents except that Cap Gemini will not be required to take any action that will materially and adversely affect Cap Gemini or its affiliates, following the merger.

We and Cap Gemini have also agreed to use all commercially reasonable efforts to obtain any regulatory approvals, including without limitation U.S. antitrust approval, and filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country or any other applicable law required in connection with the merger. However, Cap Gemini will not be required to divest any assets to obtain antitrust approval unless the divestiture would not have a material consequence to Cap Gemini or its assets that Cap Gemini acquires after the date of the merger agreement.

Conditions to Completion of the Merger

Our, Cap Gemini’s and Merger Sub’s obligations to effect the merger are subject to the satisfaction of the following conditions:

•  our stockholders must approve and adopt the merger agreement;

•  all governmental approvals for the merger must have been obtained and no governmental orders against the merger shall have been issued; and

•  any applicable waiting period under the HSR Act must have expired.

Cap Gemini’s and Merger Sub’s obligations to complete the merger are subject to the satisfaction by us or waiver by them of the following conditions:

•  the accuracy of our representations and warranties as specified in the merger agreement;

•  our compliance in all material respects with our obligations, agreements and covenants under the merger agreement, as specified in the merger agreement; and

•  the absence of a material adverse effect on us, the definition of which is described in this proxy statement under the heading “The Merger Agreement—Definition of Material Adverse Effect” beginning on page 56.

Our obligation to complete the merger is subject to the satisfaction by Cap Gemini and/or Merger Sub or waiver by us of the following conditions:

•  Cap Gemini’s and Merger Sub’s representations and warranties must be true in all material respects as of closing, except for inaccuracies that do not materially impede the ability of Cap Gemini or Merger Sub to consummate the merger, and

•  Cap Gemini and Merger Sub must be in material compliance with all agreements and covenants under the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained except as otherwise indicated below, as follows:

•  by mutual written consent authorized by a majority of the boards of directors of each of the parties;

•  by either us or Cap Gemini:

•   if the merger shall not have occurred by March 31, 2007 (as it may be extended, the “End Date”), unless the failure to consummate the merger is the result of a material breach of any agreement or covenant set forth in the merger agreement or a material breach of any representation or warranty set forth in the merger agreement by the party seeking to terminate the merger agreement; provided that Cap Gemini may extend the End Date, but no more than three times in the aggregate, and each time by one month, but in no event beyond June 30, 2007, by providing written notice thereof to us between three (3) and five (5) business days prior to the next scheduled End Date if the merger shall not have been consummated by such date because the requisite governmental approvals specified in the merger agreement have not been obtained and are still being pursued;

•   if any permanent injunction or other order of a court or other competent authority preventing the consummation of the merger has become final and nonappealable;

•   if our stockholders do not approve and adopt the merger agreement; or

•   upon a breach by the other party of a representation, warranty or covenant, or if such representation, warranty or covenant becomes untrue, if as a result of the breach the closing conditions regarding accuracy of the representations and warranties and compliance with the covenants would not be satisfied and the breach or inaccuracy is incapable of being cured or has not been cured within 30 days after written notice, except that the right to terminate the merger agreement for this reason will not will not be available to a party that has materially breached the merger agreement; and

•  by Cap Gemini:

•   at any time prior to the approval and adoption of this agreement by our stockholders, if any of the following has occurred or our board of directors has resolved to do any of the following (each of which is referred to as a “triggering event”):

•  the withdrawal, amendment or modification of our board of directors’ recommendation that our stockholders vote to approve and adopt the merger agreement in a manner adverse to Cap Gemini;

•  the failure to include in this proxy statement our board of directors’ recommendation that our stockholders vote to approve and adopt the merger agreement;

•  the failure of our board of directors to reaffirm (publicly, if so requested) its recommendation in favor of the approval and adoption of the merger agreement by our stockholders within 5 business days after Cap Gemini so requests;

•  our board of directors or any committee thereof fails to reject any acquisition proposal within five business days of receipt of such acquisition proposal, or approves or recommends any acquisition proposal;

•  our entering into any letter of intent or similar document or any agreement relating to any superior offer;

•  our board of directors’ failure to recommend to our stockholders that they reject any tender or exchange offer relating to our securities by anyone unaffiliated with Cap Gemini within 10 business days of the commencement of such tender or exchange offer;

•  our breach in any material aspect of our obligations with respect to provisions covering acquisition proposals, non-solicitation of other acquisition proposals, changes in our board’s recommendation, or superior offers (see “The Merger Agreement — Stockholders’ Meeting and Duty to Recommend” on page 57, “— No Solicitation of Acquisition Proposals” beginning on page 57, “— Superior Offers” beginning on page 58 and “— Change of Recommendation” on page 59); or

•  our board of directors resolves to do any of the foregoing;

•  if any Effect, either individually or in the aggregate, has occurred since October 26, 2006 that has or would reasonably be expected to have a material adverse effect on us; provided, however, that if such Effect is curable by us prior to the End Date through the exercise of commercially reasonable efforts, then Cap Gemini may not terminate the merger agreement prior to 30 days following the receipt of written notice from Cap Gemini to us of such Effect provided that we continue to exercise all commercially reasonable efforts to cure such Effect through such 30-day period (it being understood that Cap Gemini may not terminate the merger agreement if it shall have materially breached the merger agreement or if such breach by us is cured within such 30-day period); or

•  by us, if we shall have entered into a definitive agreement with respect to a superior offer pursuant to and in compliance with the provisions described above under “The Merger Agreement—Change of Recommendation” on page 59.

Termination Fees

We must pay a termination fee of approximately $35.7 million, plus reasonable, documented third party fees and expenses incurred by Cap Gemini in connection with the merger agreement and the transactions contemplated thereby (including reasonable, documented fees and expenses of Cap Gemini’s legal counsel, accountants and financial advisors, but excluding any discretionary fees paid to such advisors), to Cap Gemini in connection with the termination of the merger agreement under certain circumstances.

We must pay the termination fee to Cap Gemini as set forth below if the merger agreement is terminated under any of the following circumstances:

•  by Cap Gemini because of the occurrence of a triggering event (as described above); provided, however, that payment of the termination fee shall be made within two business days following the termination; provided, further, however, that if a triggering event occurs but Cap Gemini does not terminate the merger agreement and at the stockholders meeting the merger agreement is not approved and adopted, payment of the termination fee by us shall be made within two business days following the stockholders meeting; or

•  by us because we have entered into a definitive agreement with respect to a superior offer pursuant to and in compliance with the provisions described above under “The Merger Agreement—Superior Offers” on page 58; provided, however, that payment of the termination fee shall be made on the earlier of: (x) two business days following receipt by us from Cap Gemini of a written waiver of our obligations to submit the merger agreement and the merger to our stockholders at the stockholders meeting for the purpose of obtaining the stockholders’ vote on the merger agreement and the merger and a written acknowledgement of the termination in full of the merger agreement, and (y) if at the stockholders meeting the merger agreement is not approved and adopted, two business days following the stockholders meeting.

In addition, we must pay the termination fee to Cap Gemini as set forth below if the merger agreement is terminated under any of the following circumstances:

•  by either us or Cap Gemini because the merger shall not have occurred by March 31, 2007 (subject to the conditions described above);

•  by either us or Cap Gemini because our stockholders fail to approve the transaction;

•  by Cap Gemini due to our breach of our representations, warranties or covenants that would result in the failure to satisfy the closing conditions relating to our representations, warranties and covenants, which we fail to cure within the specified period; or

•  by Cap Gemini if any Effect, either individually or in the aggregate, has occurred since October 26, 2006 that has or would reasonably be expected to have a material adverse effect on us, which we fail to cure within the specified period;

provided, however, that in the case of any such termination, (a) such payment shall be made only if prior to the termination of the merger agreement there has been disclosure publicly of an acquisition proposal with respect to us and within 12 months following the termination of the merger agreement an acquisition of us is consummated or we enter into a definitive agreement or letter of intent with respect to an acquisition of us, and (b) such payment shall be made promptly, but in no event later than two business days after the consummation of such acquisition of us or the entry into such definitive agreement or letter of intent by us.

The termination fee is not the exclusive remedy for termination under the merger agreement if a party breaches its obligations under the merger agreement.

Indemnification and Insurance

With respect to claims made from and after the effective time of the merger and during a period of at least six years then after, Cap Gemini will and will cause the surviving corporation to fulfill and honor our obligations under the indemnification agreements between us and our current and former directors and officers (including, to the extent indemnifiable thereunder, for acts or omissions occurring in connection with the adoption and approval of the merger agreement and the consummation of the transactions contemplated thereby) subject to applicable law. The certificate of incorporation and the bylaws of the surviving corporation and its subsidiaries will contain provisions with respect to exculpation, indemnification and the advancement of expenses that are at least as favorable to our current and former directors and officers as those contained in our Certificate of Incorporation and Bylaws as of the date of the merger agreement. Such provisions in the surviving company’s Certificate of Incorporation and Bylaws shall remain for six years after the date of the merger (except as required by law), unless Cap Gemini assumes and honors those obligations to indemnify our current and former directors and officers for claims made during such six year period.

The merger agreement requires Cap Gemini to provide the surviving corporation directors’ and officers’ liability insurance for a period of three years after closing of the merger with a premium limit of 150% of current annual premiums for facts and events occurring on or prior to the closing date of the merger.

Additional Agreements

Upon reasonable notice, and except as may otherwise be required by applicable law, we have agreed to afford Cap Gemini’s officers, directors, employees, counsel, accountants and other representatives reasonable access, during regular business hours, to all of our executive officers, properties, books, contacts and records, and to allow Cap Gemini reasonable access to all information concerning our business, properties and personnel as may reasonably be requested.

Except as would violate applicable law, we and Cap Gemini have agreed to consult with each other prior to issuing any press release or other public announcements with respect to the merger.

We agreed to prepare and file as promptly as reasonably practicable and have cleared by the Securities and Exchange Commission this proxy statement and to use our commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the Securities and Exchange Commission with respect to this proxy statement.

Fees and Expenses

Each of Cap Gemini, Merger Sub and us will pay all costs and expenses incurred by it in the transactions contemplated by the merger agreement.

Amendment

The parties to the merger agreement may amend the agreement by a written instrument signed by us, Cap Gemini and Merger Sub, so long as the amendment is approved by each of our boards of directors and, if required by applicable law, our stockholders.

V.   PROPOSAL 2—AUTHORITY TO ADJOURN OR POSTPONE THE SPECIAL MEETING

The Adjournment Proposal

If at the special meeting of stockholders, the number of shares of our common stock represented and voting in favor of the approval and adoption of the merger agreement is insufficient to approve and adopt that proposal under the Delaware General Corporation Law, we intend to move to adjourn or postpone the special meeting in order to enable our board of directors to solicit additional proxies in respect of such proposal. In that event, we will ask our stockholders to vote only upon the adjournment proposal, and not the proposal regarding the approval and adoption of the merger agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn or postpone the special meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, we could adjourn or postpone the special meeting and any adjourned or postponed session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the approval and adoption of the merger agreement to defeat that proposal, we could adjourn or postpone the special meeting without a vote on the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of the approval and adoption of the merger agreement.

Vote Required and Board Recommendation

Approval of the proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies, if necessary or appropriate; requires the affirmative vote of the holders of a majority of the votes cast on the proposal. No proxy that is specifically marked “AGAINST” the approval and adoption of the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “ FOR “ the adjournment proposal.

Our board of directors recommends that you vote “FOR” the adjournment proposal.

VI.   MARKET PRICE AND DIVIDEND DATA

Our common stock is traded on the NASDAQ Global Select Market under the symbol “KBAY.” The table below shows, for the periods indicated, the range of high and low per share sales prices for our common stock as reported by the NASDAQ Global Select Market.

	High	Low
Year ended December 31, 2005:
First Quarter	$30.92	$18.75
Second Quarter	24.85	15.45
Third Quarter	24.50	17.98
Fourth Quarter	20.82	12.85
Year ended December 31, 2006:
First Quarter	$17.99	$15.26
Second Quarter	16.72	13.36
Third Quarter	21.98	13.40
Fourth Quarter	28.85	19.29
Year ending December 31, 2007:
First Quarter (through January 9, 2007)	$28.80	$28.67

The following table sets forth the closing per share sales price of our common stock, as reported on the NASDAQ Global Select Market on October 25, 2006, the last full trading day before the public announcement of the proposed merger, and on January 9, 2007, the latest practicable trading day before the printing of this proxy statement:

Kanbay Common Stock Per Share Closing Price
October 25, 2006	$25.02
January 9, 2007	$28.74

We have never declared or paid cash dividends on our common stock. Our current policy is to retain earnings for use in our business. Following the merger there will be no further market for our common stock.

VII.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 31, 2006, the number and percentage of the outstanding shares of our common stock which, according to the information supplied to us, is beneficially owned by (i) each person who, to our knowledge, is the beneficial owner of more than 5% of the our outstanding common stock, (ii) each person who is currently one of our directors, (iii) each of our named executive officers and (iv) all of our directors and executive officers as a group. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable.

Name and Address	Number of Shares Beneficially Owned(1)		Approximate Percent of Common Stock(1)
CERTAIN BENEFICIAL OWNERS:
Capgemini NA	5,978,723	(2)	14.7%
c/o Corporation Services Company 2711 Centerville Road, Suite 400 Wilmington, New Castle County, DE 10808
FMR Corp.	4,147,217	(3)	10.2%
82 Devonshire Street Boston, MA 02109
Wasatch Advisors, Inc.	2,982,840	(4)	7.3%
150 Social Hall Ave. Salt Lake City, UT 84111
DIRECTORS AND EXECUTIVE OFFICERS:
Raymond J. Spencer	1,882,770		4.6%
William F. Weissman	212,852		*
Rodney J. Rogers	275,843	(5)	*
Cyprian D’Souza	403,919		1.0%
Roy K. Stansbury	170,831		*
Donald R. Caldwell	1,571,242	(2)(6)	3.9%
Kenneth M. Harvey	27,941		*
B. Douglas Morriss	852,147	(7)	2.1%
Michael E. Mikolajczyk	45,241
Harry C. Gambill	15,523
All directors and executive officers as a group (14 persons)	5,704,208		13.5%

*  = less than 1%

(1)   “Beneficial ownership” means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of December 31, 2006 are deemed outstanding for computing the ownership percentage of the person holding such options or warrants, but are not deemed outstanding for computing the ownership percentage of any other person. The number of shares beneficially owned is determined as of December 31, 2006, and the percentages are based upon 40,617,258 shares of our common stock outstanding as of December 31, 2006.

(2)   Pursuant to certain share purchase agreements described elsewhere in this proxy statement (See "The Merger – Sale of Kanbay Common Stock to Capgemini NA by HSBC and Certain Funds Managed by Cross Atlantic Capital Partners, Inc."), Capgemini NA purchased 4,532,240 shares of our common stock and warrants to purchase 596,064 shares of our common stock from Household Investment Funding, Inc. and 850,419 shares of our common stock from funds managed by Cross Atlantic Capital Partners, Inc. Capgemini NA is a wholly owned subsidiary of Cap Gemini SA. As a result, Cap Gemini SA may be deemed to share voting and dispositive control over the shares and warrants held by Capgemini NA. Based solely on Schedule 13D filed with the Securities and Exchange Commission on November 24, 2006.

(3)   Based solely on Schedule 13G filed with the Securities and Exchange Commission on September 11, 2006.

(4)   Based solely on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006.

(5)   Includes 197,502 shares of common stock owned directly by Rogers Capital, L.P. Mr. Rogers is the President of Rogers Ventures, which is the general partner of Rogers Capital, L.P. Mr. Rogers may be deemed to have voting and dispositive power as to the shares owned directly by Rogers Capital, L.P. Mr. Rogers disclaims beneficial ownership of the shares of common stock described in this footnote, except to the extent of his pecuniary interest therein.

(6)   Includes 1,246,418 shares of common stock held by The Co-Investment 2000 Fund, L.P., 215,875 shares of common stock held by Cross Atlantic Technology Fund II, L.P., 6,500 shares of common stock held by Cross Atlantic Capital Partners, Inc. and options to purchase 102,449 shares of common stock held by Mr. Caldwell, some of which are for the benefit of The Co-Investment 2000 Fund, L.P. and Cross Atlantic Technology Fund II, L.P. and the remainder of which are for his benefit. The voting and investment power as to the shares held by The Co-Investment 2000 Fund, L.P. and Cross Atlantic Technology Fund II, L.P. is shared among the members of two separate investment committees that consist of employees of Cross Atlantic Capital Partners, Inc. Mr. Caldwell is a member of each investment committee. Consequently, Mr. Caldwell shares voting and investment power as to these shares with the other members of the investment committees. Mr. Caldwell is the Chairman and sole shareholder of Cross Atlantic Capital Partners, Inc. Mr. Caldwell disclaims beneficial ownership of the shares of common stock and options described in this footnote, except to the extent of his pecuniary interest therein.

(7)   Includes 824,206 shares of common stock held by the B. Douglas Morriss Irrevocable Trust. Mr. Douglas Morriss may be deemed to have voting and investment power as to the shares held by the B. Douglas Morriss Irrevocable Trust.

VIII.  STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

We will hold our 2007 annual meeting of stockholders only if the merger is not consummated because following the merger our common stock will be delisted from the NASDAQ Global Select Market, our common stock will be deregistered under the Exchange Act and we will no longer be a publicly-held company. In the event the merger is not consummated, any stockholder wishing to have a proposal considered for inclusion in our 2007 annual meeting proxy solicitation materials must comply with the advance notice provisions of our by-laws. These provisions require that such proposal must be received by our Secretary at Kanbay International, Inc., 6400 Shafer Court, Suite 100, Rosemont, Illinois 60018, not earlier than March 22, 2007 and not later than April 21, 2007. Subject to certain exceptions set forth in our by-laws, such proposals must contain specific information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

IX.   DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing the same last name and address unless contrary instructions have been received from the stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker, if your shares are held in a brokerage account, or us, if you hold shares directly. You can notify us by sending a written request to our Secretary at Kanbay International, Inc., 6400 Shafer Court, Suite 100, Rosemont, Illinois 60018. If you revoke your consent, you will be sent separate copies of documents mailed within 30 days after receipt of your revocation.

X.   INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

•       Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC on March 16, 2006, as amended by Form 10-K/A filed with the SEC on September 22, 2006 and November 28, 2006;

•       Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006 filed with the SEC on November 9, 2006; and

•       Current Report on Form 8-K filed with the SEC on October 26, 2006 (other than the information furnished under Item 2.02, including Exhibit 99.2).

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this proxy statement and the earlier of the date of the special meeting of our stockholders or the termination of the merger agreement other than a termination by us due to the receipt of a superior offer. These documents deemed incorporated by reference include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy and information statements. You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Kanbay International, Inc.
Attention: Investor Relations
6400 Shafer Court, Suite 100
Rosemont, Illinois 60018
Telephone: 847-384-6100

Please note that all of our documents that we file with the SEC are also promptly available at the “Investors” tab of our website at www.kanbay.com or through the SEC or the SEC’s Internet website at http:/www.sec.gov.

XI. OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no other matters which may be presented for consideration at the special meeting other than the matters described in this proxy statement. If any other matter is presented properly for consideration and action at the meeting, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

It is important that your shares be represented at the special meeting, regardless of the number of shares which you hold. Therefore, we urge you to complete, sign, date and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or to vote via the Internet or telephone.

Cap Gemini and Merger Sub are not participants in the solicitation made by this proxy statement. Neither Cap Gemini nor Merger Sub has any interest in the solicitation other than as a result of Cap Gemini’s agreement to acquire all of the outstanding shares of Kanbay common stock pursuant to the terms of the merger agreement.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN SUCH JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JANUARY 10, 2007. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS DOCUMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

XII. WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.

You may read and copy these reports, proxy statements and other information at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet website, located at http://www.sec.gov, that contains reports, proxy statements and other information regarding us and other registrants that file electronically with the Securities and Exchange Commission.

If you have questions about the special meeting or the merger with Cap Gemini after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, please contact:

Kanbay International, Inc.
Attn: Secretary
6400 Shafer Court, Suite 100
Rosemont, Illinois 60018
(847) 384-6100

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CAP GEMINI SA,

CAPGEMINI FINANCIAL SERVICES, INC.

AND

KANBAY INTERNATIONAL, INC.

Dated as of October 26, 2006

A-i

ARTICLE V ADDITIONAL AGREEMENTS	37
5.1 Proxy Statement	37
5.2 Meeting of Company Stockholders; Board Recommendation	37
5.3 Acquisition Proposals	38
5.4 Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants	42
5.5 Public Disclosure	43
5.6 Regulatory Filings; Commercially Reasonable Efforts	44
5.7 Notification of Certain Matters	45
5.8 Indemnification	46
5.9 Section 16 Matters	47
ARTICLE VI CONDITIONS TO THE MERGER	47
6.1 Conditions to the Obligations of Each Party to Effect the Merger	47
6.2 Additional Conditions to the Obligations of Parent and Merger Sub	48
6.3 Additional Conditions to the Obligations of the Company	48
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER	49
7.1 Termination	49
7.2 Notice of Termination; Effect of Termination	51
7.3 Fees and Expenses	51
7.4 Amendment	53
7.5 Extension; Waiver	53
ARTICLE VIII GENERAL PROVISIONS	53
8.1 Non-Survival of Representations and Warranties	53
8.2 Notices	53
8.3 Interpretation; Knowledge	55
8.4 Counterparts	56
8.5 Entire Agreement; Third-Party Beneficiaries	56
8.6 Severability	56
8.7 Other Remedies	56
8.8 Governing Law	56
8.9 Rules of Construction	57
8.10 Assignment	57
8.11 Waiver of Jury Trial	57
Exhibit A Joint Press Release

A-ii

INDEX OF DEFINED TERMS

Defined Term	Section

Acquisition	7.3(b)(iii)
Acquisition Proposal	5.3(g)(i)
Action of Divestiture	5.6(d)
Agreement	Preamble
the business of	8.3(a)
Business Day	1.2
Cashed-Out Options	1.6(b)(iii)(1)
Certificate of Merger	1.2
Certificates	1.8(c)
Change of Recommendation	5.3(d)
Change of Recommendation Notice	5.3(d)(iii)
Closing	1.2
Closing Date	1.2
COBRA	2.15(a)
Code	1.8(d)
Company	Recitals
Company Balance Sheet	2.4(b)
Company Charter Documents	2.1(b)
Company Common Stock	Preamble
Company Disclosure Letter	Article II
Company Employee Plan	2.15(a)
Company Financials	2.4(b)
Company Intellectual Property Rights	2.8(c)
Company Material Contract	2.16(a)
Company Options	2.2(b)
Company Preferred Stock	2.2(a)
Company Registered Intellectual Property	2.7(a)
Company SEC Reports	2.4(a)
Company Stock Plans	2.2(b)
Company Warrants	2.2(b)
Company’s Financial Advisor	2.20
Computer Systems	2.8(a)
Confidentiality Agreement	5.4(a)
Contract	2.1(a)
Copyrights	2.8(a)
Delaware Law	Recitals
Dissenting Shares	1.7(a)
DOJ	2.3(c)
DOL	2.15(a)
Effect	8.3(d)
Effective Time	1.2
Employee	2.15(a)
Employee Agreement	2.15(a)
End Date	7.1(b)
Environmental or Health and Safety Claim	2.12(a)
Environmental Laws	2.12(a)

A-iii

ERISA	2.15(a)
ERISA Affiliate	2.15(a)
ESPP	1.6(b)(iii)(3)
Exchange Act	2.3(c)
Exchange Agent	1.8(a)
Exchange Fund	1.8(b)
Excluded Shares	1.6(a)
FCPA	2.18
FTC	2.3(c)
GAAP	2.4(b)
Governmental Authorizations	2.9
Governmental Entity	2.3(c)
Health and Safety Laws	2.12(a)
HIPAA	2.15(a)
HSR Act	2.3(c)
include, includes, including	8.3(a)
Indemnified Parties	5.8(a)
Intellectual Property	2.7(a)
International Employee Plan	2.15(a)
IRS	2.15(a)
Key Company Clients	2.16(d)(i)
Knowledge of the Company	8.3(b)
Legal Requirements	2.2(d)
Liens	2.1(c)
Made Available	8.3(c)
Material Adverse Effect	8.3(d)
Materials of Environmental Concern	2.12(a)
Merger	Recitals
Merger Consideration	1.6(a)
Merger Sub	Preamble
Merger Sub Common Stock	1.6(d)
Necessary Consents	2.3(c)
Non-Cashed-Out Options	1.6(b)(iii)(2)
Opinion	2.20
Parent	Preamble
Patents	2.7(a)
Pension Plan	2.15(a)
Permitted Liens	2.1(c)
Person	8.3(e)
Proxy Statement	2.19
SEC	2.3(c)
Second Request Responses	5.6(a)
Securities Act	2.4(a)
SOX	2.4(a)
Stockholders’ Meeting	5.2
Subsidiary	2.1(a)
Subsidiary Charter Documents	2.1(b)
Superior Offer	5.3(g)(ii)
Surviving Corporation	1.1

A-iv

Tax	2.6(a)
Taxes	2.6(a)
Tax Return	2.6(a)
Termination Fee	7.3(b)(i)
Trademarks	2.7(a)
Triggering Event	7.1
Voting Debt	2.2(c)
WARN	2.15(a)
without limitation	8.3(a)

A-v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 26, 2006, by and among Cap Gemini SA, a société anonyme organized under the laws of France (“Parent”), Capgemini Financial Services, Inc., a Delaware corporation and wholly owned (direct or indirect) subsidiary of Parent (“Merger Sub”), and Kanbay International, Inc., a Delaware corporation (the “Company”).

RECITALS

A.    The respective Boards of Directors of Parent, Merger Sub and the Company have approved and deemed it fair to, advisable and in the best interests of their respective corporations and stockholders that Merger Sub merge with and into the Company (the “Merger”), with the Company to survive the merger and to become a direct wholly-owned Subsidiary of Capgemini North America, Inc., a corporation organized under the laws of the State of Delaware and a wholly owned Subsidiary of Parent (“Capgemini NA”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with Delaware General Corporation Law (“Delaware Law”), whereby each issued and outstanding share of common stock of the Company, par value $0.001 per share (the “Company Common Stock”), other than Excluded Shares (as defined in Section 1.6(a)) will be converted into the right to receive the Merger Consideration (as defined in Section 1.6(a)).

B.     The Board of Directors of the Company has resolved to recommend by resolution duly adopted by all directors present and voting at the meeting that the stockholders of the Company adopt this Agreement.

C.     Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and other agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
THE MERGER

1.1   The Merger.   At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a direct wholly owned subsidiary of Capgemini NA and an indirect wholly owned Subsidiary of Parent.  The surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2   Effective Time; Closing.   Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on the Closing Date.  The closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at 333 West Wacker Drive, Chicago, Illinois 60606-1285, at a time and date to be specified by the parties, which shall be no later than the fifth Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing), or at such other time, date and location as the parties hereto agree in writing.  The date on which the Closing occurs is referred to herein as the “Closing Date.”  “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in Chicago, Illinois, United States or Paris, France are authorized or obligated by law or executive order to close.

1.3   Effect of the Merger.   At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4   Certificate of Incorporation and Bylaws.   At the Effective Time, the Second Amended and Restated Certificate of Incorporation of the Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows:  “The name of the corporation is Kanbay International, Inc.”  At the Effective Time, the Amended and Restated Bylaws of the Company shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Bylaws.

1.5   Directors and Officers.   Unless otherwise determined by Parent prior to the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified.  Unless otherwise determined by Parent prior to the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.  In addition, unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and the Surviving Corporation shall cause the directors and officers of Merger Sub immediately prior to the Effective Time to be the directors and officers, respectively, of each of the Company’s Subsidiaries immediately after the Effective Time, each to hold office as a director or officer of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective bylaws or equivalent organizational documents of each such Subsidiary.

1.6   Effect on Capital Stock.   Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company, the following shall occur:

(a)    Company Common Stock.   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Company Common Stock held as described in Section 1.6(c) and (ii) Dissenting Shares (collectively, “Excluded Shares”)) will be canceled and extinguished and automatically converted into the right to receive an amount of cash equal to $29.00 per share, without interest (such amount of cash hereinafter referred to as the “Merger Consideration”), to be delivered in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10).

(b)   Other Equity Securities.

(i)    Restricted Stock.

(1)   At the Effective Time, each share of Company Common Stock issued by the Company pursuant to a restricted stock grant and that is unvested and outstanding as of the Effective Time (collectively, the   “Restricted Stock”),   shall, on the terms and subject to the conditions set forth in this Agreement, be converted into the right to receive from Parent or any direct or indirect Subsidiary thereof after the Effective Time an amount of cash equal to the Merger Consideration.  Any holder of Restricted Stock shall be entitled to receive such amount with respect to any Restricted Stock at the time that any such Restricted Stock would have vested under the relevant Company Stock Plan and agreement thereunder, on condition that at such time such holder continues to be employed by Parent, the Surviving Corporation or any (direct or indirect) Subsidiary of Parent; provided, however, that any holder of Restricted Stock who is dismissed from his or her employment without cause, or who resigns with good reason (as “cause” and “good reason” are defined in the Company Stock Plan or such holder’s employment terms and conditions at the time of such dismissal or resignation, as applicable), at any time until July 31, 2008, shall be entitled to receive, with respect to such Restricted Stock outstanding immediately prior to such dismissal or resignation, such amount as soon as administratively practicable following such dismissal or resignation; provided, further, that, so long as a holder of Restricted Stock continues to be employed by Parent, the Surviving Corporation or any (direct or indirect) Subsidiary of Parent, upon such holder’s death or permanent disability (as “permanent disability” is defined in the Company Stock Plan or such holder’s employment terms and conditions at the time of such permanent disability, as applicable), such holder shall be entitled to receive, with respect to such Restricted Stock outstanding immediately prior to such holder’s death or permanent disability, such amount as soon as administratively practicable following notification of Parent, the Surviving Corporation or any (direct or indirect) Subsidiary of Parent of such holder’s death or permanent disability.

(ii)   Company Options.

(1)   At the Effective Time, each Company Option that is vested as of the Effective Time or that becomes vested as a result of the transactions set forth in this Agreement as of the Effective Time, and that is unexpired, unexercised and outstanding immediately prior to the Effective Time (collectively, the “Cashed-Out Options”) shall, on the terms and subject to the conditions set forth in this Agreement, terminate in its entirety at the Effective Time, and the holder of each Cashed-Out Option shall be entitled to receive therefore an amount of cash equal to the product of (i) the number of shares of Company Common Stock as to which such Company Option is exercisable at the Effective Time and (ii) the excess, if any, of the per share Merger Consideration over the per share exercise price of such Company Option immediately prior to the Effective Time.

(2)   At the Effective Time, each Company Option that is unvested as of the Effective Time, and that is unexpired and outstanding immediately prior to the Effective Time (collectively, the “Non-Cashed-Out Options”) shall, on the terms and subject to the conditions set forth in this Agreement, be converted into the right to receive from Parent or any direct or indirect Subsidiary thereof after the Effective Time an amount of cash equal to the product of (x) the number of shares of Company Common Stock as to which such Non-Cashed-Out Option has become vested and exercisable multiplied by (y) the excess, if any, of the per share Merger Consideration over the per share exercise price of such Non-Cashed-Out Option, it being understood that in no event shall such Non-Cashed-Out Options be exercisable for any equity securities of Parent, the Company or any of their Subsidiaries.  Any holder of Non-Cashed-Out Options shall be entitled to receive such amount with respect to any Non-Cashed-Out-Option at the time that any such Non-Cashed-Out-Option would have vested under the relevant Company Stock Plan and agreement thereunder, on condition that at such time such holder continues to be employed by Parent, the Surviving Corporation or any (direct or indirect) Subsidiary of Parent; provided, however, that any holder of Non-Cashed-Out-Options who is dismissed from his or her employment without cause, or who resigns with good reason (as “cause” and “good reason” are defined in the Company Stock Plan or such holder’s employment terms and conditions at the time of such dismissal or resignation, as applicable), at any time until July 31, 2008, shall be entitled to receive, with respect to each Company Option that was a Non-Cashed-Out Option that is unvested, unexpired and outstanding immediately prior to such dismissal or resignation, such amount as soon as administratively practicable following such dismissal or resignation; provided, further, that, so long as a holder of an unvested, unexercised and outstanding Company Option that was a Non-Cashed-Out Option continues to be employed by Parent, the Surviving Corporation or any (direct or indirect) Subsidiary of Parent, upon such holder’s death or permanent disability (as “permanent disability” is defined in the Company Stock Plan or such holder’s employment terms and conditions at the time of such permanent disability, as applicable), such holder shall be entitled to receive, with respect to each Company Option that was a Non-Cashed-Out Option that is unvested, unexpired and outstanding immediately prior to such holder’s death or permanent disability, such amount as soon as administratively practicable following notification of Parent, the Surviving Corporation or any (direct or indirect) Subsidiary of Parent of such holder’s death or permanent disability.

(3)   As of the Effective Time, the Company Stock Plans and the Company 2005 Employee Stock Participation Plan (the “ESPP”) shall terminate and all rights under the Company Options and the ESPP shall be cancelled.  The Company shall use commercially reasonable efforts, including delivery of all notices, to effectuate the provisions of this Section 1.6(b), and to ensure that, from and following the Effective Time, no Person shall have any right under the Company Stock Plans, the ESPP, Restricted Stock or the Company Options with respect to equity securities of the Company.

(iii)      Any materials to be submitted to the holders of Company Options or Restricted Stock shall be subject to review and prior approval by Parent (such consent not to be unreasonably withheld or delayed).

(c)   Cancellation of Treasury Stock and Stock Owned by Parent.   Each share of Company Common Stock or Company Warrants (as defined below) held by the Company, Parent, Merger Sub or any of their respective direct or indirect wholly-owned Subsidiaries immediately prior to the Effective Time shall be canceled and extinguished automatically without any conversion thereof.

(d)   Capital Stock of Merger Sub.   Each share of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.  Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(e)    Adjustments to Merger Consideration.   The Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date or date of effect of such change on or after the date hereof and prior to the Effective Time.

1.7      Dissenting Shares.

(a)         Notwithstanding any other provision of this Agreement to the contrary, any shares of Company Common Stock held by a holder who:  (i) has not voted in favor of the Merger or consented thereto in writing, (ii) has demanded its rights to appraisal in accordance with Section 262 of Delaware Law and (iii) as of the Effective Time has not effectively withdrawn or lost such holder’s appraisal rights (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration set forth in Section 1.6(a), but the holder thereof shall only be entitled to such rights as are provided by Delaware Law.

(b)   Notwithstanding the provisions of Section 1.7(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate representing such shares.

(c)    The Company shall give Parent (i) prompt notice of any demands for appraisal, withdrawals of such demands and any other related instruments served pursuant to Delaware Law received by the Company pursuant to the applicable provisions of Delaware Law and (ii) the opportunity to participate in and direct any negotiations and proceedings with respect to such demands.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands.  Any communication to be made by the Company to any holder of Company Common Stock with respect to such demands shall be submitted to Parent in advance and shall not be presented to any holder of Company Common Stock prior to the Company receiving Parent’s consent, such consent not to be unreasonably withheld.

1.8      Surrender of Certificates.

(a)     Exchange Agent.   Parent shall select a national bank or trust company satisfactory to the Company to act as the exchange agent (the “Exchange Agent “) for the Merger and shall enter into a customary exchange agent agreement with the Exchange Agent satisfactory to the Company.

(b)   Parent to Provide Cash.   At the Effective Time, Parent shall, or Parent shall cause Capgemini NA to, deliver to the Exchange Agent for exchange in accordance with this Article I the aggregate consideration payable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock, the Company Options and the Restricted Stock. Any cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(c)    Exchange Procedures.   Promptly following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates of Company Common Stock (other than Excluded Shares) and each holder of option award agreements relating to Cashed-Out Options (the “Certificates”):  (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall otherwise be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the consideration for Company Common Stock or Cashed-Out Options, as applicable, set forth in Section 1.6.  Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of record of such Certificates shall be entitled to receive in exchange therefore the cash constituting the consideration for Company Common Stock or Cashed-Out Options, as applicable, set forth in Section 1.6, and the Certificates so surrendered shall forthwith be canceled.  Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the consideration for Company Common Stock or Cashed-Out Options, as applicable, set forth in Section 1.6.

(d)   Required Withholding.   Each of the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Certificates such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement.  To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(e)    No Liability.   Notwithstanding anything to the contrary in this Section 1.8, neither the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of Certificates for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)    Investment of Exchange Fund.   The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent on a daily basis; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates pursuant to this Section 1.8.  Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to holders of Certificates pursuant to this Section 1.8 shall promptly be paid to Parent.

(g)    Termination of Exchange Fund.   Any portion of the Exchange Fund that remains undistributed to the holders of Certificates six months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation to be held in trust for such holders or otherwise according to the instruction of the Surviving Corporation, and any holders of Certificates who have not surrendered such Certificates in compliance with this Section 1.8 shall after such delivery to the Surviving Corporation, subject to Section 1.8(d), look only to the Surviving Corporation solely as general creditors for the cash constituting the Merger Consideration (which shall not accrue interest) pursuant to Section 1.6 with respect to the shares of Company Common Stock formerly represented thereby.

1.9     No Further Ownership Rights in Company Common Stock or Cashed-Out Options.   All consideration paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock or Cashed-Out Options, as the case may be, or by applicable law, and there shall be no further registration of transfers on the records of the Surviving Corporation of Company Common Stock or Cashed-Out Options, which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.10   Lost, Stolen or Destroyed Certificates.   In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such cash constituting the consideration for Company Common Stock or Cashed-Out Options, as applicable, as set forth in Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.11   Further Action.   At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of the Merger.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter (referencing the appropriate section or subsection; provided, however, that any information set forth in one section of the disclosure letter shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent) supplied by the Company to Parent dated as of the date hereof (the “Company Disclosure Letter”) and subject to the disclosures set forth in the Company SEC Reports (only to the extent the qualifying nature of such disclosure is readily apparent from such Company SEC Report), as follows:

2.1    Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)    Organization; Standing and Power.   The Company and each of its Subsidiaries are each a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept) and each has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted.  The Company and each of its Subsidiaries are in good standing and duly qualified to do business as a foreign corporation in each jurisdiction where the Company or any of its Subsidiary conducts its business, except where the failure to be so qualified and in good standing would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.  For purposes of this Agreement, “Subsidiary,” when used with respect to any party, shall mean any corporation, association, business entity, partnership, limited liability company or other Person of which such party, either alone or together with one or more Subsidiaries or by one or more Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.  Notwithstanding the foregoing definition, the parties hereby agree that SSS Holdings Corporation Ltd. and its Subsidiaries are not “Subsidiaries” of the Company.  For purposes of this Agreement, “Contract” shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or arrangement, or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be enforceable against the Company or its Subsidiaries.

(b)   Charter Documents.   The Company has Made Available (i) a true and correct copy of the amended and restated certificate of incorporation and bylaws of the Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the certificate of incorporation and bylaws, or like organizational documents, of each of its Subsidiaries, each as amended to date, (collectively, “Subsidiary Charter Documents”), and each such instrument is in full force and effect.

The Company is not in violation of any of the provisions of the Company Charter Documents and each such Subsidiary is not in violation of its respective Subsidiary Charter Documents.

(c)    Subsidiaries.  Section 2.1(c)(i)   of the Company Disclosure Letter sets forth each Subsidiary of the Company.  Except as set forth in Section 2.1(c)(ii) of the Company Disclosure Schedule, the Company is the direct or indirect owner of all of the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary and all such shares have been duly authorized, validly issued and are fully paid and nonassessable, free and clear of all pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever, other than Permitted Liens (collectively, “Liens”), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws.  Except as set forth in Section 2.1(c)(iii) of the Company Disclosure Schedule, other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.  “Permitted Liens” shall mean any (i) Liens which arise by operation of law with respect to current Taxes not yet due and payable or for Taxes which are being contested in good faith and for which adequate reserves have been established by the Company, (ii) statutory Liens created by the Company or any of its Subsidiaries in the ordinary course of business that do not and would not reasonably be expected to materially impair the marketability, value or use and enjoyment of the asset subject to the Lien, and (iii) Liens pursuant to the Credit Agreement dated as of March 9, 2006 between the Company, LaSalle Bank, National Association and the financial institutions party thereto and the security agreements and pledge agreements relating thereto, as amended.

2.2      Capital Structure.

(a)         Capital Stock.   The authorized capital stock of the Company consists of:  (i) 200,000,000 shares of Company Common Stock, par value $0.001 per share, and (ii) 5,000,000 shares of undesignated preferred stock, par value $0.001 per share (the “Company Preferred Stock”).  As of the close of business on October 24, 2006: (i) 40,125,655 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were issued and held by the Company in its treasury and (iii) no shares of Company Preferred Stock were issued and outstanding.  No shares of Company Common Stock are owned or held by any Subsidiary of the Company.  All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company Charter Documents, or any agreement to which the Company is a party or by which the Company is bound.

(b)   Company Options, Restricted Shares and Company Warrants.   As of the close of business on October 24, 2006:  (i) 5,128,629 shares of Company Common Stock are issuable upon the exercise of outstanding options to purchase Company Common Stock under the Company’s International, Inc. Stock Incentive Plan and the Company’s International 1998 Non-Qualified Option Plan (collectively, the “Company Stock Plans”) (such options, including the Cashed-Out Options and Non-Cashed Out Options, whether payable in cash, shares or otherwise granted under or pursuant to the Company Stock Plans are referred to in this Agreement as “Company Options”), (ii) 3,263,330 of the Company Options are vested and exercisable as of the date hereof; (iii) 1,865,298 shares of Company Common Stock are available for future grant under the Company Stock Plans; (iv) there are no shares of Company Common Stock issuable upon the exercise of outstanding options to purchase Company Common Stock that were not issued under the Company Stock Plans; (v) 303,455 shares of Restricted Stock are issued and outstanding under the Company Stock Plans; (vi) there are no shares of Restricted Stock that were not issued under the Company Stock Plans; (vii) 463,286 shares of Company Common Stock are issuable under the ESPP; and (viii) 596,064 shares of Company Common Stock are issuable upon the exercise of the Class A Common Stock Purchase Warrant dated

September 4, 2003 and the Warrant to Purchase Common Stock No. CA-002 dated September 14, 2000 (the “Company Warrants”).  Section 2.2(b) of the Company Disclosure Letter sets forth a list of each outstanding Company Option and Company Warrant: (a) the name of the holder of such Company Option or Company Warrant, (b) the number of shares of Company Common Stock subject to such Company Option or Company Warrant, (c) the exercise price of such Company Option or Company Warrant, (d) the date on which such Company Option or Company Warrant was granted or issued, (e) for each Company Option, the Company Stock Plan under which such Company Option was issued and whether such Company Option is an “incentive stock option” (as defined in Section 422 of the Code) or a nonqualified stock option, (f) for each Company Option, whether such Company Option is held by a Person who is not an employee of the Company or any of its Subsidiaries, (g) the applicable vesting schedule, if any, and the extent to which such Company Option or Company Warrant is vested and exercisable as of the date hereof, and (h) the date on which such Company Option or Company Warrant expires.  Section 2.2(b) of the Company Disclosure Letter sets forth a list of each outstanding Restricted Stock: (a) the name of the holder of such Restricted Stock, (b) the date on which such Restricted Stock was granted or issued, (c) for each outstanding share of Restricted Stock, the Company Stock Plan under which such Restricted Stock was issued, (d) for each outstanding share of Restricted Stock, whether such Restricted Stock is held by a Person who is not an employee of the Company or any of its Subsidiaries, and (e) the applicable vesting schedule, if any, and the extent to which such Restricted Stock is vested and freely transferable as of the date hereof.  All shares of Company Common Stock subject to issuance under the Company Stock Plans and the Company Warrants, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. All grants of Company Options and Company Warrants were validly issued and approved by the Board of Directors of the Company in compliance with Legal Requirements. None of the Company Options or Company Warrants (x) except as set forth in the Company Financials, was granted with exercise prices below fair market value on the date of grant, (y) grants involved “back dating” “forward dating”, “spring loading” or similar practices.  Except as set forth in Section 2.2(b) of the Company Disclosure Letter, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting or exercisability of any Company Option or Company Warrant as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events).  There is no outstanding or authorized stock appreciation, phantom stock, profit participation, restricted stock, performance shares or other similar rights with respect to the Company other than as set forth in this Section 2.2(b).

(c)    Voting Debt.   No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof (collectively, “Voting Debt”).

(d)   Other Securities.   Except as otherwise set forth in Section 2.2(b) or Section 2.2(d) of the Company Disclosure Letter, as of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking of any kind.  There are no Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries.  The Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and there are no irrevocable proxies and no voting agreements, voting trusts, rights plans, anti-takeover plans or registration rights agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or by which any of them are bound.  There are no outstanding contractual commitments of the Company or any of its Subsidiaries that obligate the Company or its Subsidiaries to make a capital contribution in any other Person.  For purposes of this Agreement, “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, directive, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(e)    Dividends.   Except as set forth in Section 2.2(e) of the Company Disclosure Letter, the Company has never declared or made any dividends or distributions of Company Common Stock or dividends or distributions of securities convertible into, or exchangeable for, Company Common Stock.  All dividends or distributions of securities convertible into Company Common Stock authorized and declared or made by any Subsidiary of the Company have been paid in full.

2.3      Authority; No Conflict; Necessary Consents.

(a)         Authority.   The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of consummation of the Merger, to obtaining the adoption of this Agreement by the Company’s stockholders as contemplated in Section 5.2.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the adoption of this Agreement by the Company’s stockholders as contemplated by Section 5.2 and the filing of the Certificate of Merger pursuant to Delaware Law.  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company capital stock necessary to adopt this Agreement and consummate the Merger and the other transactions contemplated hereby.  The Board of Directors of the Company has, by resolution duly adopted by all directors present and voting at a meeting duly called and held and not subsequently rescinded or modified (except as is permitted pursuant to Section 5.3(d) hereof or for clerical or administerial modifications), duly (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and declared the Merger to be advisable, (ii) duly and validly approved this Agreement and the transactions contemplated thereby, including the Merger, and taken all corporate actions required to be taken by the Company’s Board of Directors to authorize the consummation of the Merger, and (iii) recommended that the stockholders of the Company adopt this Agreement and directed that such matter be submitted to the Company’s stockholders at the Stockholders’ Meeting.  This Agreement has been duly executed and delivered by the Company and assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.

(b)   No Conflict.   The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or violate any provision of the Company Charter Documents or any Subsidiary Charter Documents, (ii) subject to obtaining the adoption of this Agreement by the Company’s stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.3(c), conflict with or violate any material Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible) is bound or affected or (iii) except as set forth in Section 2.3(b)(i) of the Company Disclosure Letter result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of any Company Material Contract, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries other than Permitted Liens.  Section 2.3(b)(ii) of the Company Disclosure Letter lists all consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby under any Company Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or any of their properties or assets is bound or affected, which if, individually or in the aggregate, not obtained, would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole or result in the Company or any of its Subsidiaries incurring any material penalties or other financial obligations or to materially and adversely affect the ability of the parties hereto to consummate the Merger as contemplated.

(c)    Necessary Consents.   No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, arbitral body, administrative agency or commission or other Governmental Entity or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-Governmental Entity (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or Parent are qualified to do business, (ii) the filing of the Proxy Statement with the United States Securities and Exchange Commission (the “SEC”) in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, (iii) the filing of the Notification and Report Forms with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required by any competent merger control authority or the expiration of any applicable waiting period and the absence of an order by any competent authority or court preliminarily or permanently prohibiting the transaction pursuant to any applicable mandatory competition laws of any country, (iv) approval of the Company’s stockholders as contemplated in Section 5.2, (v) such other filings and notifications as may be required to be made by the Company under federal, state or foreign securities laws or the rules and regulations of the Nasdaq Global Market and (vi) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not, individually or in the aggregate, reasonably be expected to materially affect the ability of any of the parties hereto to consummate the Merger as contemplated in the absence of the need for such consent, waiver, approval, order, authorization, registration, declaration or filing or to have a Material Adverse Effect on the Company.  The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (vi) above are referred to herein as the “Necessary Consents.”

2.4      SEC Filings; Financial Statements; Internal Controls.

(a)         SEC Filings.   The Company has filed timely all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since March 11, 2004.  All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents, as each of the foregoing have been amended since the time of their filing (including those that the Company may file subsequent to the date hereof), are referred to herein as the “Company SEC Reports.”  As of their respective dates, the Company SEC Reports (i) were prepared in accordance with, and complied in all material respects with, the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, or the Sarbanes-Oxley Act of 2002 (“SOX”), as the case may be, and, in each case, the rules and regulations promulgated thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such subsequent filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act.  The Company has Made Available complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC (but that are required to be filed with the SEC) to all Contracts and other documents that previously had been filed by the Company with the SEC and are currently in effect.  The Company has Made Available true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, since March 11, 2004, including but limited to all SEC comment letters and responses to such comment letters by or on behalf of the Company.  Except as set forth in Section 2.4(a) of the Company Disclosure Letter, as of the date hereof, none of the Company SEC Reports are the subject of ongoing SEC review or outstanding SEC comment. The Company and each of its officers and directors are in compliance with, and have complied, in each case in all material respects with (i) the applicable provisions of SOX and the related rules and regulations promulgated under or pursuant to such act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market.  Each of the principal executive officers of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of SOX with respect to the Company SEC Reports.  For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(b)   Financial Statements.   Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports, other than the financial statements of SSS Holdings Corporation Ltd. (the “Company Financials”), including each Company SEC Report filed after the date hereof until the Closing:  (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements or pro forma financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii)

fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated.  The Company does not intend to correct or restate in any material respect and, to the Knowledge of the Company, there is not any basis to correct or restate, any of the Company Financials.  The unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of September 30, 2006 (to be filed in Company SEC Reports following the date hereof) is hereinafter referred to as the “Company Balance Sheet.”  Except as set forth in the Company Financials, since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise, either matured or unmatured) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with GAAP, except for (i) liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, (ii) liabilities incurred in connection with this Agreement or the transactions contemplated hereby and (iii) liabilities, which individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  The Company has not had any dispute with any of its auditors regarding material accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date.  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, which constitutes or would constitute an “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC).

(c)    Internal Controls.   The Company has established and maintains a system of internal controls over financial reporting required by Rules 13a-15(f) or 15d-15(f) of the Exchange Act which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP (including the Company Financials) including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries on a consolidated basis, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with the appropriate authorizations of management and the Board of Directors of the Company, (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on the Company’s consolidated financial statements and (iv) provide reasonable assurance that any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the ability to record, process, summarize and report financial information, and any fraud, whether or not material, that involves the Company’s management or other Employees who have a significant role in the preparation of financial statements or the Company’s internal controls over financial reporting utilized by the Company, are adequately and promptly disclosed to the Company’s independent auditors and the audit committee of the Company’s Board of Directors. None of the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Employee thereof or the Company’s independent auditors, have identified or been made aware of (i) any significant deficiency or material weakness in the system of internal controls utilized by the Company which may materially affect the Company and its Subsidiaries, taken as a whole, (ii) any fraud, whether or not material, that involves the Company’s management or other Employees who have a significant role in the preparation of financial statements or the internal controls utilized by the Company, or (iii) any claim or allegation regarding any of the foregoing.

(d)   Disclosure Controls.   The Company’s disclosure controls and procedures required by Rules 13a-15(e) or 15d-15(e) of the Exchange Act are designed to ensure that all material information relating to the Company and its Subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act (i) is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and (ii) is accumulated and communicated to the Company’s management to allow timely decisions regarding required disclosure.

2.5     Absence of Certain Changes or Events.   Since the date of the Company Balance Sheet there have been no events, changes or effects with respect to the Company or its Subsidiaries that would have a Material Adverse Effect on the Company or the ability of the Company to conduct its business consistent with past practice or that are outside the ordinary course of business or would not have been permitted without the consent of Parent under Section 4.1(b) hereof had they occurred after the execution of this Agreement.

2.6   Taxes.

(a)    Definitions.   For the purposes of this Agreement (i) “Tax” or “Taxes” shall mean (1) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies, social security contributions and liabilities relating to taxes, based upon or measured by gross receipts, income, profits, capital gains, net assets, sales, use and occupation, and value added, ad valorem, transfer, stamp duty and stamp duty reserve tax, stamp duty land tax, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including, for the avoidance of doubt, health, unemployment, workers’ compensation and pension insurance and any amounts owned to any Governmental Entity pursuant to any laws respect escheat or unclaimed property), together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity; (2) any liability for the payment of any amounts of the type described in clause (1) of this Section 2.6(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium Tax relief or similar arrangement) and (3) any liability for the payment of any amounts of the type described in clauses (1) or (2) of this Section 2.6(a) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement or otherwise obligated to make any payment determined by reference to the Tax liability of a third party; and (ii) “Tax Return” shall mean any return, report, form or other document (including estimated returns and reports, returns and reports relating to withholding Taxes, information returns or reports or any schedule attachment or amendment of any such item) filed or required to be filed with respect to Taxes.

(b)   Tax Returns and Audits.   Except as set forth in Section 2.6(b) of the Company Disclosure Letter:

(i)   The Company and each of its Subsidiaries have (a) timely filed or caused to be filed all federal, state, local and foreign income Tax Returns and all other material Tax Returns required to be filed relating to Taxes concerning or attributable to the Company or any of its Subsidiaries, and such Tax Returns are true, correct, and complete and have been completed in accordance with applicable Legal Requirements and (b) timely paid or withheld (and timely paid over any withheld amounts to the appropriate Governmental Entity) all material Taxes required to be paid or withheld whether or not shown as due on any Tax Return, other than Taxes for which an adequate reserve has been accrued or established on the Company’s Balance Sheet.

(ii)   None of the Company or any of its Subsidiaries has any Tax deficiency or adjustment outstanding, assessed or proposed against it for which adequate reserves have not been established on the Company’s Balance Sheet, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iii)   No audit or other examination of any Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or examination.

(iv)   No adjustment relating to any Tax Return filed by the Company or any of its Subsidiaries has been proposed by any Tax authority to the Company or any of its Subsidiaries or any representative thereof that remains unpaid or for which adequate reserves have not been established on the Company’s Balance Sheet.

(v)   None of the Company or any of its Subsidiaries has in the past five (5) years constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(vi)   None of the Company or any of its Subsidiaries has engaged in a transaction that is the same as or substantially similar to one of the types of tax avoidance transactions that the Internal Revenue Service identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2), which could have an affect on the Company’s or such Subsidiary’s Taxes for a year not closed by the applicable statute of limitations.

(vii)   The Company and its Subsidiaries are in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order in the United States or any foreign jurisdiction.

(viii)   Neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the date of the Company Balance Sheet other than Taxes incurred in the ordinary course of business which are consistent in type and amount with Taxes attributable to prior periods.

(ix)  None of the Company or any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code § 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company or a Subsidiary), (b) ever been a party to any Tax sharing, indemnification or allocation or group payment agreement or arrangement, (c) any liability for the Taxes of any Person (other than Company or any of its Subsidiaries), under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law including any arrangement for group or consortium Tax relief or similar arrangement), as a transferee or successor, by contract or agreement, or otherwise and (d) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(x)   None of the Company or its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from taxable income (except to the extent adequate reserves have been established on the Company’s Balance Sheet) as a result of (a) any adjustment under Section 481(c) of the Code, (b) closing agreement under Section 7121 of the Code, (c) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code, (d) Section 482 of the Code (or in the case of each of (a), (b), (c) and (d)), under any similar provision of applicable state, local or foreign law, (e) installment sale or open transaction disposition or (f) prepaid amount.

(xi)   The Company and its Subsidiaries has been resident in its jurisdiction of incorporation for corporation tax purposes; each of is not and has not been treated as resident or belonging, or subject to Tax in any other jurisdiction for any Tax purpose. The Company and its Subsidiaries have made all claims necessary to obtain relief from double taxation for all material items under any relevant bilateral convention relating to double taxation in respect of income, profits, gains or payments accrued.

(xii)   All material written concessions, agreements or undertakings, between the Company and its Subsidiaries and any foreign Tax authorities regarding or affecting the future taxation treatment of the Company have been disclosed in the Company Disclosure Letter.

(xiii)   None of the Company or any of its Subsidiaries has within the past three years suffered any material non-routine investigation or audit by any taxation or excise authority.

(xiv)   None of the Company or any of its Subsidiaries have any current liability to make any payment that has not been adequately reserved for on the Company’s Balance Sheet pursuant to an indemnity, guarantee or covenant entered into before the date of this Agreement under which the Company or its Subsidiaries agreed to meet or pay a sum equivalent to or by reference to another person’s liability for Taxes.

(xv)   There are no liens for Taxes upon any of the assets of the Company or any of its Subsidiaries, other than liens for Taxes not yet due and payable.

(xvi)   The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(xvii)   The Company and its Subsidiaries have adequately reserved for any liability associated with their transfer pricing method.

2.7    Intellectual Property.

(a)         For purposes of this Agreement “Intellectual Property” shall mean all proprietary rights and other rights in and to: (i) trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, including all applications for registration thereof and all renewals, modifications and extensions thereof (“Trademarks”); (ii) patents, including design patents and utility patents, reissues, divisions, continuations-in-part and extensions thereof, in each case including all applications therefore (“Patents”); (iii) inventor’s certifications and invention disclosures; (iv) works of authorship, whether copyrightable or not, copyrights, copyright registrations and applications of registration of copyrights and all renewals, modifications and extensions thereof, mask works, moral rights and design rights (“Copyrights”); (v) computer systems, including programs, software, object and source code, databases, algorithms, and documentation therefore, in each case including all copyrights therefore (“Computer Systems”); (vi) trade secrets and other protectable information, including ideas, formulas, compositions, technical documentation, operating manuals and guides, plans, designs, sketches, inventions, product specifications, engineering reports and drawings, manufacturing and production processes and techniques; drawings, specifications, research records, invention records and technical data; and all other know-how, protected by patent, copyright or trade secret law; (vii) registrations of, and applications to register, any of the foregoing with any Governmental Entity and any renewals or extensions thereof; (viii) methodologies and tools; and “Company Registered Intellectual Property” shall mean the applications, registrations and filings for Company Intellectual Property Rights (as defined below) that have been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Entity by or in the name of the Company or any of its Subsidiaries.

(b)         The Company or its Subsidiaries are the sole and exclusive owners of, or have the valid and transferable right to use, all Intellectual Property listed in Section 2.7(b) of the Company Disclosure Letter (the “Company Intellectual Property Rights”).  The Company or its Subsidiaries own or have the valid right to use all material Intellectual Property used in the business of the Company and its Subsidiaries as currently conducted.  None of the Company Intellectual Property

Rights is subject to any outstanding judgment, order, decree, stipulation or injunction. There is no claim pending or threatened which challenges the legality, validity, enforceability, or any of the Company’s or any of its Subsidiaries’ use or ownership of, any of the Company Intellectual Property Rights.

(c)    No breach or default (or event which with notice or lapse of time or both would result in an event of default) by the Company or any of its Subsidiaries exists or has occurred under any license or other agreement pursuant to which the Company or any of its Subsidiaries uses any Intellectual Property owned by a third party or has granted any third party the right to use its Intellectual Property.

(d)   The Company or its Subsidiaries owns or has the right to use all items of Intellectual Property necessary to provide, produce, sell and license the services currently provided and sold by the Company and its Subsidiaries and to conduct the business of Company and its Subsidiaries as currently conducted free and clear of all Liens other than Permitted Liens.

(e)    Except as set forth in Section 2.10 of the Company Disclosure Letter, the conduct of the Company’s or its Subsidiaries’ business, the Company Intellectual Property Rights and the services provided and sold by the Company and its Subsidiaries do not infringe any Intellectual Property rights of any Person or give rise to any material claim or obligations to any Person as a result of co-authorship, co-inventorship, or an express or implied contract for any use or transfer. Except as set forth in Section 2.10 of the Company Disclosure Letter, none of the Company or its Subsidiaries has received any written notice of any allegations or threats that the Company’s or its Subsidiaries’ use of any Intellectual Property infringes upon or is in conflict with any Intellectual Property of any other Person.

(f)    All of the Company Registered Intellectual Property has been duly registered, filed in or issued, as the case may be, has been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations, and the Company or its Subsidiary is the record owner thereof. The Company and each of its Subsidiaries has maintained the confidentiality of its trade secrets, and there have been no acts or omissions by the Company or any of its Subsidiaries, the result of which would be to compromise the rights of the Company or any of its Subsidiaries to apply for, obtain or enforce appropriate legal protection of such trade secrets.

(g)    No present or former employee, officer, or independent contractors of the Company or any of its Subsidiaries has any right, title or interest, directly or indirectly, in whole or in part, in any of the Company Intellectual Property Rights.

(h)   (i) The Company’s material Intellectual Property is subsisting, in full force and effect, is valid and enforceable, and (in the case of Company Registered Intellectual Property) has not expired or been cancelled or abandoned, except where such expiration, cancellation or abandonment is consistent with the exercise of reasonable business judgment, (ii) neither the Company nor any of its Subsidiaries has done, or failed to do, any act or thing which may materially prejudice the validity or enforceability of any of the Company’s Intellectual Property, (iii) all necessary registration, maintenance and renewal fees currently due have been paid, and all necessary documents, recordations and certificates have been filed, for the purposes of maintaining such Company Registered Intellectual Property, in each case, other than in connection with any registrations that the Company or its Subsidiaries has abandoned in the ordinary course of business and (iv) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, no third party has done, or failed to do, any act or thing which would allow a third party the right to seek cancellation or modification of any material Intellectual Property of the Company.

(i)    Schedule 2.7(i) of the Company Disclosure Letter sets forth a complete and accurate list of all agreements granting to third parties any material right to use or practice any material rights under the Company Intellectual Property Rights, other than customer Contracts entered into in the ordinary course of business.  There are no licenses granted to or by the Company or any of its Subsidiaries, other than as disclosed in Section 2.7(i) of the Company Disclosure Letter and customer Contracts entered into in the ordinary course of business.

2.8     Restrictions on Business Activities.

Other than customer Contracts entered into in the ordinary course of its business that contain non-compete provisions with respect to the business of the customer and which do not prohibit or impair the business practice of the Company or its Subsidiaries in such a way as to be material and adverse to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is party to or bound by any Contract containing any covenant limiting in any material respect the right of the Company or any of its Subsidiaries to engage or compete in any line of business or to compete with any Person.

2.9      Governmental Authorizations.

Each material consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any material interest in any of their respective properties or (ii) which is required for the operation of the Company’s or any of its Subsidiaries’ business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, “Governmental Authorizations”) has been issued or granted to the Company or any of its Subsidiaries, as the case may be, and are in full force and effect.  As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notification that any suspension or cancellation of any of the Governmental Authorizations is pending or, to the Knowledge of the Company, threatened and the Company and its Subsidiaries are in compliance in all material respects with the terms of the Governmental Authorizations.

2.10   Litigation.

Except as set forth in Section 2.10(a) of the Company Disclosure Letter, there is no material action, suit, claim or any other proceeding (including any administrative proceeding) pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible). As of the date of this Agreement, there is no material investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible) by or before any Governmental Entity.  Except as set forth in Section 2.10(b) of the Company Disclosure Letter, there has not been since January 1, 2003, nor are there currently, any material internal investigations or inquiries being conducted by the Company, any of its Subsidiaries, the Company’s Board of Directors (or any committee thereof) or any third party, either at the request of any of the foregoing or otherwise concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.  As of the date of this Agreement, there is no material action, suit, proceeding, arbitration or, to the Company’s Knowledge, investigation involving the Company or any of its Subsidiaries that the Company or any of its Subsidiaries presently intends to initiate.

2.11   Compliance with Laws.

Neither the Company nor any of its Subsidiaries is in violation or default in any material respect of any material Legal Requirements applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is bound or any of their respective properties is bound or affected.  There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries in such a way as to be material and adverse to the Company and its Subsidiaries, taken as a whole.

2.12   Environmental and Health and Safety Matters.Definitions.   For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Environmental or Health and Safety Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, written demand or notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of, or exposure to, any Materials of Environmental Concern at any location, whether or not owned or operated by the Company or any of its Subsidiaries; or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Health and Safety Law.

“Environmental Laws” mean all federal, state, local and foreign laws, regulations, ordinances, and common law relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, laws and regulations relating to (i) emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern, (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, and (iii) recordkeeping, notification, disclosure and reporting requirements regarding Materials of Environmental Concern.

“Health and Safety Laws” mean all federal, state, local and foreign laws, regulations, ordinances and common law relating to the health and safety of the Employees of any Person.

“Materials of Environmental Concern” means hazardous chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, toxic fungus, toxic mold, mycotoxins or other hazardous substances that would reasonably be expected to have an adverse effect on human health or the environment.

(b)   Environmental and Health and Safety Compliance.   The Company and its Subsidiaries are in material compliance with all Environmental Laws and Health and Safety Laws, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all material permits and other material governmental authorizations required under the Environmental Laws, and Health and Safety Laws, and material compliance with the terms and conditions thereof.  Neither the Company nor any of its Subsidiaries have received any written communication from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries are not in such compliance and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with such compliance in the future.

(c)   Environmental or Health and Safety Liabilities.   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries, there is no Environmental and Health and Safety Claim pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or against any Person whose liability for any Environmental and Health and Safety Claim the Company or any of its Subsidiaries have retained or assumed either contractually or by operation of law.  In addition, there have been no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would reasonably be expected to form the basis of any material claim under an Environmental Law against the Company, any of its Subsidiaries or against any Person whose liability for any such claim the Company or any of its Subsidiaries have retained or assumed either contractually or by operation of law, or otherwise result in any material costs or liabilities under Environmental Law.

(d)   Environmental and Health and Safety Information.   Except as set forth in Section 2.12(d) of the Company Disclosure Letter, there are no material assessments, reports, data, results of investigations or audits, or other information that is in the possession of or reasonably available to the Company or its Subsidiaries regarding environmental matters pertaining to or the environmental condition of the business of the Company and its Subsidiaries, or the compliance (or noncompliance) by the Company and its Subsidiaries with any Environmental Laws or Health and Safety Laws.

(e)   Environmental and Health and Safety Obligations.   Neither the Company nor any of its Subsidiaries are required by virtue of applicable law or regulations or as a result of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to receive approval from any Governmental Entity under Environmental Law or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

2.13   Brokers’ and Finders’ Fees

Except as set forth in Section 2.13 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor has the Company or any of its Subsidiaries entered into any indemnification agreement or arrangement with any Person in connection with this Agreement and the transactions contemplated hereby.

2.14   Transactions with Affiliates

Except as set forth in the Company SEC Reports, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

2.15   Employee Benefit Plans and Compensation.

(a)   Definitions.   For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Employee Plan” shall mean any “employee benefit plan,” within the meaning of
Section 3(3) of ERISA and any other plan, program, policy, practice, contract, agreement or other similar arrangement providing for compensation, bonus, incentive compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, retirement benefits, fringe benefits, leaving service, termination indemnity, long service awards or other employee benefits or remuneration of any kind, funded or unfunded, which is or, within the immediately preceding five-year period, has been maintained, contributed to, or required to be contributed to, by the Company, any of its Subsidiaries or any ERISA Affiliate for the benefit of any U.S. Employee, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate has or reasonably could have any liability or obligation with respect to any U.S. Employee.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company, any of its Subsidiaries or any ERISA Affiliate, excluding consultants and independent contractors who are not individuals.

“Employee Agreement” shall mean each management or employment agreement, any material severance, separation or settlement agreement, or any consulting or repatriation, expatriation or other similar agreement (including any offer letter which provides for any term of employment other than employment at will) except to the extent necessary to comply with applicable Legal Requirements or terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company or any of its Subsidiaries, or any agreement providing for acceleration of Company Options between the Company, any of its Subsidiaries or any ERISA Affiliate and any Employee pursuant to which the Company or any of its Subsidiaries has or reasonably could have any current or future liabilities or obligations.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other Person under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“International Employee Plan” shall mean each employee benefit or compensation plan, program, policy, practice, contract, agreement or other similar arrangement that has been adopted or maintained by the Company, any of its Subsidiaries or any ERISA Affiliate or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate will have any liability, for the benefit of Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1988.

(b)   Schedule.  Section 2.15(b)(i) of the Company Disclosure Letter contains a correct and complete list (anonymalised if required by law) of each material Company Employee Plan and each material Employee Agreement, other than any such Employee Agreement that is a consulting or contractor agreement which provides for obligations of less than $200,000 per year, and the Company has Made Available a copy of all such Employee Agreements.  Section 2.15(b)(ii) of the Company Disclosure Letter sets forth a table setting forth the name, base salary, country of employment and start date of each current employee of the Company and each of its Subsidiaries where base salary exceeds $200,000 per year as of the date hereof.  To the Knowledge of the Company, no employee listed on Section 2.15(b)(ii) of the Company Disclosure Letter intends to terminate his or her employment for any reason as of the date of this Agreement and, as of the date hereof, there are no grounds on which the Company or any of its Subsidiaries is contemplating giving any such employee notice to terminate his or her employment.  Section 2.15(b)(iii) of the Company Disclosure Letter contains an accurate and complete list of all Persons (other than an Employee) that have a consulting or advisory relationship with the Company or any of its Subsidiaries that is subject to ongoing obligations in excess of $200,000 per year, other than a person whose relationship is terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company or any of its Subsidiaries.

(c)   Documents.   The Company and each of its Subsidiaries has Made Available (i) correct and complete copies of the plan document for each Company Employee Plan listed on Section 2.15(b)(i) of the Company Disclosure Letter, including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, and any other regulatory filings, approvals or registrations required by applicable Legal Requirements, including but not limited to ERISA or the Code, in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which could result in any liability to the Company or any of its Subsidiaries,
(vii) all material correspondence to or from any Governmental Entity relating to any Company Employee Plan, and (viii) a current IRS determination or opinion letter issued with respect to each Company Employee Plan.

(d)   Employee Plan Compliance.

(i)   The Company and each of its Subsidiaries have performed all material obligations required to be performed by them under, and are not materially in default or violation in any respect of, and the Company and each of its Subsidiaries have no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established, administered and maintained in accordance with its terms and in material compliance with all applicable Legal Requirements including ERISA and the Code.  Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a current favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code.  No condition exists to the Knowledge of the Company that would reasonably be expected to adversely affect such qualified status.  Neither the Company nor any Subsidiary or ERISA Affiliate has engaged in, and to the Knowledge of the Company, no other person has engaged in a “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, that is not otherwise exempt under Section 408 of ERISA, with respect to any Company Employee Plan.

(ii)   There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened against or relating to any Company Employee Plan or Employee Agreement or against the assets of any Company Employee Plan, other than (A) routine claims for benefits or (B) as set forth in
Section 2.15(d)(ii) of the Company Disclosure Letter.  Subject to applicable Legal Requirements, each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company, any of its Subsidiaries or any ERISA Affiliate (other than ordinary administration expenses or with respect to benefits previously earned, vested or accrued thereunder).

(iii)   There are no audits, inquiries or proceedings pending or to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan, other than any such proceeding that would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.  Neither the Company, any of its Subsidiaries nor any ERISA Affiliate is subject to any material penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 (including 4980B) of the Code.

(iv)   The Company and each of its Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan, except to the extent the failure to make such contributions and other payments would not result in a Material Adverse Effect to the Company.

(e)   No Pension Plan.   Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to, any Pension Plan subject to
Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(f)   Self-Insured Plan.   Except as set forth in Section 2.15(f) of the Company Disclosure Letter, neither the Company, any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured Company Employee Plan that is an “employee welfare benefit plan,” within the meaning of Section 3(1) of ERISA that provides benefits to Employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(g)   Collectively Bargained, Multiemployer and Multiple-Employer Plan.   At no time has the Company, any of its Subsidiaries or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA) or any similar plan in any non-U.S. jurisdiction.  Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any multiple employer plan described in
Section 413 of the Code.

(h)   Post-Employment Obligations.   Except as set forth in Section 2.15(h) of the Company Disclosure Letter, no Company Employee Plan or Employee Agreement provides, or reflects or represents any liability on the part of the Company, any of its Subsidiaries or any ERISA Affiliate to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirement, and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has ever represented, promised or contracted to or with any Employee (either individually or to Employees as a group) in writing that such Employee would be provided with post-termination or retiree life insurance, health or other employee welfare benefits, except to the extent required by applicable Legal Requirements.

(i)   Effect of Transaction.   Except as set forth in Section 2.15(i) or Section 2.2(b) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service or any other event in connection therewith will (i) result in any payment (including retirement, severance, change in control, golden parachute, retention payment, bonus or otherwise but excluding payments required to be made by law), becoming due to any Employee or funding of any such payment, (ii) result in any forgiveness of indebtedness, or (iii) materially increase any compensation or benefits otherwise payable by the Company or any Subsidiary.

(j)   Parachute Payments; 409A; Executive Compensation Tax.   Except as set forth in Section 2.15(j) of the Company Disclosure Letter, there is no agreement, plan, arrangement or other contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code.  Except as set forth in Section 2.15(j) of the Company Disclosure Letter, the Company is not party to any contract, agreement or arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code.  Except as set forth in Section 2.15(j) of the Company Disclosure Letter, there is no agreement, plan, arrangement or other contract by which the

Company or any of its Subsidiaries is bound to compensate any Employee for excise taxes paid pursuant to Sections 4999 or 409A of the Code.  The Company Employee Plans and Employee Agreements have been administered in compliance in all material respects with Section 409A of the Code.

Prior to the date of this Agreement, the Company has not undergone a change in ownership or effective control as defined in Section 280G of the Code and the regulations promulgated thereunder.  Except as set forth in Section 2.15(j) of the Company Disclosure Letter, there is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any Employee of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

(k)   Employment Matters.   Except as set forth in Section 2.10 of the Company Disclosure Letter, the Company and each of its Subsidiaries are and have been in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms, conditions and classifications of employment, employee safety and health, immigration status, employment discrimination, disability rights or benefits, labor relations, employee leave requirements, plant closures and layoffs, affirmative action, whistleblower protections and wages and hours and, in each case, with respect to Employees (i) are not liable for any arrears of material wages or other remunerations, accrued holiday pay, expenses, bonus, commission, penalties, severance pay or any Taxes, any material penalty or any other payment for failure to comply with any of the foregoing (other than any such liabilities incurred and paid in the normal course of business and consistent with past practice) and (ii) are not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).  Except as set forth in Section 2.10 of the Company Disclosure Letter, there are no actions, grievances, investigations, suits, claims, charges or administrative matters pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to any Employee that would reasonably be expected to result in a material liability to the Company and its Subsidiaries taken as a whole.  There are no pending or, to the Knowledge of the Company, threatened claims or actions against the Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy that would reasonably be expected to result in a material liability to the Company and its Subsidiaries taken as a whole.  No person previously employed or engaged by the Company or its Subsidiaries has provided written notice to the Company or any Subsidiary and is currently asserting a statutory or contractual or other right to return to work or to be re-instated or re-engaged by the Company or its Subsidiaries.

(l)   Works’ Councils.   Neither the Company nor any of its Subsidiaries is subject to any non-U.S. works’ councils or similar organizations.  Neither the Company nor any of its Subsidiaries is presently nor has it been in the past a party to, or bound by, any agreements, contract or other arrangement with any non-U.S. works council or similar organization with respect to Employees. The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any works’ council, labor union or labor organization) to any payments under any collective bargaining agreement, labor agreement or any similar agreement or arrangement to which the Company or any of its Subsidiaries is subject or require the Company or any of its Subsidiaries to consult with any works’ council or similar labor relations body.

(m)   Labor.   No work stoppage, slowdown, lockout or labor strike against the Company or any of its Subsidiaries is current or pending or, to the Knowledge of the Company, threatened nor has there been any such occurrence for the past five years.  The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees or of any activities or proceedings to recognize any trade union or similar body.  Except as set forth in Section 2.10 of the Company Disclosure Letter, there are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened by or on behalf of any Employee or involving any Employee relating to any labor or employment matters including, without limitation, labor practices, employment practices, terms, conditions and classifications of employment, employee safety and health, immigration status, employment discrimination, disability rights or benefits, labor relations, employee leave requirements, plant closures and layoffs, affirmative action, whistleblower protections, wages or other remuneration and hours.  Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or any unfair labor practice under any comparable state, local or foreign law that is reasonably expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.  Neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement, union contract or similar agreement with respect to Employees and no such agreement is being negotiated by the Company or any of its Subsidiaries as of the Effective Time, or expected to be negotiated prior the Closing Date.  Within the past year, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied, and no terminations prior to the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state or local law.  No employee of the Company or any of its Subsidiaries has experienced an employment loss, as defined by the WARN Act or any similar applicable state or local law requiring notice to employees in the event of a closing or layoff, within ninety days prior to the date of this Agreement.

(n)   International Employee Plans.

(i)   Section 2.15(n)(i) of the Company Disclosure Letter contains a correct and complete list (anonymalised if required by law) of each material International Employee Plan.  The Company and each of its Subsidiaries has Made Available correct and complete copies of each material document related to each such International Employee Plan (including, without limitation, each plan document and all amendments thereto).

(ii)   Except as (A) is required under any Legal Requirements or (B) otherwise set forth in
Section 2.15(n)(i) of the Company Disclosure Letter, the foregoing representations contained in Sections 2.15(d) through 2.15(m) are accurate in all material respects with respect to Employees located outside the United States and International Employee Plans, to the extent applicable.  Each International Employee Plan has been established, maintained and administered in compliance in all material respects with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan.  No International Employee Plan has material unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued.  All benefits under each International Employee Plan (other than those which are fully insured) are calculated on a money purchase basis only and there is no obligation on the Company or any of its Subsidiaries or under an International Employee Plan to provide any specified level of benefits (other than in the case of those benefits which are fully insured).  Except as required by law or in relation to benefits previously vested, earned or accrued, or pursuant to the terms of an Employee Agreement disclosed in Section 2.15(b)(i) of the Company Disclosure Letter, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason.

(o)   Seconded Employees.   Each Subsidiary that operates in India is in compliance in all material respects with its agreements with contractors placing employees and there are no material pending claims by any person placed by such contractor asserting that such person has an Employee’ Agreement with the relevant Subsidiary.

2.16   Contracts.

(a)   Material Contracts.   For purposes of this Agreement, “Company Material Contract” shall mean any of the following to which the Company or any of its Subsidiaries is a party or by which it or its assets are bound: (i) any agreement relating to indebtedness for borrowed money in excess of $500,000, (ii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries; (iii) any agreement providing for the indemnification or any guarantee by the Company or a Subsidiary of the Company of any person, except an agreement entered into in the ordinary course of business, (iv) any joint venture, partnership or similar document or agreement, (v) any agreement that limits or purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, license, pledge or otherwise dispose of any assets having an aggregate value in excess of $2.5 million, (vi) any Contract listed in Section 2.2(b) of the Company Disclosure Letter, (vii) any employment, contractor or consulting Contract with any executive officer or other employee of the Company and its Subsidiaries earning an annual salary in excess of $200,000 (and, with respect to the Company’s and its Subsidiaries’ Indian operations, any employment, contractor or consulting Contract with any executive officer or other employee earning an annual salary in excess of $50,000) or member of the Company’s Board of Directors, other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company or any of its Subsidiaries; (viii) any material lease of real property; (ix)any Contract with any Key Company Client containing “most favored nation” provisions, (x) agreements, contracts or letter of intent regarding proposed or any pending acquisition of a Person or business, (xi) Contracts under which the Company or any of its Subsidiaries has loaned or advanced any material amounts to any Person (other than advances to Employees in the ordinary course of business), (xii) contracts under which the Company is obligated to pay an amount in excess of $2.5 million annually, and (xiii) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole; and any contract or other agreement not made in the ordinary course of business which is material to the Company and its Subsidiaries, taken as a whole, or which would prohibit or delay the consummation of the Merger or any of the transactions contemplated by this Agreement.

(b)   Schedule.   Section 2.16(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts.  Except as set forth in Section 2.16(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by, nor are any of their respective properties bound or affected by any Company Material Contract.

(c)   No Breach.   All Company Material Contracts are valid and in full force and effect, and enforceable in accordance with their terms, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.  Neither the Company nor any of its Subsidiaries have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(d)   Clients.   Section 2.16(d)(i) of the Company Disclosure Letter sets forth a list of the names and addresses of the 15 largest customers (by dollar volume, indicating the same) of the Company and its Subsidiaries, taken as a whole, for the 21-month period commencing January 1, 2005 (the “Key Company Clients”).  Between October 1, 2005 and the date hereof, none of the Key Company Clients has canceled or otherwise terminated its contract or relationship with the Company or any of its Subsidiaries or has materially decreased its usage of the services of the Company or any of its Subsidiaries (except for decreases which are, to the Knowledge of the Company, primarily attributable to the satisfactory completion of specific projects in the ordinary course of business) and, to the Knowledge of the Company, there has been no material adverse change in the business relationship of the Company and Subsidiaries, taken as a whole, with any Key Company Client. Except as set forth on Section 2.16(d)(ii) of the Company Disclosure Letter, to the Knowledge of the Company, no such client intends to cancel or otherwise terminate its relationship with the Company or its Subsidiaries or to materially decrease its usage of the services of the Company or its Subsidiaries (except for decreases primarily attributable to the satisfactory completion, to the Knowledge of the Company, of specific projects in the ordinary course of business), except for such of the foregoing arising after the date hereof as would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

2.17   Insurance.

The Company has all insurance policies in place customary for the industry to protect its business and operations and has Made Available a true, correct and accurate list of all insurance policies and fidelity bonds material to the business of the Company and its Subsidiaries that are in effect as of the date hereof.  There is no material claim by the Company or any of its Subsidiaries pending under any of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

2.18   Foreign Corrupt Practices Act.

Neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Person associated with or acting on their behalf) have, directly or indirectly, taken any action which would cause them to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Legal Requirements applicable to the Company or any of its Subsidiaries in any jurisdiction other than the United States (collectively, the “FCPA”), or, to the Knowledge of the Company, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

2.19   Information Supplied.

None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in the preliminary and definitive proxy statements to be filed by the Company with the SEC in connection with the Merger (collectively, the “Proxy Statement”) will, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

2.20   Fairness Opinion.

The Company’s Board of Directors has received an opinion from UBS Securities LLC (the “Company’s Financial Adviser”) dated as of October 25, 2006 to the effect that, as of such date, the Merger Consideration to be received by the holders of the Certificates pursuant to this Agreement is fair from a financial point of view to the holders of Certificates (the “Opinion”).  True and complete copies of the Opinion and the letter of engagement between the Company and the Company’s Financial Adviser pursuant to which the Company’s Financial Adviser has issued the Opinion and acted as financial adviser to the Company with respect to the transactions contemplated by this Agreement will be provided as soon as practicable after they become available.

2.21   Takeover Statutes.

The Company’s Board of Directors has taken all actions so that the restrictions contained in
Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203), and any other similar Legal Requirement, will not apply to Parent or Merger Sub, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1   Organization.

Parent is a socitété anonyme organized under the laws of France.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  All of the capital stock of Merger Sub is owned directly or indirectly by Parent.

3.2   Authority; No Conflict; Necessary Consents.

(a)   Authority.   Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other action is required on the part of Parent and Merger Sub to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to Delaware Law.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery of this Agreement by the Company, constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.

(b)   No Conflict.   The execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or violate any provision of their respective certificates of incorporation or bylaws, (ii) subject to compliance with the requirements set forth in Section 3.2(c), conflict with or violate any material Legal Requirement applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible) is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or Merger Sub; except, in the case of each of the preceding clauses (i), (ii) and (iii) for any conflict, violation, breach, default, impairment, alteration, giving of rights or Lien which would not materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of such conflict, violation, breach, default, impairment, alteration, giving of rights or Lien.

(c)   Necessary Consents.   No consent, approval, order, authorization, registration, declaration or filing with any Governmental Entity, or any third party, is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation of the Merger and the transactions contemplated hereby, except for (i) the Necessary Consents and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially adversely affect the ability of Parent and Merger Sub to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filing.

3.3   Capital Resources.

Parent shall, or shall cause Capgemini NA to, have available to it upon the consummation of the Merger sufficient capital resources to pay the Merger Consideration and to consummate all of the transactions contemplated by this Agreement.

3.4   Information Supplied.

The information supplied or to be supplied by or on behalf of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement will not contain, on the date of the mailing to the Company’s stockholders and at the time of the Stockholders’ Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by or on behalf of the Company which is contained in the Proxy Statement.

3.5   Operations of Merger Sub.

Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted and will conduct its operations prior to the Effective Time only as contemplated hereby.

ARTICLE IV
CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME

4.1   Conduct of Business by the Company.

(a)   Ordinary Course.   During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its Subsidiaries shall, except as otherwise expressly contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing, (i) carry on their business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, (ii) pay their debts and Taxes when due, pay or perform other material obligations when due and (iii) use all commercially reasonable efforts consistent with past practice to (x) preserve intact their present business organization, (y) keep available the services of their present executive officers and employees and (z) preserve their relationships with customers, suppliers, licensors, licensees, and others with which they have business dealings in a manner consistent with past practice.  In addition, the Company shall promptly notify in writing Parent of any event or occurrence or emergency not in the ordinary course of its business, and any event adversely affecting the Company or its business.

(b)   Required Consent.   Without limiting the generality of Section 4.1(a), except as expressly permitted or expressly required by the terms of this Agreement and except as set forth in Section 4.1(b) of the Company Disclosure Letter, without the prior written consent of Parent, such consent not to be unreasonably withheld, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

(i)   Enter into any new line of business;

(ii)   Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than any such transaction by a wholly-owned Subsidiary that remains wholly-owned after such transaction;

(iii)   Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries (except for purchases of Company Common Stock in accordance with the ESPP and repurchases or cancellations of restricted Company Common Stock for nominal value upon termination of employment of the person holding the restricted Company Common Stock);

(iv)   Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities, or subscriptions, rights (including stock appreciation rights whether settled in cash or shares of Company Common Stock), warrants or options to acquire any shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than:  (A) issuances of Company Common Stock upon the exercise of Company Options or the vesting of Restricted Stock, in each case, existing on the date hereof in accordance with their present terms; and (B) issuances of Company Common Stock upon the exercise of Company Warrants existing on the date hereof;

(v)   Cause, permit or propose any amendments to the Company Charter Documents or adopt any material amendments to any of the Subsidiary Charter Documents of the Company’s Subsidiaries;

(vi)   Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, which are material, individually or in the aggregate, to the business of the Company and its Subsidiaries, taken as a whole, or solicit or participate in any negotiations with respect to any of the foregoing;

(vii)   Enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any joint venture, strategic partnership or other alliance involving an equity interest in any Person;

(viii)   Sell, lease, license, encumber or otherwise dispose of any properties or assets, except the sale, lease, license, encumbrance or disposition of property or assets which are not material, individually or in the aggregate, to the business of Company and its Subsidiaries, taken as a whole, or are made in the ordinary course of business and in a manner consistent with past practice;

(ix)   Adopt a plan of complete or partial liquidation, dissolution or restructuring (including any material reductions in work force, lease terminations, restructuring of contracts or similar action), recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(x)   Alter, through merger, liquidation, reorganization, restructuring or any other fashion, the corporate structure of ownership of any Subsidiary, other than any restructuring involving one or more wholly-owned Subsidiaries the assets of which continue to be wholly-owned;

(xi)   Other than in accordance with the Company’s capital budget for fiscal year 2006, which is attached to the Company Disclosure Letter, or the Company’s capital budget for fiscal year 2007, which the Company will provide to Parent promptly following its completion, incur any capital expenditure in excess of $2.5 million (other than pursuant to previously existing agreements set forth in the Company Disclosure Letter);

(xii)   Pay, discharge, settle, compromise or satisfy any pending or threatened claims, liabilities or obligations relating to a legal proceeding (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (A) any such payment, discharge, settlement, compromise or satisfaction in the ordinary course of business in an amount not to exceed $100,000, (B) ordinary course settlements of disputes regarding collection of accounts receivable in any material amount and (C) any claims (other than the claims set forth in Section 2.6(b), Section 2.10(a)(8) and Section 2.10(a)(9) of the Company Disclosure Letter) set forth in Section 2.10(a) of the Company Disclosure Letter;

(xiii)   Make any loans, extensions of credit or financing, advances or capital contributions to, or investments in, or grant extended payment terms to any other Person, other than:  (A) loans or investments by the Company or a wholly-owned Subsidiary of the Company to or in the Company or any wholly-owned Subsidiary of the Company, or (B) extensions of credit or financing to, or extended payment terms for, customers made in the ordinary course of business consistent with past practice or
(C) extensions of credit to Employees in the ordinary course of business consistent with past practice and in compliance with applicable Legal Requirements;

(xiv)                 Except as required by concurrent changes in GAAP or Legal Requirements as concurred in by its independent auditors, make any material change in its methods or principles of accounting or materially revalue any of its assets;

(xv)   Fail to file any Tax Return when due, file an amendment to any Tax Return, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Tax or any Tax reporting practice, enter into any agreement or settle any material claim or assessment in respect of Taxes or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes (except to the extent that such election, settlement or compromise does not result in or create an obligation to pay Taxes in excess of reserves established by the Company);

(xvi)                 Cancel or terminate or allow to lapse without reasonable substitute policy therefore, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies on substantially the same terms as in effect on the date hereof;

(xvii)   Except as required by Legal Requirements, Company Employee Plans or Contracts (including Employment Agreements) currently binding on the Company or its Subsidiaries, (1) increase in any manner the amount of compensation or fringe benefits of, pay or grant any bonus, change of control, severance or termination pay to any Employee of the Company or any Subsidiary of the Company other than with respect to non-officer or non-director Employees in the ordinary course of business consistent with past practice, (2) adopt or materially amend any Company Employee Plan or make any contribution, other than regularly scheduled contributions, to any Company Employee Plan, (3) waive any stock repurchase rights, accelerate, amend or change the period of vesting or exercisability of Company Options or Company Warrants, or reprice any Company Options, Company Warrants or authorize cash payments in exchange for any Company Options or Company Warrants, or (4) enter into, modify or materially amend any Employee Agreement (other than in the ordinary course of business consistent with past practice) or enter into any collective bargaining agreement;

(xviii)   Provide any material refund, credit or rebate in excess of $50,000 to any customer, other than in the ordinary course of business consistent with past practice or any such refund in an amount that does not exceed the established reserve in the ordinary course of business;

(xix)                 Hire any non-officer employees other than in the ordinary course of business consistent with past practice or hire, elect or appoint any officers or directors, other than any such election or appointment as may be required by applicable Legal Requirements;

(xx)   Issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(xxi)                 (A) Enter into any agreement to purchase or sell any interest in real property with a value in excess of $500,000 or grant any security interest in any such real property, or (B) enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any lease (other than immaterial amendments, extensions or members of existing leases);

(xxii)   Enter into, modify or amend, in each case, in a manner adverse in any material respect to the Company or any of its Subsidiaries, or terminate any Company Material Contract, or waive, release or assign any material rights or claims thereunder;

(xxiii)   Make any material purchase of fixed assets or other long-term assets other than in the ordinary course of business and in a manner consistent with past practice;

(xxiv)   Authorize, take, commit, or agree (in writing or otherwise) or announce the intention to take, any of the actions described in Sections 4.1(b)(i) through 4.1(b)(xxiii) hereof, or any other action that would reasonably be expected to prevent the Company from performing, or cause the Company not to perform, its obligations hereunder or otherwise prevent or materially delay the consummation of the transactions contemplated hereby.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1   Proxy Statement.

As promptly as reasonably practicable after the execution of this Agreement, the Company, in consultation with Parent, will prepare and file with the SEC preliminary proxy materials that will constitute the Proxy Statement. The Proxy Statement shall include the notice to stockholders required by Section 262(d)(1) of Delaware Law that appraisal rights will be available.  The Company agrees, as to information supplied by the Company, its officers, directors, stockholders and Subsidiaries contained in the Proxy Statement, and Parent agrees, as to information supplied by Parent and its officers, directors, stockholders and Subsidiaries contained in the Proxy Statement that such information, at the date the Proxy Statement is mailed, (as amended or supplemented) at the time of the Company Stockholders Meeting and the Effective Time, will not be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  As promptly as reasonably practicable after any comments are received from the SEC thereon (or upon notice from the SEC that no such comments will be made), the Company shall, in consultation with Parent, prepare and file any required amendments to, and the definitive, Proxy Statement with the SEC.  The Company will notify Parent promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Proxy Statement.  Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly inform Parent of such occurrence and will, in consultation with Parent, file with the SEC or its staff, and/or mail to stockholders of the Company, such amendment or supplement.  The Company shall provide Parent (and its counsel) with a reasonable opportunity to review and comment on the preliminary Proxy Statement and any amendment or supplement thereto prior to filing such with the SEC, and will provide Parent with a copy of all such filings made with the SEC.  The Company shall also promptly provide Parent with copies of any correspondence received from the SEC, and shall permit representatives of Parent to participate in any telephone call with the SEC which discusses comments made by the staff.  Subject to Section 5.3(d), the Company will cause the Proxy Statement to be mailed to its stockholders as promptly as reasonably practicable after the definitive Proxy Statement is filed with the SEC.

5.2   Meeting of Company Stockholders; Board Recommendation.

The Company will take all action necessary in accordance with Delaware Law and its certificate of incorporation and bylaws to call, hold and convene a meeting of its stockholders entitled to vote at such meeting to consider adoption of this Agreement (the “Stockholders’ Meeting”) to be held as soon as reasonably practicable after the mailing of the Proxy Statement to the Company’s stockholders.  Subject to this Section 5.2 and Section 5.3(d), the Company will use all commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the Nasdaq Global Market or Delaware Law or any other applicable Legal Requirements to obtain such approvals.  The Company shall ensure that the Stockholders’ Meeting is called, noticed, convened, held and conducted in compliance with, and that all proxies solicited by it in connection with the Stockholders’ Meeting are solicited in compliance with Delaware Law, its certificate of incorporation and bylaws, the rules of the Nasdaq Global Market and all other applicable Legal Requirements.  Except to the extent expressly permitted by this Section 5.2 or Section 5.3(d):  (i) all directors present and voting at a duly called and held meeting of the Board of Directors of the Company shall recommend that its stockholders vote in favor of adoption of this Agreement at the Stockholders’ Meeting, (ii) the Proxy Statement shall include a statement to the effect that the directors present and voting at a duly called and held meeting of the Board of Directors of the Company have, by resolution adopted by all directors present and voting at a duly called and held meeting, recommended that the Company’s stockholders vote in favor of adoption of this Agreement at the Stockholders’ Meeting and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, such recommendation of the Board of Directors that the Company’s stockholders vote in favor of adoption of this Agreement.  Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 5.2 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal.  Nothing contained in this Agreement shall prohibit the Board of Directors of the Company from failing to make or from withdrawing or modifying its recommendation to the Company’s stockholders, provided that the Board of Directors determines in good faith and after consultation with its outside legal advisors that such action is necessary for the Board of Directors to comply with its fiduciary duties to the Company or the Company’s stockholders under applicable law, but only after (i) providing written notice to Parent that it is prepared to make the determination permitted by this Section 5.2 and setting forth the reasons therefore and (ii) for a period of five Business Days after providing such notice the Company negotiates with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would enable its Board of Directors to proceed with its recommendation of this Agreement, and at the end of such period the Board of Directors maintains its determination permitted by this Section 5.2 (after taking into account the proposed adjustments).  Notwithstanding any Change of Recommendation, this Agreement and the Merger shall be submitted to the stockholders of the Company at the Stockholders’ Meeting for the purpose of obtaining the stockholders’ vote on the Agreement and the Merger.

5.3   Acquisition Proposals.

(a)   No Solicitation.   The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall the Company or any of its Subsidiaries authorize or permit any of their respective officers, directors, agents or representatives (including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) to, directly or indirectly:  (i) solicit or initiate or knowingly encourage, facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to knowingly encourage or facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, any Acquisition Proposal, (iii) approve, endorse, recommend or make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal, (iv) withdraw, amend or modify, or propose to withdraw, amend or modify, in a manner adverse to Parent its recommendation in favor of the adoption of the Agreement by the stockholders of the Company or (v) execute or enter into, or propose to execute or enter into, any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby, except in the case of clauses (ii), (iii), (iv) or (v) to the extent expressly permitted by Sections 5.3(c) or (d).  The Company and its Subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations (including, without limitation, any such activities, discussions or negotiations conducted by affiliates, directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative) of the Company or any of its Subsidiaries) with any third parties conducted heretofore with respect to consideration of any Acquisition Proposal.  The Company will exercise any rights under any confidentiality or non-disclosure agreements with any such third parties to require the return or destruction of non-public information provided prior to the date of this Agreement by the Company, its Subsidiaries or their agents and representatives to any such third parties.

(b)   Notification of Unsolicited Acquisition Proposals.   As promptly as practicable (and in any event no later than 24 hours) after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to an Acquisition Proposal or from any Person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal, the Company shall provide Parent with notice of such Acquisition Proposal, request or inquiry, including the material terms and conditions of such Acquisition Proposal, request or inquiry; the identity of the Person or group making any such Acquisition Proposal, request or inquiry; and a copy of all written materials provided by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry.  The Company shall provide Parent with 24 hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors would reasonably be expected to consider any Acquisition Proposal or any such inquiry or to consider providing nonpublic information to any Person.  The Company shall notify Parent, in writing, of any decision of its Board of Directors as to whether to consider such Acquisition Proposal, request or inquiry or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide nonpublic information or data to any Person, which notice shall be given as promptly as practicable after such meeting (and in any event no later than 24 hours after such determination was reached and 24 hours prior to entering into any discussions or negotiations or providing any nonpublic information or data to any Person).  The Company agrees that it shall promptly provide Parent with oral and written notice setting forth all such information as is reasonably necessary to keep Parent currently informed in all material respects of the status and material terms (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry (including any negotiations contemplated by Section 5.3(c)) and shall promptly provide Parent a copy of all written materials subsequently provided to, by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry.

(c)   Superior Offers.   Notwithstanding anything to the contrary contained in Section 5.3(a), in the event that the Company receives prior to the adoption of this Agreement by the stockholders of the Company in accordance with applicable law an unsolicited, bona fide written Acquisition Proposal from a third party that did not result from a breach of this Section 5.3 and that the Company’s Board of Directors has concluded that such Acquisition Proposal is, or is reasonably likely to be, a Superior Offer, the Company may then (1) furnish nonpublic information to the third party (and its representatives) making such Acquisition Proposal and (2) engage in discussions and negotiations (including exchanging draft agreements) with the third party and its representatives with respect to such Acquisition Proposal; provided, however, that:

(i)   the Company complies with all of the terms of this Section 5.3;

(ii)   prior to furnishing any nonpublic information or entering into any negotiations or discussions with such third party, (1) the Company receives from such third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on the Company’s behalf on terms no less restrictive to such third party than the Confidentiality Agreement is with respect to Parent (or its affiliates), (2) such third party enters into a standstill agreement on terms no less restrictive to such third party than those of Section 2 of the Exclusivity and Standstill Agreement dated October 17, 2006, as amended (the “Exclusivity and Standstill Agreement”), between Parent and the Company; provided that, in the event such third party does not enter into such a standstill agreement, Section 2 of the Exclusivity and Standstill Agreement shall terminate and be of no further force and effect, and (3) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and

(iii)   the Board of Directors of the Company reasonably determines in good faith, after consultation with outside legal counsel, that the failure to provide such information or enter into such discussion or negotiations would reasonably be expected to result in a breach of the Board of Directors’ fiduciary duties to the stockholders of the Company under applicable law.

(d)   Change of Recommendation.   Subject to the provisions of Section 5.2 and Section 5.3, in response to the receipt of a Superior Offer, (x) the Board of Directors of the Company may withhold, withdraw, amend or modify its recommendation in favor of the Merger, and, in the case of a Superior Offer that is a tender or exchange offer made directly to the stockholders of the Company, may recommend that the stockholders of the Company accept the tender or exchange offer (any of the foregoing actions, whether by the Board of Directors of the Company or a committee thereof, a “Change of Recommendation”), (y) the Board of Directors of the Company, the Company or its Subsidiaries (including each of their respective directors, officers, employees, agents or other representatives) may approve, endorse, or recommend any Superior Offer, or (z) the Company or any of its Subsidiaries may execute or enter into or propose to execute or enter into any letter of intent or similar document or any contract, agreement or commitment (which may be conditioned on the termination of this Agreement) contemplating or otherwise relating to any Superior Offer or transaction contemplated thereby, if all of the following conditions in clauses (i) through (vii) are met:

(i)   the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that a Superior Offer has been made and not withdrawn;

(ii)   the stockholders of the Company have not approved this Agreement in accordance with applicable law;

(iii)   the Company shall have delivered to Parent written notice (a “Change of Recommendation Notice”) at least five Business Days prior to publicly effecting such Change of Recommendation which shall state expressly (A) that the Company has received a Superior Offer, (B) the final terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer and (C) that the Company intends to effect a Change of Recommendation;

(iv)   after delivering the Change of Recommendation Notice, the Company shall provide Parent with a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement during such five-Business Day period, and negotiate in good faith with respect thereto during such five-Business Day period, as would enable the Company to proceed with its recommendation to stockholders in favor of adoption of this Agreement without making a Change of Recommendation;

(v)   the Board of Directors of the Company shall have determined (A) after consultation with its financial advisor, that the terms of the Superior Offer are more favorable to the stockholders of the Company than the terms of the Merger (as it may be adjusted pursuant to paragraph (iv) above) and
(B) after consultation with outside legal counsel, the failure to effect a Change of Recommendation would reasonably be expected to result in a breach of the Board of Directors’ fiduciary duties to the stockholders of the Company under applicable law;

(vi)   the Company shall not have breached any of the provisions set forth in Section 5.2 or this Section 5.3; and

(vii)   the Company shall have used all commercially reasonable efforts to mail the Proxy Statement to the stockholders of the Company as promptly as practicable after the date hereof.

(e)   The Company agrees that, in the event of a Change in Recommendation, it shall mail the Proxy Statement to the stockholders of the Company prior to mailing any proxy materials relating to any Superior Offer to the stockholders of the Company.

(i)   Compliance with Disclosure Obligations.   Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from complying with Rules 14-a-9, 14d-9 and 14e-2(a) promulgated under the Exchange Act or prohibit or restrict the Company or its Board of Directors from making other disclosures required by federal securities laws, applicable rules or applicable Nasdaq rules.  Without limiting the foregoing, the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.3(d).

(f)   State Takeover Statute.   The Board of Directors of the Company shall not, in connection with any Change of Recommendation, take any action to change the approval of the Board of Directors of the Company for purposes of causing any state takeover statute or other state law to be applicable to the transactions contemplated hereby.  For the avoidance of doubt, this Section 5.3(f) shall not prohibit the Company from effecting a Change of Recommendation under the circumstances and subject to the conditions set forth in this Section 5.3.

(g)   Certain Definitions.   For purposes of this Agreement, the following terms shall have the following meanings:

(i)   “Acquisition Proposal,”   with respect to the Company, shall mean any offer or proposal relating to any transaction or series of related transactions involving:  (a) any purchase from such party or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of the total outstanding voting securities of the

Company or any of its Subsidiaries, (b) any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries, (c) any sale, lease (other than in the ordinary course of business consistent with past practice), exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition or disposition of more than 15% of the assets of the Company (including its Subsidiaries taken as a whole) or (d) any liquidation or dissolution of the Company (provided, however, that the transactions between Parent and the Company contemplated by this Agreement shall not be deemed an Acquisition Proposal); and

(ii)   “Superior Offer,”   with respect to the Company, shall mean an unsolicited, bona fide offer by a third party to acquire, directly or indirectly, for consideration of cash and/or securities, 100% of Company Common Stock and Company Warrants then outstanding or all or substantially all of the assets of the Company or to acquire, directly or indirectly, 100% of the voting rights of the Company by merger or consolidation, which is not subject to a financing condition and which the Board of Directors of the Company concludes in its good faith judgment to be (a) reasonably likely to be consummated and
(b) (after (1) consultation with the Company’s independent financial adviser and (2) consultation with outside legal counsel), taking into account, among other things, (X) all other legal, financial, regulatory and other aspects of the offer and (Y) the business, legal and financial condition of the Person making the offer, more favorable to the Company’s stockholders (in their capacities as stockholders) than the terms of the Merger (including any revised offer received from Parent) from a financial point of view.

(h)   Specific Performance.   The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.3 were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.  Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent or representative of the Company shall be deemed to be a breach of this Agreement by the Company.

5.4   Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants

(a)   Confidentiality.   The parties acknowledge that the Company and Parent have previously executed a Confidentiality Agreement dated September 12, 2006 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, and each of Parent and the Company will hold, and will cause its respective directors, officers, Employees, agents, affiliates and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any “Information” (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

(b)   Access to Information.   Subject to Section 5.4(a), the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access (during regular business hours upon reasonable notice) during the period from the date hereof and prior to the Effective Time to (i) all of the properties, books, contracts, commitments and records of the Company and its Subsidiaries, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and its Subsidiaries as Parent may reasonably request and (iii) all Employees of the Company and its Subsidiaries as reasonably requested by Parent; provided, however, that such access noted in (i), (ii) and (iii) shall be provided only to the extent such access does not unreasonably interfere with the business operations of the Company or any of its Subsidiaries.

(c)   No Modification of Representations and Warranties or Covenants.   No information or knowledge obtained in any investigation or notification pursuant to this Section 5.4, Section 5.6, Section 5.7 or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

5.5   Public Disclosure.   Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use all commercially reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger, and any Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement, except as may be required by law or any listing agreement with, in the case of Parent, the Paris Stock Exchange, and in the case of the Company, the Nasdaq Global Market, or any other applicable national or regional securities exchange or market.  The parties have agreed to the text of the joint press release announcing the signing of this Agreement, the form of which is attached hereto as Exhibit A.

5.6   Regulatory Filings; Commercially Reasonable Efforts.

(a)   Regulatory Filings.   Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use all commercially reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, applications or submissions of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including, without limitation:  (i) Notification and Report Forms with the FTC and the DOJ and use commercially reasonable efforts in responding to requests for additional information and documentary material from the FTC and the DOJ (“Second Request Responses”) as required by the HSR Act, (ii) such necessary filings or approvals required by any other competent merger control authority reasonably determined by Parent and the Company to be required pursuant to the mandatory competition laws of any applicable jurisdiction, as agreed by the parties hereto, and (iii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger.  Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6(a) to comply in all material respects with all applicable Legal Requirements.  Parent, Merger Sub and the Company each shall promptly supply the other with any information that may be required in order to effectuate any filings or applications pursuant to this Section 5.6(a).

(b)   Notification.   Each of Parent, Merger Sub and the Company will notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements.  Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(c)   Commercially Reasonable Efforts.   Subject to the express provisions of Section 5.2 and Section 5.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the following:  (i) the taking of all acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations, submissions and filings (including registrations, declarations, filings and submissions of Second Request Responses with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided, however, that in no event shall this Section 5.6(c) require Parent to take any action that is reasonably expected to materially and adversely affect Parent or its affiliates (other than Merger Sub) following the consummation of the Merger.  In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.

(d)   No Divestiture.   Notwithstanding anything in this Agreement to the contrary and except as set forth below, nothing contained in this Agreement shall be deemed to require Parent or any Subsidiary or affiliate thereof to agree to any Action of Divestiture, except to the extent such Action of Divestiture would not have a material consequence on Parent or the Company.  The Company shall not, without the prior written consent of Parent, take or agree to take any Action of Divestiture that would be reasonably likely to have a material consequence on Parent or the Company.  For purposes of this Agreement, an “Action of Divestiture” shall mean (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its Subsidiaries or affiliates or the Company or any of its Subsidiaries, (ii) the imposition of any limitation on the ability of Parent, its Subsidiaries or affiliates or the Company or any of its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses or, in the case of Parent, the businesses of the Company and its Subsidiaries, or (iii) the imposition of any impediment on Parent, its Subsidiaries or affiliates or the Company or any of its Subsidiaries under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices.

5.7   Notification of Certain Matters.

(a)   By the Company.   The Company shall give notice to Parent and Merger Sub promptly after the Company determines in good faith that to the Knowledge of the Company (i) a representation or warranty made by it contained in this Agreement has become untrue or inaccurate such that the condition set forth in Section 6.2(a) would not be satisfied, (ii) the Company has failed to comply with or satisfy in any material respect any covenant, or agreement to be complied with or satisfied by it under this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied, or (iii) an occurrence or non-occurrence of any event which could reasonably be expected to cause the failure of any conditions to the obligations of Parent and Merger Sub under Section 6.2; provided, however, that no such notification shall affect the representations or warranties of the Company or the conditions to the obligations of the parties under this Agreement; provided, further, that the delivery of any notice pursuant to this Section 5.7(a) shall not limit or otherwise affect the remedies available hereunder.

(b)   By Parent.   Parent and Merger Sub shall give notice to the Company promptly after it determines in good faith that to Parent’s knowledge (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.3(a) would not be satisfied, (ii) any failure of Parent to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it under this Agreement such that the condition set forth in Section 6.3(b) would not be satisfied or (iii) an occurrence or non-occurrence of any event which could reasonably be expected to cause the failure of any conditions to the obligations of the Company under Section 6.3; provided, however, that no such notification shall affect the representations or warranties of Parent and Merger Sub or the conditions to the obligations of the parties under this Agreement; provided, further, that the delivery of any notice pursuant to this Section 5.7(b) shall not limit or otherwise affect the remedies available hereunder.

5.8   Indemnification.

(a)   Indemnity.   With respect to claims made from and after the Effective Time and during a period of at least six years thereafter, Parent will, and will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company to its current and former directors and officers (the “Indemnified Parties”) pursuant to the indemnification agreements between the Company and its current and former directors and officers that are listed in Section 5.8(a) of the Company Disclosure Letter (including, to the extent indemnifiable thereunder, for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) subject to applicable law.  The certificate of incorporation and bylaws of the Surviving Corporation (or any successor to the Surviving Corporation) will contain provisions with respect to exculpation, indemnification and the advancement of expenses that are at least as favorable to the Indemnified Parties as those contained in the Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company as in effect on the date hereof, which provisions will not, except as required by law, be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Parties;  provided, however, that the foregoing shall not apply if Parent assumes and honors any obligations to indemnify such Persons for claims made during such six year period to the extent provided in the Company’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and the indemnification agreements between the Company and its current and former officers and directors as in effect immediately prior to the date hereof and set forth in Section 5.8(a) of the Company Disclosure Letter.

(b)   Insurance.   For a period of three years after the Effective Time, Parent will cause the Surviving Corporation to maintain directors’ and officers’ liability insurance with one or more reputable unaffiliated third-party insurers covering those Persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of the date hereof for events occurring prior to the Effective Time of at least the same coverage and amounts and containing other terms and conditions that are, in the aggregate, no less favorable to the insured than those applicable to the current directors and officers of the Company under policies maintained by the Company; provided, however, that in no event will the Surviving Corporation be required to expend in any one year in excess of 150% of the annual premium currently paid by the Company for such coverage (and to the extent annual premium would exceed 150% of the annual premium currently paid by the Company for such coverage, the Surviving Corporation shall use all reasonable efforts to cause to be maintained the maximum amount of coverage as is available for such 150% of such annual premium).

(c)   Third–Party Beneficiaries.   This Section 5.8 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns, and shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. On and after the Closing, the obligations of Parent under Section 5.8(a) shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party under Section 5.8(a) without the consent of such affected Indemnified Party. In the event Parent or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, honor the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 5.8.

5.9   Section 16 Matters.

Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VI
CONDITIONS TO THE MERGER

6.1   Conditions to the Obligations of Each Party to Effect the Merger.

The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a)   Company Stockholder Approval.   This Agreement shall have been adopted by the requisite vote under applicable law, by the stockholders of the Company.

(b)   No Order.   No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, judgment, decree, injunction or other order which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting, restraining or preventing consummation of the Merger.

(c)   Antitrust Approvals.   The applicable waiting period (and any extension thereof) under the HSR Act (if required) relating to the Merger will have expired or been terminated.

6.2   Additional Conditions to the Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived (to the extent permitted by applicable Legal Requirements, in writing, exclusively by Parent and Merger Sub):

(a)   Representations and Warranties.   The representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any limitation as to

“materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (provided that those representations and warranties which address matters only as of a particular date shall have been true and correct only as of such date), except for such inaccuracies that, individually or in the aggregate, have not had a Material Adverse Effect on the Company.

(b)   Agreements and Covenants.   The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c)   Material Adverse Effect.   No Effect that, either individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect on the Company shall have occurred since the date hereof and be continuing.

(d)   No Governmental Restriction.   There shall not be any pending or threatened suit, action or proceeding asserted by any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 6.1(b) to not be satisfied, or (ii) seeking to require Parent or the Company or any Subsidiary or affiliate to effect an Action of Divestiture (other than an Action of Divestiture effected in accordance with the terms of Section 5.6(d)).

(e)   Officer’s Certificate.   Parent and Merger Sub shall have received a certificate dated as of the Closing Date to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied signed on behalf of the Company by an authorized executive officer of the Company.

6.3   Additional Conditions to the Obligations of the Company.

The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived (to the extent permitted by applicable Legal Requirements), in writing, exclusively by the Company:

(a)   Representations and Warranties.   The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not materially impede the authority of Parent or Merger Sub to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements.

(b)   Agreements and Covenants.   Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c)   Officer’s Certificates.   The Company shall have received certificates dated as of the Closing Date to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied signed on behalf of Parent, with respect to the agreements, covenants and representations and warranties of Parent, by an authorized executive officer of Parent and on behalf of Merger Sub, with respect to the agreements, covenants and representations and warranties of Merger Sub, by an authorized executive officer of Merger Sub.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

7.1   Termination.

This Agreement may be terminated at any time prior to the Effective Time, by action taken by the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the stockholders of the Company:

(a)   by mutual written consent duly authorized by a majority of the members of the Boards of Directors of Parent and the Company;

(b)   by either Parent or the Company, if the Merger shall not have occurred by March 31, 2007 (as it may be extended, the “End Date”), unless the failure to consummate the Merger is the result of a material breach of any agreement or covenant set forth in this Agreement or a material breach of any representation or warranty set forth in this Agreement by the party seeking to terminate this Agreement; provided that Parent may extend the End Date, but no more than three times in the aggregate, and each time by one month, but in no event beyond June 30, 2007, by providing written notice thereof to the Company between three (3) and five (5) business days prior to the next scheduled End Date if the Merger shall not have been consummated by such date because the condition set forth under Section 6.1(b) or Section 6.2(d) shall not have been satisfied;

(c)   by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d)   by either the Company or Parent if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Stockholders’ Meeting duly convened therefore or at any adjournment thereof;

(e)   by Parent (at any time prior to the adoption of this Agreement by the required vote of the stockholders of the Company) if a Triggering Event with respect to the Company shall have occurred;

(f)   by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent prior to the End Date through the exercise of commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(f) prior to 30 days following the receipt of written notice from the Company to Parent of such breach provided Parent continues to exercise all commercially reasonable efforts to cure such breach through such 30-day period (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such breach by Parent is cured within such 30-day period);

(g)   by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(g) prior to 30 days following the receipt of written notice from Parent to the Company of such breach provided the Company continues to exercise all commercially reasonable efforts to cure such breach through such 30-day period (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement or if such breach by the Company is cured within such 30-day period);

(h)   by Parent if any Effect, either individually or in the aggregate, has occurred since the date hereof that has or would reasonably be expected to have a Material Adverse Effect on the Company; provided, however, that if such Effect is curable by the Company prior to the End Date through the exercise of commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(h) prior to 30 days following the receipt of written notice from Parent to the Company of such Effect provided the Company continues to exercise all commercially reasonable efforts to cure such Effect through such 30-day period (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (h) if it shall have materially breached this Agreement or if such breach by the Company is cured within such 30-day period); and

(i)   by the Company, if the Company shall have entered into a definitive agreement with respect to a Superior Offer pursuant to and in compliance with Section 5.3(d).

For the purposes of this Agreement, a “Triggering Event,” with respect to the Company, shall be deemed to have occurred if:  (i) its Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of the adoption of the Agreement by the stockholders of the Company, (ii) it shall have failed to include in the Proxy Statement the recommendation of its Board of Directors in favor of the adoption of the Agreement by the stockholders of the Company, (iii) its Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption of this Agreement by the stockholders of the Company within five Business Days after Parent requests in writing that such recommendation be reaffirmed, (iv) its Board of Directors or any committee thereof fails to reject any Acquisition Proposal within five Business Days of receipt of such Acquisition Proposal, or approves or recommends any Acquisition Proposal, (v) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Superior Offer, following notice of such Superior Offer to Parent as promptly as practicable (and in any event no later than 24 hours) after the Company’s Board of Directors has determined, in good faith, after consultation with its outside legal counsel and its financial advisors that the failure to take such action with respect to the Superior Offer would result in a breach of the Board of Directors’ fiduciary duties to the stockholders of the Company under applicable law, and a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement during the five-Business Day period following such notice, as would enable the Company to proceed with the Merger, (vi) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with Parent, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer, (vii) the Company breaches in any material respect any of its obligations set forth in Section 5.3 or (viii) the Board of Directors of the Company shall have resolved to do any of the foregoing.

7.2   Notice of Termination; Effect of Termination.

Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto.  In the event of the termination of this Agreement as provided in Section 7.1(i), this Agreement shall be of no further force or effect, except (i) as set forth in Article I, Section 5.1, Section 5.2 (other than the second sentence and the penultimate sentence of Section 5.2 and subsections (i), (ii) and (iii) of Section 5.2), Section 5.4(a), Section 5.6, Article VI, this Section 7.2, Section 7.3, the applicable provisions of Article VIII and any other provision herein necessary in order to convene the Stockholders Meeting, and if the stockholders adopt the Merger (as it may be amended by any further proposal submitted by Parent), effect the Merger, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement.  No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3   Fees and Expenses.

(a)   General.   Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

(b)   Company Payment.

(i)   Payment.   The Company shall after the date of termination pursuant to the sections of this Agreement pay, as set forth below, Parent a fee equal to $35,673,508, plus reasonable, documented third party fees and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby (including reasonable, documented fees and expenses of Parent’s legal counsel, accountants and financial advisors, but excluding any discretionary fees paid to such advisors), in immediately available funds (the “Termination Fee”) in the event that this Agreement is (i) terminated by Parent pursuant to Section 7.1(e), provided, however, in the case of termination pursuant to Section 7.1(e), that payment of the Termination Fee by the Company shall be made within two Business Days following termination and, provided, further, however, that if a Triggering Event occurs but Parent does not terminate this Agreement and at the Stockholders Meeting the Merger Agreement is not adopted, payment of the Termination Fee by the Company shall be made within two Business Days following the Stockholders Meeting, (ii) terminated by the Company pursuant to Section 7.1(i), provided, however, in the case of termination pursuant to Section 7.1(i), that payment of the Termination Fee by the Company shall be made on the earlier of: (x) two Business Days following receipt by the Company from Parent of a written waiver of the Company’s obligations pursuant to the last sentence of Section 5.2 and a written acknowledgement of the termination in full of this Agreement, and (y) if at the Stockholders Meeting the Merger Agreement is not adopted, two Business Days following the Stockholders Meeting, or (iii) terminated by Parent or the Company, as applicable, pursuant to Section 7.1(b), Section 7.1(d), Section 7.1(g) or Section 7.1(h), provided, however, that in the case of termination pursuant to Section 7.1(b), Section 7.1(d), Section 7.1(g) or Section 7.1(h), (a) such payment shall be made only if prior to the termination of this Agreement there has been disclosure publicly of an Acquisition Proposal with respect to the Company and within 12 months following the termination of this Agreement an Acquisition of the Company is consummated or the Company enters into a definitive agreement or letter of intent with respect to an Acquisition of the Company, and (b) such payment shall be made promptly, but in no event later than two Business Days after the consummation of such Acquisition of the Company or the entry into such definitive agreement or letter of intent by the Company.

(ii)   Interest; Other Remedies.   The Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim for the amounts set forth in this Section 7.3(b), the non-prevailing party shall pay to the prevailing party the reasonable costs and expenses (including reasonable attorneys’ fees and expenses) of the prevailing party incurred in connection with such suit, and provided that Parent is the prevailing party, the Company shall pay to Parent interest on the amounts due pursuant to this Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.  Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

(iii)   Certain Definitions.   For the purposes of this Section 7.3(b) only, “Acquisition,” with respect to a party hereto, shall mean any of the following transactions (other than the transactions contemplated by this Agreement):  (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party pursuant to which the equity interests held in such party and retained following such transaction or issued to or otherwise received in such transaction by the stockholders of the party immediately preceding such transaction constitute less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the party of assets representing in excess of 50% of the aggregate fair market value of the party’s business immediately prior to such sale or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the party or such Person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the party.

7.4   Amendment.

Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by the stockholders of the Company; provided, however, that after adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by law requires further approval by the stockholders of the Company without such further stockholder approval.  This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

7.5   Extension; Waiver.

At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed:  (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Delay in exercising any right under this Agreement, including pursuant to Section 7.1(b), shall not constitute a waiver of such right.

ARTICLE VIII
GENERAL PROVISIONS

8.1   Non-Survival of Representations and Warranties.

The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

8.2   Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by facsimile or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Parent or Merger Sub, to:
Cap Gemini SA
11, rue de Tilsitt
75017 Paris
France
Attention: Group General Counsel
Telephone No.: +33 1 47 54 50 14
Telecopy No.: +33 1 47 54 50 39
with copies to (which shall not constitute notice to Parent or Merger Sub):
Skadden, Arps, Slate, Meagher & Flom LLP
68, rue du Faubourg Saint-Honoré
75008 Paris, France
Attention: Armand Grumberg
Telephone No.: +33 1 55-27-11-00
Telecopy No.: +33 1 55-27-11-99
and
Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
Canary Wharf
London E14 5DS
Attention: Scott Simpson
Telephone No.: +44-207-519-7000
Telecopy No.: +44-207-519-7070
(b)	if to the Company, to:
Kanbay International, Inc.
6400 Shafer Court, Suite 100
Rosemont, Illinois 60018
United States
Attention: Robert A. Williams, General Counsel
Telephone No.: +1 847 384 6100
Telecopy No.: +1 847 384 4788

with a copy to (which shall not constitute notice to the Company):
Winston & Strawn LLP
35 W. Wacker Drive
Chicago, Illinois
60601-9703
Attention: Leland E. Hutchinson and Matthew F. Bergmann
Telephone No.: +1 312 558 5600
Telecopy No.: +1 312 558 5700

8.3   Interpretation; Knowledge.

(a)   When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or a Schedule to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated.  For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”  The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of such entity and its Subsidiaries, taken as a whole.

(b)   For purposes of this Agreement, the term “Knowledge of the Company” means, with respect to any matter in question, that any of Raymond Spencer, William Weissman, Robert Williams, Rodney Rogers, Kenneth Coppins, Lawrence Gordon, Cyprian D’Souza, Aparna Katre or Roy Stansbury has actual knowledge of such matter.

(c)   For purposes of this Agreement, the term “Made Available” shall mean that (i) the Company has posted such materials to a data room and has given Parent and its agents and representatives access to such data room, (ii) has made such materials available in writing to Parent or (iii) such materials are publicly available on EDGAR.

(d)   For purposes of this Agreement, the term “Material Adverse Effect,” when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or is reasonably likely to (i) be materially adverse to the business, assets (including intangible assets), liabilities, financial condition or results of operations of such entity taken as a whole with its Subsidiaries, other than any Effect primarily resulting from (A) changes in general economic or market conditions or Effects affecting the industry generally in which such entity and its Subsidiaries operates, which changes do not disproportionately affect in any material respect such entity taken as a whole with its Subsidiaries as compared to other similarly situated participants in the industry in which such entity and its Subsidiaries operate, (B) changes in applicable law, GAAP or international accounting standards, (C) the compliance by the Company with the terms and conditions of this Agreement, (D) any derivative or other stockholder litigation arising from allegations of a breach of fiduciary duty relating to this Agreement, or (E) acts of terrorism or war which do not disproportionately affect in any material respect such entity taken as a whole with its Subsidiaries; or (ii) materially impede the authority of such entity, or, in any case, the Company, to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements.

(e)   For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

8.4   Counterparts.   This Agreement may be executed in two or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5   Entire Agreement; Third-Party Beneficiaries.   This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Exhibits hereto (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and that by entering into this Agreement the parties agree that Section 1 of the Exclusivity and Standstill Agreement shall terminate and be of no further force and effect as of the date hereof; and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 5.8.

8.6   Severability.   In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7   Other Remedies.   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

8.8   Governing Law.   This Agreement and the transactions contemplated by this Agreement, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to conflict of laws principles.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

8.9   Rules of Construction.   The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10   Assignment.   No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent and

Merger Sub may each assign its respective rights and delegate its respective obligations hereunder to any Subsidiary of Parent or Merger Sub as long as Parent or Merger Sub, as the case may be, remains ultimately liable for all of its respective obligations hereunder.  Any purported assignment in violation of this Section 8.10 shall be void.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.11   Waiver of Jury Trial.

EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

*****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

CAP GEMINI SA

By:	/s/ Paul Hermelin
	Name	Paul Hermelin
	Title:	Chief Executive Officer

CAPGEMINI FINANCIAL SERVICES, INC.

By:	/s/ Alain Donzeaud
	Name	Alain Donzeaud
	Title:	Director

KANBAY INTERNATIONAL, INC.

By:	/s/ Raymond J. Spencer
	Name:	Raymond J. Spencer
	Title:	Chief Executive Officer

Annex B

UBS Securities LLC 555 California Street, 36th Floor San Francisco, CA 94104
www.ubs.com

CONFIDENTIAL

October 25, 2006

The Board of Directors
Kanbay International, Inc.
6400 Shafer Court
Rosemont, Illinois 60018

Dear Members of the Board:

We understand that Kanbay International, Inc., a Delaware corporation (“Kanbay” or the “Company”), is considering a transaction whereby a newly formed wholly owned subsidiary (“Newco”) of Cap Gemini S.A., a société anonyme organized under the laws of France (“Cap Gemini”), will merge with the Company. Pursuant to the terms of an Agreement and Plan of Merger, draft dated as of October 24, 2006 (the “Merger Agreement”), Newco will be merged with and into the Company, and the Company will continue as the surviving corporation and as a wholly owned subsidiary of Cap Gemini (the “Merger”). Pursuant to the terms of the Merger Agreement, all of the issued and outstanding shares of the common stock of the Company, par value of $0.001 per share (“Company Common Stock”), other than shares of Company Common Stock owned by Cap Gemini or its affiliates and other than the Excluded Shares (as defined in the Merger Agreement), will be converted into the right to receive $29.00 per share, without Interest (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Company Common Stock (other than Cap Gemini, its affiliates and holders of Excluded Shares) of the Consideration to be received by such holders in the Merger.

UBS Securities LLC (“UBS”) has acted as financial advisor to the Company in connection with the Merger and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Merger. In the past, UBS and its affiliates have provided investment banking services to the Company and Cap Gemini unrelated to the proposed Merger, for which UBS and its affiliates have received compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company and Cap Gemini and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available with respect to the Company or the Company's underlying business decision to effect the Merger. Our opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act with respect to the Merger. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to the extent expressly specified herein, to be received by holders of Company Common Stock (other than Cap Gemini, its affiliates and holders of Excluded Shares), of the Merger Agreement or any related documents or the form of the Merger, including, without limitation, the terms of any transactions or documents pursuant to which Cap Gemini may acquire shares of Company Common Stock

B-1

from holders other than as a result of the Merger. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Merger Agreement does not differ in any material respect from the draft that we have examined, (ii) Cap Gemini and the Company will comply with all the material terms of the Merger Agreement, and (iii) the Merger will be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will he obtained without any material adverse effect on the Company and/or the Merger. We have not been authorized to solicit and have not solicited indications of interest in a business combination with the Company from any party.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company that were provided to us by the Company and not publicly available, including financial forecasts and estimates prepared by the management of the Company; (iii) conducted discussions with members of the senior management of the Company concerning the business and financial prospects of the Company; (iv) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (v) compared the financial terms of the Merger with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vi) reviewed the Merger Agreement; and (vii) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock (other than Cap Gemini, its affiliates and holders of Excluded Shares) in the Merger is fair, from a financial point of view, to such holders.

This opinion is provided for the benefit of the Board of Directors of the Company in connection with, and for the purpose of, its consideration of the Merger.

Very truly yours,
/s/ UBS SECURITIES LLC

UBS SECURITIES LLC

B-2

ANNEX C

§262.   Appraisal rights

(a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §  228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section.  As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §  251 (other than a merger effected pursuant to §  251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §  251 of this title.

(2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.   Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.   Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.   Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.   Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §  253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation.  If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)   Appraisal rights shall be perfected as follows:

(1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section.  Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares.  Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares.  A proxy or vote against the merger or consolidation shall not constitute such a demand.  A stockholder electing to take such action must do so by a separate written demand as herein provided.  Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)   If the merger or consolidation was approved pursuant to §  228 or §  253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section.  Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares.  Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares.  If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection.  An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.  For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date.  If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders.  Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.  Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.  Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)   Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation.  If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list.  The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated.  Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable.  The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights.  The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors.  In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding.  Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal.  Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)   The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto.  Interest may be simple or compound, as the Court may direct.  Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock.  The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)   The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances.  Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease.  Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)   The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

KANBAY INTERNATIONAL, INC.

SPECIAL MEETING OF STOCKHOLDERS

6400 Shafer Court, Suite 100

Rosemont, Illinois 60018

Thursday, February 8, 2007

9:00 a.m. (Central Standard Time)

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

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KANBAY INTERNATIONAL, INC.

FORM OF PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF KANBAY INTERNATIONAL, INC. FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, FEBRUARY 8, 2007 AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

The undersigned hereby appoints Raymond J. Spencer and Robert A. Williams, and each of them, as proxies of the undersigned, with full power of substitution, to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of Kanbay International, Inc. which the undersigned may be entitled to vote at the Special Meeting of Stockholders to be held at 9:00 a.m., Central Standard Time, on Thursday, February 8, 2007, at 6400 Shafer Court, Suite 100, Rosemont, Illinois 60018, and at any adjournment(s) or postponement(s) thereof and, in such proxies’ discretion, to vote upon such other business as may properly come before the meeting, and at any adjournment(s) or postponement(s) thereof, as set forth in the related Notice of Special Meeting of Stockholders and Proxy Statement, the receipt of which is hereby acknowledged.  The undersigned hereby revokes all prior proxies given by the undersigned to vote at said meeting and any adjournment(s) or postponement(s) thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 26, 2006 BY AND AMONG CAP GEMINI SA, CAPGEMINI FINANCIAL SERVICES, INC. AND KANBAY INTERNATIONAL, INC. AND APPROVAL OF THE MERGER CONTEMPLATED THEREBY AND “FOR” THE APPROVAL OF THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE AND ADOPT THE MERGER AGREEMENT.

Address Changes/Comments:

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

KANBAY INTERNATIONAL, INC.

6400 Shafer Court, Suite 100

Rosemont, Illinois  60018

You may vote your proxy by using any of the following three methods:

VOTE BY INTERNET

•                 Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m., Eastern Standard Time, on Wednesday, February 7, 2007.

•                 Please have the proxy card available and follow the instructions to obtain your records and create an electronic ballot.

VOTE BY PHONE

•                 Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m., Eastern Standard Time, on Wednesday, February 7, 2007.

•                 Please have the proxy card available and follow the instructions the automated voice provides you.

VOTE BY MAIL

•                 Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Kanbay International, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

Your telephone or internet vote authorizes the named proxies to vote these shares in the same manner as if you marked, signed, dated and returned your proxy card.

In order to assist us in preparing for the Special Meeting, please indicate in Item 3 whether you plan to attend the Special Meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

2

KANBAY INTERNATIONAL, INC.

The Board of Directors Recommends a Vote “FOR” Proposal 1.

	FOR	AGAINST	ABSTAIN
1.

Proposal to approve and adopt the merger agreement dated as of October 26, 2006 by and among Cap Gemini SA, Cap Gemini Financial Services, Inc. and Kanbay International, Inc. and approve the merger contemplated by the merger agreement.

	☐	☐	☐

The Board of Directors Recommends a Vote “FOR” Proposal 2.

	FOR	AGAINST	ABSTAIN
2.

Proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement.

	☐	☐	☐

		YES	NO
3.	Do you plan to attend the special meeting?	☐	☐

3

PLEASE RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

For address changes and/or comments, please check this box and write them on the back where indicated.		Signature(s) in Box

Please sign this proxy exactly as your name appears on the proxy.  If held in joint tenancy, all persons should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by the president or other authorized officer.  If a partnership, limited liability company or other similar entity, please sign in such entity’s name by an authorized person.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

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